    As filed with the Securities and Exchange Commission on November 12, 1997

                                                REGISTRATION NO. 333-38927
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          --------------------------

                         SUNGARD(R) DATA SYSTEMS INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                         7379                 51-0267091
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                 1285 DRUMMERS LANE, WAYNE, PENNSYLVANIA 19087
                                (610) 341-8700
                  (Address, including zip code, and telephone
                 number, including area code, of registrant's
                         principal executive offices)
             ----------------------------------------------------
                           LAWRENCE A. GROSS, ESQUIRE
                       VICE PRESIDENT AND GENERAL COUNSEL
                            SUNGARD DATA SYSTEMS INC.
                  1285 DRUMMERS LANE, WAYNE, PENNSYLVANIA 19087
                                 (610) 341-8700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
             ----------------------------------------------------

                                  COPIES TO:
       FRANCIS E. DEHEL, ESQUIRE              WILLIAM CONTENTE,  ESQUIRE
     BLANK ROME COMISKY & MCCAULEY          LUCASH, GESMER & UPDEGROVE, LLP
           ONE LOGAN SQUARE                         40 BROAD STREET
   PHILADELPHIA, PENNSYLVANIA 19103              BOSTON, MA 02109-4310
            (215) 569-5500                          (617) 350-6800
            -------------------------------------------------------

         Approximate date of commencement of proposed sale of the securities to the public: The date of mailing of the within Proxy Statement-Prospectus to the shareholders of BancWare, Inc.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                                 BancWare, Inc.
                                 88 Broad Street
                                Boston, MA 02110

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Special Meeting of Shareholders of BancWare, Inc., a Massachusetts corporation ("BancWare"), will be held on December 12, 1997, at 10:00 a.m. local time, at BancWare's headquarters located at 88 Broad Street, Boston, MA 02110 for the following purposes:

     1. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated September 22, 1997 (the "Reorganization Agreement"), among SunGard Data Systems Inc. ("SunGard"), BWI Acquisition Inc., a wholly owned subsidiary of SunGard ("Newco"), BancWare, William E. Popp ("Popp"), Douglas Drane ("Drane") and M.I. Mandalinci ("Mandalinci") (Popp, Drane and Mandalinci are collectively referred to as the "Principal Selling Parties"), and the related Agreement and Plan of Merger, dated September 22, 1997 (the "Merger Agreement"), among SunGard, Newco and BancWare, pursuant to which (a) Newco would be merged with and into BancWare (the "Merger"), with BancWare surviving the Merger under the name BancWare, Inc. and (b) BancWare shareholders (other than shareholders who perfect dissenter's rights) would receive, subject to adjustment under certain circumstances, an aggregate of up to 360,000 shares of common stock, $0.01 par value per share, of SunGard ("SunGard Common Stock") to be allocated among the holders of BancWare Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), BancWare Class B Common Stock, $0.01 par value per share ("Class B Common Stock") and BancWare Convertible Preferred Stock, $1.00 par value per share ("Preferred Stock") (collectively, "BancWare Stock"), all as more fully described in the accompanying Proxy Statement-Prospectus; and

     2. Such other matters as may properly be brought before the meeting or any adjournments or postponements thereof.

     The record date for the Special Meeting of Shareholders is the close of business on the date immediately preceding the date of this Notice. Only holders of record of BancWare Class A Common Stock, Class B Common Stock, and Preferred Stock on that date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

                                               By Order of the President,


                                               WILLIAM E. POPP
                                               President

November 12, 1997


     THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND PREFERRED STOCK OF BANCWARE, VOTING AS SEPARATE CLASSES, IS REQUIRED FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER AGREEMENT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS.

                                   PROSPECTUS

                          SUNGARD(R) DATA SYSTEMS INC.

                         360,000 SHARES OF COMMON STOCK

         This Prospectus of SunGard Data Systems Inc. ("SunGard") covers up to 360,000 shares of common stock, $0.01 par value per share ("SunGard Common Stock"), that may be issued to the shareholders of BancWare, Inc., a Massachusetts corporation ("BancWare"), upon consummation of the proposed merger (the "Merger") of BWI Acquisition Inc. ("Newco"), a wholly owned subsidiary of SunGard, with and into BancWare pursuant to the Agreement and Plan of Reorganization, dated September 22, 1997 (the "Reorganization Agreement"), among SunGard, Newco, BancWare, William E. Popp ("Popp"), Douglas Drane ("Drane") and M.I. Mandalinci ("Mandalinci") (Popp, Drane and Mandalinci are collectively referred to as the "Principal Selling Parties") and the related Agreement and Plan of Merger, dated September 22, 1997 (the "Merger Agreement"), among SunGard, Newco and BancWare. This Prospectus also constitutes a Proxy Statement of BancWare and is being furnished to the holders of BancWare Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), BancWare Class B Common Stock, $0.01 par value per share ("Class B Common Stock") and BancWare Convertible Preferred Stock, $1.00 par value per share ("Preferred Stock") (collectively, "BancWare Stock"), in connection with a Special Meeting of Shareholders of BancWare to vote on the Merger.

         BancWare shareholders will receive an aggregate of up to 360,000 shares of SunGard Common Stock in the Merger. The actual number of shares of SunGard Common Stock to be issued in the Merger will depend upon the last reported sale price per share of SunGard Common Stock on The New York Stock Exchange on the closing date of the Merger (the "Market Value of SunGard Stock"), the number of shares for which dissenter's rights have been perfected, the number of shares of Preferred Stock which are converted into Class A Common Stock and the number of outstanding options to purchase BancWare Stock which are exercised prior to the Merger.

         Assuming that all shares of Preferred Stock are converted into Class A Common Stock, that no BancWare shareholders exercise dissenter's rights and that no stock options to purchase BancWare Stock are exercised prior to the Merger, and assuming that the Market Value of SunGard Stock was $23-7/16 per share (which, for the purpose of this example was based upon the last reported sale price on The New York Stock Exchange on October 27, 1997), a total of approximately 331,278 shares of SunGard Common Stock would be issued in the Merger (representing approximately 0.38% of all SunGard Common Stock outstanding after the Merger), each outstanding share of Class A Common Stock would be converted into 0.054692631 shares of SunGard Common Stock and each outstanding share of Class B Common Stock would be converted into 0.049359298 shares of SunGard Common Stock in the Merger. See THE PROPOSED MERGER--Principal Terms of the Merger.

         All information contained in this Proxy Statement-Prospectus with respect to SunGard and its subsidiaries was supplied by SunGard, and all information with respect to BancWare was supplied by BancWare. No person is authorized to give any information or to make any

                                      (i)
representation not contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby to or from any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of SunGard or BancWare since the date of this Proxy Statement-Prospectus.

         THE SUNGARD COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Proxy Statement-Prospectus is November 12, 1997.


              This Proxy Statement-Prospectus does not constitute a
            prospectus for public reoffering of SunGard Common Stock.


                                     (ii)

                             AVAILABLE INFORMATION


         SunGard has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement") with respect to the offering of SunGard Common Stock to be issued in connection with the Merger. This Proxy Statement-Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

         SunGard is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a WorldWide Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The site and this Registration Statement may be accessed at http:\\www.sec.gov. SunGard's Common Stock is traded on the New York Stock Exchange. In addition, such materials and other information concerning SunGard also can be inspected at the New York Stock Exchange at 20 Broad Street, New York, New York, 10005.


         This Proxy Statement-Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. SunGard hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement-Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available upon request from SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, Pennsylvania 19087, Attention: Investor Relations; telephone: (610) 341-8700. In order to ensure timely delivery of any such documents and information, any request should be made by December 5, 1997.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by SunGard with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (1) SunGard's Annual Report on Form 10-K for the year ended December 31, 1996; (2) SunGard's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (3) SunGard's Definitive Proxy Statement in connection with its 1997 Annual Meeting of Shareholders; (4) SunGard's Current Report on Form 8-K dated October 27, 1997; and (5) the description of SunGard Common Stock that is incorporated by reference in SunGard's Registration Statement on Form 8-A filed on May 14, 1997, including any amendments or reports filed for the purpose of updating such description.

                                     (iii)

         On October 17, 1997, SunGard entered into an agreement to merge with Infinity Financial Technology, Inc. ("Infinity"). See RECENT DEVELOPMENTS OF SUNGARD beginning on page 20. The following documents filed by Infinity with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (1) the financial statements contained in Infinity's Annual Report on Form 10-K for the year ended December 31, 1996; and (2) the financial statements contained in Infinity's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         All documents filed by SunGard pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and before the date of the Special Meeting of Shareholders of BancWare shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement-Prospectus, except as so modified or superseded.

                                     (iv)

                                TABLE OF CONTENTS
                                                                                      Page
                                                                                      ----
SUMMARY..............................................................................  (vi)
INTRODUCTORY STATEMENT...............................................................     1
        Proposals to be Presented at the Special Meeting.............................     1
        Voting Rights and Shareholder Approval.......................................     2
        Proxies......................................................................     2

The Proposed Merger..................................................................     3
        Background...................................................................     3
        BancWare Board Approval and Reasons for the Merger...........................     4
        Principal Terms of the Merger................................................     5
        Conditions to Closing........................................................     6
        Modification, Waiver and Termination.........................................     7
        Representations and Warranties...............................................     8
        Rights of Dissenting Shareholders............................................     8
        Certain Federal Income Tax Consequences......................................     9
        Conduct of Business Before Closing...........................................    10
        Fees and Expenses............................................................    12
        Accounting Treatment.........................................................    12
        Regulatory Matters...........................................................    12
        Management of BancWare After Closing and Other Employment Matters............    13
        Exchange of Stock Certificates...............................................    14
        Escrow Agreement.............................................................    14
        Resales of SunGard Common Stock..............................................    15

DESCRIPTION OF CAPITAL STOCK.........................................................    16
        SunGard Capital Stock........................................................    16
        BancWare Capital Stock.......................................................    16
        Common Stock.................................................................    17
        Preferred Stock..............................................................    17
        Stock Options................................................................    18

COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF SUNGARD AND BANCWARE.....................    18
RECENT DEVELOPMENTS OF SUNGARD.......................................................    20
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA................................    21
MARKET PRICES OF BANCWARE STOCK AND DIVIDENDS........................................    22
SELECTED FINANCIAL INFORMATION OF BANCWARE...........................................    22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS OF BANCWARE................................................    23
        General......................................................................    23
        Results of Operations........................................................    24
        Liquidity and Capital Resources..............................................    25

BUSINESS OF BANCWARE.................................................................    26
PRINCIPAL SHAREHOLDERS OF BANCWARE...................................................    27
EXPERTS..............................................................................    28
LEGAL OPINIONS.......................................................................    28

INDEX TO FINANCIAL STATEMENTS OF BANCWARE............................................    29

Appendix A -- Agreement and Plan of Reorganization...................................   A-1
Appendix B -- Agreement and Plan of Merger...........................................   B-1
Appendix C -- Form of Escrow Agreement...............................................   C-1
Appendix D -- Massachusetts Statute Concerning Rights of Dissenting Stockholders.....   D-1

                                      (v)

                                    SUMMARY


         The following is a summary of certain significant matters discussed elsewhere in this Proxy Statement-Prospectus. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement-Prospectus and the Appendices hereto. Shareholders are urged to read the entire Proxy Statement-Prospectus, including the Appendices hereto. Certain terms used in this summary and elsewhere in this Proxy Statement-Prospectus are used as defined in the Summary or elsewhere in this Proxy Statement-Prospectus.

Special Meeting


         The Special Meeting of Shareholders of BancWare (the "Special Meeting") will be held at BancWare's headquarters located at 88 Broad Street, Boston, MA 02110 on December 12, 1997, at 10:00 a.m. local time. See INTRODUCTORY STATEMENT. At the Special Meeting, holders of BancWare Stock will be asked to consider and vote upon the Merger of Newco, a wholly owned subsidiary of SunGard, with and into BancWare pursuant to the Reorganization Agreement and the Merger Agreement. See THE PROPOSED MERGER.

Outstanding Shares and Required Vote

         Only holders of record of BancWare Stock at the close of business on the date immediately preceding the date of the Notice of the Special Meeting of Shareholders of BancWare (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Approval of the Merger will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class A Common Stock, Class B Common Stock and Preferred Stock of BancWare, voting as separate classes, which all BancWare shareholders are entitled to cast thereon. The Principal Selling Parties of BancWare and their affiliates are entitled to vote an aggregate of approximately 51.5% of the total shares of BancWare Class A Common Stock, approximately 91.4% of the total Shares of BancWare Class B Common Stock and no shares of BancWare Preferred Stock outstanding as of the Record Date. See PRINCIPAL SHAREHOLDERS OF BANCWARE.

         If the shareholders of BancWare fail to approve the Merger, and if the Principal Selling Parties either fail to vote their shares in favor of the Merger or encourage other BancWare shareholders to vote against the Merger, BancWare has agreed to pay SunGard the sum of $1,000,000. In addition, if the shareholders of BancWare fail to approve the Merger and if BancWare is acquired, or agrees to be acquired prior to September 22, 1998, BancWare would be obligated to pay SunGard an amount equal to twenty-five percent of the excess of the acquisition price over $9,000,000, less any amount paid to SunGard pursuant to the preceding sentence.

                                     (vi)

The Parties

         SunGard: SunGard is a Delaware corporation which is in the business of computer service and application software. SunGard is a specialized provider of proprietary investment support systems, comprehensive computer disaster recovery services, and healthcare information systems. SunGard's principal executive offices are located at 1285 Drummers Lane, Wayne, Pennsylvania 19087, telephone
(610) 341-8700.

         BancWare: BancWare is a Massachusetts corporation which is in the business of providing software and professional consulting services relating to interest rate risk management, financial forecasting, coterminous funds transfer pricing and financial database record management for thrifts and other financial institutions. BancWare's principal executive offices are located at 88 Broad Street, Boston, MA 02110, telephone 617-542-2800. See BUSINESS OF BANCWARE.

         Newco: Newco is a Delaware corporation and wholly owned subsidiary of SunGard. Newco, recently formed for the purposes of effecting the Merger with BancWare, will not engage in any business prior to the Merger and will not survive the Merger.

BancWare Board Approval

         The Board of Directors of BancWare has unanimously approved the Merger and has recommended that BancWare shareholders vote in favor of the proposed Merger. See THE PROPOSED MERGER--BancWare Board Approval and Reasons for the Merger.

The Proposed Merger

         Subject to BancWare shareholder approval and certain other conditions, Newco will be merged with and into BancWare, with BancWare surviving the Merger (the "Surviving Corporation"). The Surviving Corporation will become a wholly owned subsidiary of SunGard and will be named BancWare, Inc. See THE PROPOSED MERGER. BancWare shareholders will receive an aggregate of up to 360,000 shares of SunGard Common Stock in the Merger. The actual number of shares of SunGard Common Stock to be issued in the Merger will depend upon the last reported sale price per share of SunGard Common Stock on The New York Stock Exchange on the closing date of the Merger (the "Market Value of SunGard Stock"), the number of shares for which dissenter's rights have been perfected, the number of shares of Preferred Stock which are converted into Class A Common Stock and the number of outstanding options to purchase BancWare Stock which are exercised prior to the Merger.

         Assuming that all shares of Preferred Stock are converted into Class A Common Stock, that no BancWare shareholders exercise dissenter's rights and that no stock options to purchase BancWare Stock are exercised prior to the Merger, and assuming that the Market Value of SunGard Stock was $23-7/16 share (which, for the purpose of this example was based upon the last reported sale price on The New York Stock Exchange on October 27,

                                     (vii)

1997), a total of approximately 331,278 shares of SunGard Common Stock would be issued in the Merger (representing approximately 0.38% of all SunGard Common Stock outstanding after the Merger), and each outstanding share of Class A Common Stock would be converted into 0.054692631 shares of SunGard Common Stock and each outstanding share of Class B Common Stock would be converted into
0.049359298 shares of SunGard Common Stock in the Merger (collectively, the "Assumed Merger Exchange Ratios"). In lieu of the issuance of fractional shares, the number of shares of SunGard Common Stock to be issued to each shareholder of BancWare in accordance with the Plan will be rounded off to the nearest whole number of shares of SunGard Common Stock. Shareholders should not send in their BancWare stock certificates until they receive written instructions from the exchange agent. BancWare shareholders are urged to promptly notify BancWare of lost, stolen or destroyed certificates or certificates not properly registered in order to begin the process of issuing replacement certificates. See THE PROPOSED MERGER--Principal Terms of the Merger.

Conditions to Closing and Effective Date

         The parties' respective obligations to consummate the Merger are subject to BancWare shareholder approval and a number of other conditions, each of which may be waived either before or after the Special Meeting. The Merger will be consummated only if it is approved by the BancWare shareholders and the other conditions to closing are satisfied or waived. If so, then the Merger will be consummated on the date of the Special Meeting or as soon thereafter as is practicable (the "Closing Date") and will be effective at the time of filing of the Articles of Merger and all other necessary documents with the Secretary of State of the States of Delaware and Massachusetts (the "Effective Date"). See THE PROPOSED MERGER--Conditions to Closing.

Modification, Waiver and Termination


         Each party may, at any time before the Effective Date, whether before or after the Special Meeting, waive any of the terms or conditions of the Reorganization Agreement or the Merger Agreement, or agree to any amendment or modification to either agreement, as long as the waiver, amendment or modification does not result in a decrease in the merger exchange ratios or have a material adverse effect on BancWare shareholders. The Reorganization Agreement and the Merger Agreement may be terminated at any time before the Effective Date, whether before or after the Special Meeting, by the mutual written consent of SunGard and BancWare, by written notice from either SunGard or BancWare to the other if the party giving such notice is not willing to waive a condition that the other party cannot satisfy on or before December 19, 1997, or by written notice from either SunGard or BancWare to the other if the Merger is not consummated by December 19, 1997 for any reason other than a breach by the party giving such notice. See THE PROPOSED MERGER--Modification, Waiver and Termination.

                                    (viii)

Exchange of Stock Certificates

         As of the Effective Date, each BancWare shareholder (other than shareholders who perfect dissenter's rights) will be entitled to receive, upon surrender of certificate(s) formerly representing shares of BancWare Stock, certificates representing 90% of the shares of SunGard Common Stock to which he is entitled, with the balance being held in escrow in accordance with the Escrow Agreement, the form of which is attached hereto as Appendix C (the "Escrow Agreement"). Instructions for surrendering BancWare stock certificates will be forwarded to the former BancWare shareholders as soon as possible after the Effective Date. See THE PROPOSED MERGER--Exchange of Stock Certificates and Escrow Agreement.

Rights of Dissenting Shareholders

         Subject to consummation of the Merger, each holder of BancWare Stock who files a written objection to the Merger with BancWare before the Special Meeting and who otherwise complies with the applicable procedures under Massachusetts law will be entitled to receive the fair value of his shares of BancWare Stock in cash. See THE PROPOSED MERGER--Rights of Dissenting Shareholders.

Certain Federal Income Tax Consequences

         The Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended. For federal income tax purposes, therefore, no gain or loss will be recognized by BancWare shareholders upon the exchange of their shares for shares of SunGard Common Stock, except to the extent of cash received by any dissenting BancWare shareholders. See THE PROPOSED MERGER--Certain Federal Income Tax Consequences.

Regulatory Matters

         Other than certain filings to be made and approvals obtained under certain federal and state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger. See THE PROPOSED MERGER--Regulatory Matters.

Accounting Treatment

         The Merger will be accounted for by SunGard under the pooling-of-interests method of accounting. See THE PROPOSED MERGER--Accounting Treatment.

                                     (ix)

Management of BancWare After Closing

         After the Effective Date, the Surviving Corporation will be a wholly owned subsidiary of SunGard and will own and operate the business conducted by BancWare before the Effective Date. SunGard intends that the operations of the Surviving Corporation after the Effective Date will be conducted substantially the same as those of BancWare before the Effective Date, with present BancWare management personnel retained. See THE PROPOSED MERGER--Management of BancWare After Closing and Other Employment Matters.

Interests of Certain Persons in Merger

         Of the outstanding BancWare Stock, approximately 84.5% is beneficially owned by persons who are employed by BancWare, including its officers and directors. After the effectiveness of the Merger, William E. Popp, President and Chief Executive Officer of BancWare, and M. I. Mandalinci, Executive Vice President, Assistant Clerk and Chief Operating Officer of BancWare, who collectively own approximately 34.7% of the outstanding BancWare Stock (including outstanding stock options), will continue to be employed by the Surviving Corporation as employees at-will. See THE PROPOSED MERGER--Management of BancWare After Closing and Other Employment Matters.

Recent Developments of SunGard

         On October 17, 1997, SunGard entered into an agreement to merge with Infinity Financial Technology, Inc. ("Infinity") in a stock-for-stock transaction in which each share of Infinity common stock will be exchanged for
0.68 of a share of SunGard Common Stock (the "Infinity Merger"). Based upon SunGard's closing price of $24 1/16 on October 16, 1997, the shares to be issued by SunGard in the transaction, representing approximately fifteen percent of its outstanding shares, will have a value of approximately $313 million. See RECENT DEVELOPMENTS OF SUNGARD beginning on page 20.

                                      (x)

Comparative Per Share Data

         The following table presents certain historical per share data and pro forma per share data of SunGard and BancWare based upon the historical financial statements of such companies. The pro forma information gives effect to the Merger as if it had occurred at the beginning of the periods presented, with such transaction accounted for on a pooling-of-interests basis. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that actually would have been obtained if the Merger had been effected on the date indicated or the results that may be obtained in the future. The pro forma information set forth below does not give effect to the pending Infinity Merger. See RECENT DEVELOPMENTS OF SUNGARD beginning on page 20. Pro forma information with respect to the BancWare Merger is not being presented elsewhere in this Proxy Statement-Prospectus because the effect of the Merger is not material to the financial condition or results of operations of SunGard. The following information should be read in conjunction with the separate financial statements of SunGard that are incorporated by reference in this Proxy Statement-Prospectus, the separate financial statements of BancWare that are included in this Proxy Statement-Prospectus and the unaudited pro forma financial information that is included in this Proxy Statement-Prospectus with respect to the Infinity Merger. See INDEX TO FINANCIAL STATEMENTS OF BANCWARE AND RECENT DEVELOPMENTS OF SUNGARD beginning on page 20.


                                               SunGard         BancWare       Pro Forma
                                           Historical/(1)/     Historical      Combined
                                           ---------------   -------------   -------------

Fully diluted net income per common share:
-----------------------------------------
Six months ended:
         June 30, 1997.......................  $0.36            $0.03           $0.36
         June 30, 1996.......................   0.36             0.02            0.36

Year ended:
         December 31, 1996...................   0.41            (0.02)           0.40
         December 31, 1995...................   0.61            (0.01)           0.61

Book value per common share:
---------------------------
As of:
         June 30, 1997.......................   5.80            (0.01)           5.77
         December 31, 1996...................   5.50            (0.04)           5.47

-------------------

(1) Per share amounts have been adjusted for the two-for-one stock split which occurred in September 1997.

                                     (xi)

Market Price Data

         SunGard Common Stock trades on The New York Stock Exchange ("NYSE") and the London Stock Exchange under the symbol SDS. There is no established trading market for BancWare Stock. See MARKET PRICE OF BANCWARE STOCK AND DIVIDENDS. The following table presents (1) the last sale price per share of SunGard Common Stock, as reported by NYSE on October 27, 1997; and (2) the pro forma equivalent price per share of BancWare Preferred Stock, Class A Common Stock and Class B Common Stock calculated, in the case of Preferred Stock by reference to its liquidation preference, and in the case of the Class A Common Stock and Class B Common Stock, by multiplying the Assumed Merger Exchange Ratios,
0.054692631 and 0.049359298, respectively, by such SunGard Common Stock price. See THE PROPOSED MERGER--Principals Terms of the Merger.



                                                                                         Pro Forma
                                                                               Equivalent of BancWare Stock
                                                                         ------------------------------------------
                                                       Market Value                      Class A        Class B
                                                        of SunGard        Preferred      Common         Common
                                                       Common Stock         Stock         Stock          Stock
                                                   --------------------- ------------- ------------- --------------
  Price Per Share as of October 27, 1997                $ 23.4375         $1.125/(1)/    $1.2819/(2)/  $1.1569/(2)/

---------------------------

(1) Pursuant to the Articles of Reorganization, as amended, of BancWare and the Merger Agreement, each share of Preferred Stock will be converted into SunGard Common Stock having a value of $1.125 based on the last reported closing price of SunGard Common Stock on NYSE on the Closing Date.

(2) Assumes that all shares of Preferred Stock are converted into Class A Common Stock.


         On September 22, 1997, the last full trading day before public announcement of the Merger, the last sale price per share of SunGard Common Stock, as reported by NYSE, was $26.00 (after adjustment for the two-for-one stock split which occurred on September 22, 1997).

                                    (xiii)

Selected Financial Information of SunGard  (in thousands, except per share data)

         The following information summarizes certain selected historical consolidated financial data of SunGard and should be read in conjunction with the consolidated financial statements of SunGard that are incorporated by reference in this Proxy Statement-Prospectus.

                                      Six Months
                                    Ended June 30,                               Year Ended
                                     (unaudited)                                December 31,
                                -----------------------   ---------------------------------------------------------
                                   1997        1996          1996       1995        1994       1993        1992
                                   ----        ----          ----       ----        ----       ----        ----
Income Statement Data:/(1)/
   Revenues.................... $395,072    $305,366      $670,309    $532,628    $437,190   $381,372    $324,570
   Income from operations......   55,157      48,845        59,786      80,076      70,326     59,645      50,336
   Net income..................   32,209      30,851        34,901      48,672      43,087     38,474      25,808
   Net income per share:/(2)/
      Primary..................     0.37        0.36          0.41        0.61        0.56       0.54        0.41
      Fully diluted............     0.36        0.36          0.41        0.61        0.56       0.52        0.40

Balance Sheet Data:

   Total Assets................ $715,649    $597,590      $679,318    $579,734    $485,740   $418,135    $365,580
   Total short term and
   long term debt..............   48,178       6,388        39,346      10,002      10,567      6,523      89,790
   Stockholders' equity........  500,761     455,145       464,638     422,292     359,292    316,960     189,899

-------------------------

(1) Includes one-time charges for purchased in-process research and development, merger and other costs of $51,083 and $4,238 in 1996 and 1995 ($33,468 and $4,238 after-tax, or $0.39 and $0.05 per share, respectively), and $9,618 for the six months ended June 30, 1997 ($5,805 after-tax, or $0.07 per share). 1993 includes after-tax gain on sale of product line of $3,371 ($0.04 per share).

(2) Adjusted to reflect the two-for-one stock splits which occurred in July 1995 and September 1997.

Forward Looking Statements

         Statements about the pending Infinity Merger, SunGard's 1997 and 1998 outlook and all other statements in this Proxy Statement-Prospectus other than historical facts are forward-looking statements. Since these statements involve risks and uncertainties (including those relating to the possible inability to complete the Infinity Merger as scheduled, or at all) and are subject to change at any time, SunGard's actual results could differ materially from expected results. Assuming completion of the Infinity Merger, such risks and uncertainties include risks that integration of the operations and products of the combining companies might not occur as anticipated. SunGard derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard believes that its assumptions are reasonable, it cautions that

                                    (xiii)
there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of software sales, the timing and scope of technological advances, the performance of recently acquired businesses, the prospects for future acquisitions, and the overall condition of the financial services industry. Whether or not the pending Infinity Merger closes, actual results, including the level of earnings of both SunGard and Infinity, may differ materially from historical results and those discussed. These factors, as and when applicable, are discussed in SunGard's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from SunGard without charge, and in Infinity's most recent Annual Report on Form 10-K. See RECENT DEVELOPMENTS OF SUNGARD beginning on page 20.

                                     (xiv)

                          PROXY STATEMENT - PROSPECTUS


                SPECIAL MEETING OF SHAREHOLDERS OF BANCWARE, INC.
                          TO BE HELD DECEMBER 12, 1997

                             INTRODUCTORY STATEMENT

         This Proxy Statement-Prospectus is being furnished to the shareholders of BancWare, Inc., a Massachusetts corporation ("BancWare"), in connection with the Special Meeting of Shareholders to be held on December 12, 1997, at 10:00 a.m. local time, at BancWare's headquarters located at 88 Broad Street, Boston, MA 02110, and any adjournments or postponements thereof (the "Special Meeting"). This definitive Proxy Statement-Prospectus and the attached Notice of Special Meeting are first being mailed to BancWare shareholders on or about November 12, 1997.

         With respect to the information set forth in this Proxy Statement-Prospectus, you also should refer to the preceding SUMMARY beginning on page (vi). All information contained in this Proxy Statement-Prospectus with respect to SunGard Data Systems Inc., a Delaware corporation ("SunGard"), and its subsidiaries was supplied by SunGard, and all information with respect to BancWare was supplied by BancWare.

Proposals to be Presented at the Special Meeting

         At the Special Meeting, BancWare shareholders will be asked to consider and vote upon the following proposals:

         1. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated September 22, 1997 (the "Reorganization Agreement"), among SunGard Data Systems Inc. ("SunGard"), BWI Acquisition Inc., a wholly owned subsidiary of SunGard ("Newco"), BancWare, William E. Popp ("Popp"), Douglas Drane ("Drane") and M.I. Mandalinci ("Mandalinci") (Popp, Drane and Mandalinci, collectively the "Principal Selling Parties"), and the related Agreement and Plan of Merger, dated September 22, 1997 (the "Merger Agreement"), among SunGard, Newco and BancWare, pursuant to which (a) Newco would be merged with and into BancWare (the "Merger"), with BancWare surviving the Merger under the name BancWare, Inc. and (b) BancWare shareholders (other than shareholders who perfect dissenter's rights) would receive, subject to adjustment under certain circumstances, an aggregate of up to 360,000 shares of common stock, $0.01 par value per share, of SunGard ("SunGard Common Stock") to be allocated among the holders of BancWare Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), BancWare Class B Common Stock, $0.01 par value per share ("Class B Common Stock") and BancWare Convertible Preferred Stock, $1.00 par value per share ("Preferred Stock") (collectively, "BancWare Stock"), all as more fully described in the accompanying Proxy Statement-Prospectus; and

         2. Such other matters as may properly be brought before the meeting or any adjournments or postponements thereof.

Voting Rights and Shareholder Approval

         The record date for the Special Meeting is the close of business on the date immediately preceding the date of the Notice of the Special Meeting of Shareholders of BancWare (the "Record Date"). Only holders of record of BancWare Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 1,086,532 shares of BancWare Class A Common Stock, 5,280,475 shares of BancWare Class B Common Stock and 205,000 shares of BancWare Preferred Stock outstanding. Holders of record of BancWare Class A Common Stock, BancWare Class B Common Stock, and BancWare Preferred Stock on the Record Date are entitled to one vote per share on the Merger and the presence of the holders of at least a majority of the shares of each class of BancWare Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting.

         Approval of the Merger will require the affirmative vote, either in person or by proxy, of the holders of BancWare Class A Common Stock, BancWare Class B Common Stock and BancWare Preferred Stock, voting as separate classes, entitled to cast at least two-thirds of the votes which all holders of each class of BancWare Stock are entitled to cast thereon.

         The Principal Selling Parties are entitled to vote an aggregate of approximately 51.5% of the shares of BancWare Class A Stock, approximately 91.4% of the shares of BancWare Class B Common Stock and no shares of BancWare Preferred Stock outstanding on the Record Date.

         Proxies

         A Proxy for use in connection with the BancWare Special Meeting is enclosed. Each properly executed and returned proxy will be voted at the BancWare Special Meeting in accordance with the instructions thereon. If no instructions are given, such proxy will be voted FOR the proposal to approve the Reorganization Agreement and the Merger Agreement.

         Sending in an executed proxy will not affect a shareholder's right to attend and vote at the Special Meeting, since the proxy is revocable. Any shareholder who submits a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by giving written notice of such revocation to the Clerk of BancWare. The presence at the BancWare Special Meeting of any shareholder who has given a proxy will not revoke the proxy unless the shareholder files written notice of revocation with the Clerk of BancWare before the voting of the proxy.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the respective Special Meeting: (1) matters which BancWare does not know a reasonable time before the meeting are to be presented at the meeting; and (2) matters incident to the conduct of the meeting. BancWare's Board of Directors do not know of any matters, other than the proposals described in this Proxy Statement, that will be presented for consideration at the BancWare Special Meeting.

However, if other matters properly come before the BancWare Special Meeting, it is intended that the persons designated as proxy agents will vote upon such matters in accordance with their best judgment.

         BancWare will bear the expenses in connection with the solicitation of proxies from its shareholders. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of BancWare, without additional compensation, by telephone, telegram, teletype, facsimile or similar method. BancWare will, on request, reimburse its respective shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. See PRINCIPAL SHAREHOLDERS OF BANCWARE.

                               THE PROPOSED MERGER

         The following information concerning the Merger, insofar as it relates to the Reorganization Agreement, the Merger Agreement and the Escrow Agreement, is qualified in its entirety by reference to the Reorganization Agreement, the Merger Agreement and the Escrow Agreement, which are attached as Appendices A, B and C, respectively, to this Proxy Statement-Prospectus and are incorporated herein by reference. YOU ARE URGED TO CAREFULLY READ THE ENTIRE REORGANIZATION AGREEMENT, MERGER AGREEMENT AND ESCROW AGREEMENT.

Background

         Since its inception, SunGard has pursued a strategy of augmenting the internal growth of its business through the acquisition of computer services companies that complement and expand its existing business lines. During the early part of 1997, SunGard independently determined that the market for providing computer software to financial institutions in the application area of asset and liability management ("ALM") both was a suitable complement to SunGard's existing financial risk management software business and had attractive potential growth opportunities. After performing preliminary research on the ALM software market and identifying the various market participants, SunGard made initial contact with BancWare in March 1997 to determine its interest in pursuing acquisition discussions with SunGard.

         During April 1997, senior officers of SunGard and BancWare conducted preliminary discussions regarding the potential business and financial benefits of combining the two companies. As a result of those discussions, in May 1997 the senior managements of both SunGard and BancWare separately determined that an acquisition of BancWare by SunGard was in the best interests of each company and its stockholders, and the parties signed a letter of intent dated June 2, 1997. Subsequent to that date, SunGard conducted a "due diligence" investigation of BancWare, and the senior officers of SunGard and BancWare conducted negotiations to establish the terms of the Merger Agreement and the Reorganization Agreement, both of which were signed on September 22, 1997. The Merger was approved by the Board of Directors of SunGard on August 14, 1997 and by the Board of Directors of BancWare on September 19, 1997.

BancWare Board Approval and Reasons for the Merger

         On September 19, 1997, the Board of Directors of BancWare, in an action by unanimous written consent, approved the Reorganization Agreement and Merger Agreement and the transactions necessary to consummate the Merger. Prior to reaching its decision, the BancWare Board of Directors had received information from management of BancWare, its legal counsel, accountants, financial advisors and others regarding various aspects of SunGard, including its products, employees, suppliers and management. Based on this information and a description of the terms of the Reorganization Agreement and the Merger Agreement, the Board of Directors approved the Reorganization Agreement, the Merger Agreement and the Merger and authorized the filing of a registration statement, the obtaining of all regulatory approvals, and the performance of all additional actions necessary, appropriate or advisable in order to consummate the Merger. The Board of Directors of BancWare recommends that the shareholders of BancWare vote FOR approval and adoption of the Reorganization Agreement and the Merger Agreement and the transactions contemplated thereby.

         In reaching its conclusion to enter into the Reorganization Agreement and the Merger Agreement and to recommend that the shareholders of BancWare vote FOR the approval and adoption of those agreements, the Directors of BancWare considered a number of factors, including, without limitation, the following:

         (i) The value of the consideration to be received by the shareholders of BancWare, including the fact that the Merger was expected to be treated as a tax-free reorganization and that, with the Merger, the shareholders of BancWare are acquiring an interest in a larger, more diverse enterprise;

         (ii) The publicly available financial information regarding SunGard, and information regarding SunGard Common Stock, the relative financial performance of SunGard, the business reputation and capabilities of SunGard and its management, SunGard's financial strength, and the liquidity and the historical performance of the publicly traded SunGard Common Stock;

         (iii) The opportunity for holders of BancWare Stock to continue participating in the potential for long-term gains in BancWare through the ownership of SunGard Common Stock following the Merger;

         (iv) The perceived strengths of BancWare and SunGard combined, including the potential developments and information that are expected to be shared between the two companies after the Merger is consummated; and

         (v)    The likelihood that the Merger will be consummated.

         In view of the wide variety of factors considered by the Board of Directors of BancWare in connection with its evaluation of the terms of the proposed Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

Principal Terms of the Merger

         Effect of the Merger. If the Merger is approved by at least two-thirds of the outstanding shares of each class of BancWare Stock and the other conditions to closing specified in the Reorganization Agreement are satisfied or waived, then Newco will be merged with and into BancWare, with BancWare being the surviving corporation (the "Surviving Corporation") of the Merger. The Surviving Corporation will be named BancWare, Inc. and will be a wholly owned subsidiary of SunGard. On the Effective Date, by operation of law, the separate corporate existence of Newco will cease.

         Conversion of BancWare Stock. Under the terms of BancWare's Articles of Organization, as amended, in the event of a merger of BancWare, holders of Preferred Stock are entitled to a liquidation preference of $1.125, and no more, holders of Class A Common Stock are entitled to a liquidation preference of $0.125 and holders of Class A Common Stock and Class B Common Stock are entitled to receive the balance of the consideration on an equal per share basis. Under the Merger Agreement, all shares of BancWare Stock which are outstanding on the Closing Date will be converted into SunGard Common Stock as follows:

         (i) Each share of Preferred Stock will be converted into such fraction of a share of SunGard Common Stock equal to $1.125 divided by the last reported sale price of one share of SunGard Common Stock as reported on The New York Stock Exchange on the Closing Date (the "Market Value of SunGard Common Stock").

         (ii) Each share of Class A Common Stock will be converted into such fraction of a share of SunGard Common Stock equal to the sum of (a) $0.125 divided by the Market Value of SunGard Common Stock (the "Class A Liquidation Preference") plus (b) the Class B Common Stock Merger Exchange Ratio (as hereinafter defined).

         (iii) Each share of Class B Common Stock will be converted into such fraction of a share of SunGard Common Stock equal to (a) 360,000 shares minus the number of shares of SunGard Common Stock to be issued with respect to the Preferred Stock and the Class A Liquidation Preference divided by (b) the total of all shares of Class A Common Stock and Class B Common Stock outstanding on the Effective Date and that number of additional shares of Class A Common Stock and Class B Common Stock that would be outstanding on the Effective Date assuming the exercise of all outstanding options, warrants or rights to purchase Class A Common Stock or Class B Common Stock (the "Class B Common Stock Merger Exchange Ratio").

         Each share of Preferred Stock is convertible into one share of Class A Common Stock. Because the consideration payable in the Merger with respect to the Class A Common Stock is anticipated to be greater than the consideration payable with respect to the Preferred Stock in the Merger, it is expected that the holders of the Preferred Stock will convert all such stock into Class A Common Stock. Assuming that all shares of Preferred Stock are converted into Class A Common Stock and assuming that the Market Value of SunGard Stock was $23-7/16 per share (which, for the purpose of this example was based upon the last reported sale price on The New York Stock Exchange on October 27, 1997), each outstanding share of Class A Common Stock would be converted into 0.054692631 shares of SunGard Common Stock and each outstanding share of Class B Common Stock would be converted into 0.049359298 shares of SunGard Common Stock in the Merger (collectively, the "Assumed Merger Exchange Ratios"). Under the Merger Agreement, the conversion of BancWare Stock into shares of SunGard Common Stock will occur automatically on the Effective Date without any action by the BancWare shareholders.

         Promptly upon surrender of their BancWare stock certificates, BancWare shareholders of record on the Effective Date each will be entitled to receive a certificate representing 90% of the number of shares of SunGard Common Stock into which their shares of BancWare Stock are converted in the Merger. A balance certificate representing 10% of the number of shares of SunGard Common Stock into which each shareholder's shares of BancWare Stock are converted in the Merger will be placed in escrow and distributed in accordance with the terms of the Escrow Agreement, the form of which is attached hereto as Appendix C (the "Escrow Agreement"). See Exchange of Stock Certificates and Escrow Agreement. Until so surrendered, each outstanding certificate that, before the Effective Date, represented shares of BancWare Stock will be deemed to evidence ownership of such shares of SunGard Common Stock. No fractional shares of SunGard Common Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of SunGard Common Stock to be issued to each shareholder of BancWare in accordance with this Plan shall be rounded off to the nearest whole number of shares of SunGard Common Stock.

Conditions to Closing

         In addition to the condition that the Merger must be approved by at least two-thirds of the outstanding shares of each class of BancWare Stock, the Merger will occur only if certain additional conditions specified in the Reorganization Agreement are either satisfied or waived. The additional conditions include (among others) that on or before the Effective Date: (1) the Registration Statement shall have become effective under the Securities Act of 1933, as amended, no stop order suspending its effectiveness shall be in effect, and no stop order with respect thereto shall be pending or threatened; (2) SunGard shall have received a letter from Coopers & Lybrand L.L.P., SunGard's independent auditors, to the effect that, based upon the facts known to them as of the date of such letter, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement and Reorganization Agreement; (3) SunGard shall have received from each affiliate of BancWare including, without limitation, the Principal Selling Parties, a letter stating that such affiliate will not sell or otherwise transfer any BancWare Stock or SunGard Common Stock at any time during the 30 day period ending on the Closing Date (as defined in the Reorganization Agreement) and will not sell any shares of BancWare or SunGard received in the Merger until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare; (4) the aggregate number of shares of BancWare Stock owned by those BancWare shareholders (if any) who shall have exercised (or given notice of their intent to exercise) the rights of dissenting stockholders under applicable corporate law shall be less than ten percent (10%) of the total number of outstanding shares of BancWare Stock; (5) SunGard's due diligence investigation of BancWare's Business shall have been completed to SunGard's good faith satisfaction; (6) the representations and warranties contained in the Reorganization Agreement shall not have been false or misleading in any material respect, and all of the terms and conditions of the Reorganization Agreement to be satisfied or performed by the Closing Date shall have been substantially satisfied or performed; (7) no action, suit or other proceeding shall have been instituted (excluding any action, suit or proceeding initiated by one of the parties or their respective affiliates), no judgment or order shall have been issued, and no new law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger; (8) there shall not have been any material adverse change or material casualty loss affecting BancWare, and there shall not have been any material adverse change in the financial performance of BancWare between the date the Reorganization Agreement was entered into by the parties and the Closing Date; (9) BancWare shall have obtained all consents and approvals of all lenders, lessors, vendors, customers and other persons necessary to permit the Merger to be consummated without violating any loan agreement, lease or other material contract to which BancWare is a party or by which BancWare is bound; and (10) the Escrow Agreement shall have been executed by BancWare shareholders representing at least 95% of the issued and outstanding BancWare Stock and all other required parties.

         No assurance can be given as to when, if ever, all of the conditions to closing the Merger will be satisfied or waived. If all of the conditions to closing specified in the Reorganization Agreement are satisfied or waived, then the Merger Agreement and appropriate Articles of Merger will be filed with the proper officials of the States of Delaware and Massachusetts on the date of the Special Meeting or as soon thereafter as is practicable. The Merger will become effective on the date such filings are made with the States of Delaware and Massachusetts.

Modification, Waiver and Termination

         At any time before the Effective Date, whether before or after the Merger is approved by BancWare shareholders at the Special Meeting, each party to the Reorganization Agreement and the Merger Agreement may waive any of the terms or conditions of the Reorganization Agreement or the Merger Agreement, or agree to any amendment or modification to either agreement, without seeking further approval of BancWare shareholders, as long as the waiver, amendment or modification does not result in a decrease in the merger exchange ratios or have a material adverse effect on BancWare shareholders.


         At any time before the Effective Date, whether before or after the Merger is approved by BancWare shareholders at the Special Meeting, the Reorganization Agreement and the Merger Agreement may be terminated, and the Merger abandoned, by (1) the mutual written consent of SunGard and BancWare, authorized by their respective Boards of Directors, (2) written notice from either SunGard or BancWare to the other if the party giving such notice is not willing to waive a condition that the other party cannot satisfy on or before December 19, 1997, or (3) written notice from either SunGard or BancWare to the other party if the Merger shall not have been consummated by December 19, 1997 for any reason other than a breach by the party giving such notice.

Representations and Warranties

         The representations and warranties of BancWare and the Principal Selling Parties and of SunGard and Newco contained in the Reorganization Agreement include various representations and warranties and are included in Sections 3 and Section 4 of the Reorganization Agreement, a copy of which is attached hereto as Appendix A.

Rights of Dissenting Shareholders

         Subject to consummation of the Merger, BancWare shareholders may demand to be paid the fair value of their shares of BancWare Stock in cash, if they follow the procedures specified in Sections 85 through 98 (inclusive) of the Massachusetts Business Corporation Law (the "Massachusetts Dissenter's Statute"), a copy of which is attached to this Proxy Statement-Prospectus as Exhibit D. The following summary of the Massachusetts Dissenter's Statute is qualified in its entirety by reference to the full text thereof which is attached as Appendix D to this Proxy Statement-Prospectus. SINCE FAILURE TO STRICTLY COMPLY WITH THE STATUTORY PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF THESE STATUTORY RIGHTS, BANCWARE SHAREHOLDERS WHO MAY DESIRE TO EXERCISE SUCH RIGHTS ARE URGED TO READ THE ENTIRE MASSACHUSETTS DISSENTER'S STATUTE.

         Under the Massachusetts Dissenter's Statute, each dissenting BancWare shareholder electing to demand the appraisal of his or her shares of BancWare Stock must (1) file a written objection to the Merger with BancWare before the taking of the vote on the Merger at the Special Meeting, stating the intention of such shareholder to demand payment for the shares owned by such shareholder if the Merger is approved and consummated, (2) vote against the Merger or abstain from voting, and (3) make written demand to BancWare for payment for his or her shares within 20 days after the date of mailing of a notice by BancWare to objecting shareholders that the Merger has become effective (which notice must be mailed by BancWare to all objecting shareholders within 10 days after the Effective Date of the Merger).

         A vote in favor of the Merger, or the return of an executed proxy upon which no vote is specified, will constitute a waiver of appraisal rights under the Massachusetts Dissenter's Statute. Although voting against the Merger or abstaining from voting is required to preserve such rights, those actions do not satisfy the other requirements to file a written objection to the Merger before the vote is taken and to make a written demand for payment after the vote is taken. All three requirements must be satisfied. Both the written objection and the written demand should be delivered to BancWare at its headquarters located at 88 Broad Street, Boston, Massachusetts 02110, Attention: Chief Financial Officer. In order to prove delivery, it is recommended that objections and demands be sent by registered or certified mail, return receipt requested.

         If a BancWare shareholder objects to the Merger and timely preserves his or her rights under the Massachusetts Dissenter's Statute, then BancWare and the dissenting BancWare shareholders have a period of 30 days, beginning after the end of the 20-day period for making written demands, to agree on an appraisal value. If agreement is not reached during the 30-day period, then BancWare or any such shareholder may file a bill in equity in the Superior court of Suffolk County, Massachusetts, asking that the court determine the value in issue. The bill in equity must be filed within four months after the end of the 30-day period. After a hearing, the court will enter a decree determining the value of the BancWare Stock and will order BancWare to make payment of such value (and interest, if any) to the shareholders entitled to payment. For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger by BancWare shareholders and excludes any element of value arising from the expectation or accomplishment of the Merger.

         The Massachusetts Dissenter's Statute provides that each party shall bear its own legal and other professional fees and such other costs as the court directs. The Massachusetts Dissenter's Statute also contains provisions regarding dividends on dissenting shares, rights of dissenting shares prior to purchase, discontinuance of dissenters' rights, and other related matters. The right of appraisal under the Massachusetts Dissenter's Statute is the exclusive remedy of a BancWare shareholder who objects to the Merger, although the Massachusetts Dissenter's Statute does not prohibit a BancWare shareholder from bringing an appropriate proceeding to obtain relief on the grounds that the Merger is or will be illegal or fraudulent as to that shareholder. In addition, the Massachusetts Supreme Judicial Court has held that dissenting shareholders are not limited to the statutory remedy of judicial appraisal where violation of fiduciary duty exists.

         Under the Merger Agreement, BancWare is responsible for paying all cash amounts due to dissenting BancWare shareholders. SunGard's obligation to consummate the Merger, however, is subject to the condition (which it may waive) that dissenting BancWare shareholders hold less than 10% of the outstanding shares of BancWare Stock.

Certain Federal Income Tax Consequences

         The following summary of certain federal income tax consequences of the Merger has been prepared by counsel to SunGard and is based upon certain representations by BancWare and SunGard and certain assumptions. This summary is included solely for the general information of BancWare shareholders. BECAUSE THE TAX CONSEQUENCES FOR ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT TAKEN INTO ACCOUNT IN THIS SUMMARY, EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES (INCLUDING ANY STATE AND LOCAL TAX CONSEQUENCES) RESULTING FROM THE MERGER AND FROM ANY LATER DISPOSITION OF SUNGARD COMMON STOCK ACQUIRED PURSUANT TO THE MERGER, OR RESULTING FROM THE RECEIPT OF CASH AFTER EXERCISE OF DISSENTER'S RIGHTS.

         Provided that the Merger qualifies as a statutory merger under applicable state law and that holders of no more than 10% of the shares of BancWare Stock exercise dissenter's rights: (1) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the

"Code"); (2) no gain or loss will be recognized by SunGard upon the exchange of BancWare Stock solely in exchange for SunGard Common Stock; (3) no gain or loss will be recognized by BancWare shareholders upon the exchange of their BancWare Stock solely for SunGard Common Stock; (4) the basis of SunGard Common Stock received by BancWare shareholders in the Merger will be the same as the basis of their BancWare Stock surrendered in exchange therefor; (5) for capital gains purposes, the holding period of SunGard Common Stock received by BancWare shareholders in the Merger will include the period during which the BancWare Stock surrendered in exchange therefor was held, provided that such BancWare Stock is held as a capital asset on the Effective Date; and (6) cash received for BancWare Stock by a BancWare shareholder who exercises dissenter's rights will be treated as payment for such stock, subject to the conditions and limitations of Section 302 of the Code.

Conduct of Business Before Closing

         The Reorganization Agreement provides that, between September 22, 1997 (the date of the Reorganization Agreement) and the Effective Date, except with SunGard's consent, the Principal Selling Parties and BancWare will comply with certain requirements, summarized as follows:

              1. BancWare will, and the Principal Selling Parties will cause BancWare to, conduct its business in a diligent manner, refrain from making any material change in its business practices, and use its best efforts to preserve its business organization intact, keeping available the services of its current officers and employees, and maintaining the good will of its customers and other persons having business relations with BancWare. Each Principal Selling Party involved in BancWare's daily business operations will remain actively involved in BancWare's business consistent with past practices and will consult with SunGard as to the management of BancWare's business and affairs.

              2. Except in the ordinary course of business consistent with past practices, BancWare will not, and the Principal Selling Parties will not permit BancWare to, create any encumbrance upon any of its assets, incur any debt, make any loan, guarantee any third party obligation, commit for any capital expenditure, dispose of any assets, waive any right, assume or enter into any contract (other than the Reorganization Agreement, the Merger Agreement and any other contract contemplated thereby), increase employee compensation or benefits, or do anything else outside the ordinary course of business consistent with past practices.

              3. Even in the ordinary course of business consistent with past practices, BancWare will not, and the Principals will not permit BancWare to, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any debt, or enter into any contract (excluding customer contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction involving, in any single case, an amount exceeding $15,000 or, in the aggregate, an amount exceeding $75,000 with certain specified exceptions.

              4. BancWare will not, and the Principal Selling Parties will not permit BancWare to, cause a breach or default under any of its contracts, insurance policies, licenses or permits, adopt any new employee benefit plan, participate in any merger, consolidation or reorganization, begin to engage in any new type of business, acquire the business or any bulk assets of any third party, completely or partially liquidate or dissolve, or terminate any material part of its business.

              5. BancWare will, and the Principal Selling Parties will cause BancWare to, maintain its real estate and fixed personal property assets in good condition, maintain its insurance policies in full force and effect, repair or replace any of its assets that is damaged, destroyed, lost or stolen, comply with all applicable laws, properly file all tax returns, fully pay when due all taxes payable by it, maintain its corporate existence and good standing in applicable jurisdictions, and refrain from amending its charter or bylaws.

              6. BancWare will not, and the Principal Selling Parties will not permit BancWare to, redeem, retire or purchase, or create, grant or issue any contracts, options, warrants or other rights with respect to, any shares of BancWare Stock, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights. BancWare and each Principal Selling Party will maintain all of their shares of BancWare Stock free of any claims or encumbrances, and will not sell, dispose of or encumber any such shares. The foregoing, however, will not prohibit the conversion of Preferred Stock into Class A Common Stock in accordance with its terms or the exercise of any outstanding stock options in accordance with their terms. Neither BancWare nor any Principal Selling Party will buy, sell or engage in any other transaction involving SunGard Common Stock other than in connection with the Merger.

              7. Neither BancWare nor any Principal Selling Party (nor any officer, employee, representative or agent of BancWare) will, directly or indirectly, solicit, initiate, encourage or respond to inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any person or group (other than SunGard) concerning any sale of any material portion of BancWare' assets, any sale of shares of BancWare Stock, or any merger, consolidation or similar transaction involving BancWare. BancWare and the Principal Selling Parties will advise SunGard of the terms of any such inquiry or proposal received by them.

         SunGard and Newco and, subject to the approval of the Merger by BancWare's shareholders, BancWare each agreed to take such action as is required to consummate the Merger and the other transactions contemplated thereby as of the earliest practicable date and to refrain from taking any action that would impair the prospect of completing the Merger. SunGard is not prevented under the Merger Agreement or the Reorganization Agreement from proceeding with other mergers or acquisitions, regardless of whether SunGard Common Stock or other securities are used as the consideration.

Fees and Expenses

         Each party will pay all fees and expenses incurred by it in consummating the Merger. If the shareholders of BancWare fail to approve the Merger, and if the Principal Selling Parties either fail to vote their shares in favor of the Merger or encourage other BancWare shareholders to vote against the Merger, BancWare has agreed to pay SunGard the sum of $1,000,000. In addition, if the shareholders of BancWare fail to approve the Merger and if BancWare is acquired, or agrees to be acquired prior to September 22, 1998, BancWare would be obligated to pay SunGard an amount equal to twenty-five percent of the excess of the acquisition price over $9,000,000, less any amount paid to SunGard pursuant to the preceding sentence.

Accounting Treatment

         It is anticipated that the Merger will be accounted for by SunGard under the pooling-of-interests method of accounting. Under that method of accounting: (1) the historical book values of the assets, liabilities and stockholders' equity of BancWare will be carried over on the consolidated balance sheet of SunGard, and no goodwill will be created; (2) if material, SunGard will include in its consolidated financial statements the operating results of BancWare for the entire year during which the Merger is consummated, and, if material, SunGard will combine the operating results of BancWare and restate its previously reported operating results for prior periods; and (3) certain expenses incurred by SunGard, BancWare and the BancWare shareholders to effect the Merger, currently estimated at a total of $800,000, will be charged against SunGard's consolidated income in the quarter during which the Merger is consummated but may not be deductible for income tax purposes.

         The consummation of the Merger is subject to the condition that SunGard receives a letter from Coopers & Lybrand L.L.P. to the effect that, based upon the facts known to them as of the date of such letter, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Reorganization Agreement and the Merger Agreement.

         Pursuant to the Reorganization Agreement, each Principal Selling Party has agreed that (a) before closing of the Merger, he will not sell, dispose of or encumber, or otherwise reduce his risk relating to, any of his BancWare Stock, and (b) after the Merger is consummated, he will not sell, dispose of or encumber (except for pledges in connection with fully recourse bank loans), or otherwise reduce his risk relating to, any SunGard Common Stock he receives as a result of the Merger, until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare. Such restrictions are required in connection with pooling-of-interests transactions.

Regulatory Matters

         Other than certain filings under certain federal securities laws and certain state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger.

Management of BancWare After Closing and Other Employment Matters

         Post-Closing Management. BancWare will be the Surviving Corporation of the Merger and, after the Effective Date, will continue to own and operate the business conducted by BancWare before the Effective Date. SunGard intends that the operations of the Surviving Corporation after the Effective Date will be conducted substantially the same as those of BancWare before the Effective Date, with present BancWare management personnel retained.

         Consistent with SunGard's management of its other subsidiaries, the Board of Directors of the Surviving Corporation will consist of Cristobal I. Conde, Lawrence A. Gross and Michael J. Ruane, and the officers of the Surviving Corporation will include certain of the current officers of BancWare, William E. Popp, President, and M. I. Mandalinci, Chief Operating Officer, plus Cristobal
I. Conde, who will become the Chairman and Chief Executive Officer, Thomas J. McDugall, who will become the Chief Financial Officer and Treasurer, Lawrence A. Gross, who will become Assistant Vice President and Clerk, and Andrew P. Bronstein and Michael J. Ruane, who will each become Assistant Vice President and Assistant Clerk. Cristobal I. Conde is the Chief Executive Officer of SunGard Trading Systems Group, Thomas J. McDugall is the Vice President and Chief Financial Officer of SunGard Trading Systems Group, Lawrence A. Gross is the Vice President and General Counsel of SunGard, Andrew P. Bronstein is the Vice President and Controller of SunGard, and Michael J. Ruane is the Vice President-Finance and Chief Financial Officer of SunGard.

         Other Employees. All employees of BancWare as of the Effective Date will be employed by the Surviving Corporation after the Effective Date on an "at-will" basis and for the same salaries or wages in effect as of the date of the Reorganization Agreement

         Employee Benefit Plans. As soon as practicable after the Effective Date, SunGard and the executives of BancWare shall review the employee benefit plans of BancWare to determine which such plans should remain in effect as plans of the Surviving Corporation and which should be replaced with SunGard's employee benefit plans, with a view toward replacing all of the plans of BancWare with SunGard's employee benefit plans except where cost factors or unusual circumstances dictate otherwise.

         Stock Options. After the closing of the Merger (the "Closing"), BancWare's 1988 Incentive Stock Option Plan (the "1988 ISO Plan") for key employees shall remain in effect only as long as any options granted before Closing remain outstanding thereunder, provided that no further options shall be granted under the 1988 ISO Plan. In addition, options granted by BancWare to certain directors, Frank Rizzo and John N. Rees, but not pursuant to the 1988 ISO Plan, will remain in effect after the closing of the Merger. As soon as is practicable after the Closing, the 1988 ISO Plan and the options granted to Messrs. Rizzo and Rees shall be amended to (a) change the definition of "Committee," "Compensation Committee" or "Stock Option Committee" to mean the Compensation Committee of SunGard's Board of Directors, (b) change all references to "Class B Common Stock" to mean SunGard Common Stock, and (c) make other similar or conforming changes.

         Interests of Certain Persons in the Merger. Of the outstanding BancWare Stock, approximately 84.5% is beneficially owned by persons who are employed by BancWare, including its officers and directors. See Principal Shareholders of BancWare.

Exchange of Stock Certificates

         As soon as is practicable after the Effective Date, instructions and a letter of transmittal for surrendering outstanding certificates that immediately before the Effective Date represented shares of BancWare Stock will be mailed to each BancWare shareholder of record. Upon the surrender of such certificate and a properly completed letter of transmittal to Norwest Bank Minnesota, N.A. (the "Exchange Agent") in accordance with such instructions, the Exchange Agent shall exchange such certificate for (a) a new certificate representing 90% of such number of shares of SunGard Common Stock into which the shares of BancWare Stock represented by such certificate have been converted in accordance with the Merger Agreement ("Closing Stock"), which shall be promptly delivered to the holder, and (b) a new certificate for the balance of such number of shares of SunGard Common Stock into which the share of BancWare Stock represented by such certificate have been converted ("Escrowed Stock"), which shall be held in escrow and distributed in accordance with the terms of the Escrow Agreement. If applicable, such certificates shall be accompanied by any distributions due with respect to shares of SunGard Common Stock that were paid to SunGard's stockholders of record as of a date between the Effective Date and the date of distribution of either the certificate representing the Closing Stock or the certificate representing the Escrowed Stock.

         Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of BancWare Stock shall be deemed to evidence ownership of the number of shares of SunGard Common Stock, into which the shares of BancWare Stock represented by such certificate have been converted in accordance with the Merger Agreement, subject to the escrow requirement described above; provided, however, that any such certificate that is not properly submitted for exchange to SunGard or the Exchange Agent within two years after the Effective Date shall no longer evidence ownership of shares of Closing Stock or Escrowed Stock and all rights of the holder of such certificate, as a stockholder of SunGard with respect to the shares previously evidenced by such certificate, shall cease.

         PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR BANCWARE STOCK AT THIS TIME.

Escrow Agreement

         Pursuant to the Escrow Agreement, the form of which is attached as Appendix C, to be entered into among BancWare, SunGard, Newco, the Principal Selling Parties, the Exchange Agent and the shareholders of BancWare, the Exchange Agent will maintain an account for each BancWare shareholder containing such shareholder's Escrowed Stock. The Escrowed Stock will be distributed to the BancWare shareholders one year after the Effective Date, less the shares and cash having a value equal to the aggregate amount set forth in any payment notices delivered by SunGard under Section 2 of the Escrow Agreement for indemnification matters under Sections 14 and 5.3 of the Reorganization Agreement. The Escrow Agreement may be amended to add other provisions relating to the Escrow Agent by the mutual consent of SunGard, Newco, BancWare, the Escrow Agent and the Principal Selling Parties and any such amendment(s) shall be binding on all parties to the Escrow Agreement. It is a condition precedent to SunGard's obligation to consummate the Merger that BancWare shareholders representing at least 95% of the BancWare Stock become party to the Escrow Agreement.

Resales of SunGard Common Stock

         The shares of SunGard Common Stock to be issued in the Merger have been registered under the Securities Act and will be freely transferable, except for shares received by those shareholders who may be deemed to be "affiliates" of BancWare, as that term is defined in Rule 145 under the Securities Act. Rule 145 limits the amount of SunGard Common Stock that such persons may sell during any three-month period and specifies certain other restrictions on resale. In the Reorganization Agreement, the Principal Selling Parties agreed not to sell or otherwise transfer any of the SunGard Common Stock they receive in connection with the Merger, except in compliance with the Securities Act and any other applicable securities laws. In addition, the Principal Selling Parties have agreed that they will not sell any shares of SunGard Common Stock received in the Merger until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare. See Conditions to Closing.

                          DESCRIPTION OF CAPITAL STOCK

SunGard Capital Stock

         The authorized capital stock of SunGard consists of 120,000,000 shares of SunGard Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("SunGard Preferred Stock"). As of October 21,1997, there were approximately 87,789,932 shares of SunGard Common Stock outstanding. No shares of SunGard Preferred Stock have been issued.

         The holders of SunGard Common Stock are entitled to one vote per share. Subject to the powers, preferences, rights, qualifications, limitations and restrictions of any series of SunGard Preferred Stock that may be issued, holders of SunGard Common Stock are entitled, among other things, to (1) dividends if, as and when declared by the Board of Directors out of funds legally available therefor, and (2) a ratable share in the distribution of assets legally available therefor upon the liquidation, dissolution or winding-up of the corporation after payment of debts and expenses. The holders of Common Stock have no preemptive rights to subscribe for additional shares of SunGard.

         As of October 21, 1997, there were approximately 3,208 holders of record of SunGard Common Stock.

         The Board of Directors of SunGard may, without action of the stockholders, issue SunGard Preferred Stock from time to time in one or more series with distinctive dividend, liquidation, conversion, voting or other rights and preferences which could adversely affect the voting power or other rights of the holders of SunGard Common Stock. It is not possible to state the actual effect of the authorization of SunGard Preferred Stock upon the rights of the holders of SunGard Common Stock until the Board of Directors determines the specific rights of the holders of a series of SunGard Preferred Stock. Issuance of SunGard Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of SunGard. Although SunGard has no present plans to issue any shares of SunGard Preferred Stock, there can be no assurance that SunGard will not do so in the future.

         The transfer agent and registrar for SunGard Common Stock is Norwest Bank Minnesota, N.A.

BancWare Capital Stock

         BancWare is authorized by its Articles of Organization, as amended, to issue 2,000,000 shares of Class A Common Stock, $.01 par value per share, 6,000,000 shares of Class B Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share. As of August 31, 1997, there were 1,086,532 shares of Class A Common Stock outstanding and held of record by 56 shareholders, 5,280,475 shares of Class B Common Stock outstanding and held of record by 7 shareholders, and 205,000 shares of Preferred Stock outstanding and held of record by 15 shareholders.

         BancWare acts as its own transfer agent and registrar with respect to the BancWare Stock.

Common Stock

         The holders of Class A Common Stock and Class B Common Stock (together, the "Common Stock") are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock of both classes are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Except in connection with a liquidation, dissolution or winding up of BancWare, no dividends may be paid on any shares of either class of Common Stock unless the same dividend is paid on all shares of Common Stock of both classes outstanding at the time of such payment and unless equivalent or greater dividends are declared and paid at the same time on the Preferred Stock.

         In the event of liquidation, dissolution or winding up of BancWare, or the merger or consolidation of BancWare with another corporation in which the BancWare shareholders receive distributions of cash, assets or securities as a result of such consolidation or merger, or the sale, transfer or other disposition of all or substantially all the assets of BancWare, the holders of shares of Class A Common Stock are entitled to be paid out of BancWare's assets available for distribution to its shareholders, after payment to holders of Preferred Stock, but before any payment shall be made to the holders of Class B Common Stock, an amount equal to $.125 per share plus declared but unpaid dividends on the Class A Common Stock, if any (the "Class A Liquidation Preference"). In the event of a liquidation, dissolution or winding up of BancWare, after payment shall have been made in full to the holders of Preferred Stock of the Preferred Liquidation Preference (as defined below) and to the holders of the Class A Common Stock of the Class A Liquidation Preference, the holders of Class A Common Stock and Class B Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share ratably in all BancWare assets remaining for distribution.

         Shares of Common Stock have no preemptive or conversion rights or other subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable.

 Preferred Stock

         The holders of Preferred Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. No dividends may be declared or paid on any class of Common Stock unless equal or greater dividends are declared and paid on the Preferred Stock at the same time.

         In the event of liquidation, dissolution winding up of BancWare, or the merger or consolidation of BancWare with another corporation in which the BancWare shareholders receive distributions of cash, assets or securities as a result of such consolidation or merger, or the sale, transfer or other disposition of all or substantially all the assets of BancWare, holders of shares of Preferred Stock are entitled to be paid out of BancWare's assets available for distribution to its shareholders (a) before any payment shall be made to the holders of Class A Common Stock, an amount equal to $1.00 per share plus declared but unpaid dividends on the Preferred Stock, if any, and (b) before any payment shall be made to the holders of Class B Common Stock, an amount equal to an additional $.125 per share plus declared but unpaid dividends on the Preferred Stock, if any (the "Preferred Liquidation Preference").

         Shares of Preferred Stock are convertible, at the option of the holder thereof, into Class A Common Stock. All shares of Preferred Stock are currently convertible on a one-for-one basis into Class A Common Stock. A holder of shares of Preferred Stock may exercise the conversion right by delivering the certificate or certificates for the shares to be converted to BancWare at its main offices during business hours, duly endorsed or assigned in blank or to BancWare, accompanied by a written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Class A Common Stock are to be issued.

         Shares of Preferred Stock will not be convertible after the Closing
Date.

         Shares of Preferred Stock have no preemptive or conversion rights or other subscription rights. All outstanding shares of Preferred Stock are fully paid and non-assessable.

Stock Options

         As of July 31, 1997, BancWare had issued and outstanding options (the "Options") held by eight individuals to purchase an aggregate of 581,900 shares of Class B Common Stock. Options to purchase 80,000 shares are exercisable at $0.05 per share, options to purchase 239,900 shares are exercisable at $0.15 per share, options to purchase 240,000 shares are exercisable at $0.40 per share, and options to purchase 22,000 shares are exercisable at $0.56 per share. All of the Options will become immediately exercisable upon the Merger. On the Effective Date, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of SunGard Common Stock (rounded off to the nearest whole number of shares) equal to the number of shares of BancWare Stock issuable upon exercise of such Option immediately before the Effective Date, multiplied by the Class B Common Stock Merger Exchange Ratio, and (b) the exercise price per share of SunGard Common Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per share of BancWare Stock under such Option immediately before the Effective Date, divided by the Class B Common Stock Merger Exchange Ratio

                           COMPARISON OF THE RIGHTS OF
                      STOCKHOLDERS OF SUNGARD AND BANCWARE

         Upon consummation of the Merger, all BancWare shareholders (other than BancWare shareholders who perfect dissenter's rights) will become stockholders of SunGard, and their rights as stockholders will be governed by the Delaware General Corporation Law ("Delaware Corporate Law") and by SunGard's Amended and Restated Certificate of Incorporation.

Stockholders of SunGard, like shareholders of BancWare, are entitled to (1) dividends if, as and when declared by the board of directors out of funds legally available therefor, (2) one vote per share on all matters submitted to a vote of stockholders, and (3) ratable sharing in the distribution of assets legally available therefor upon the liquidation, dissolution or winding-up of the corporation after payment of debts and expenses. Like shareholders of BancWare, stockholders of SunGard have no preemptive rights.

         There are certain differences in stockholder rights between Delaware Corporate Law and the Massachusetts Business Corporation Law ("Massachusetts Corporate Law") which currently governs the rights of BancWare shareholders. Some of the more significant differences are:

         1. Delaware Corporate Law requires only a majority vote of stockholders to approve a merger, consolidation, sale of assets or charter amendment, while Massachusetts Corporate Law requires a two-thirds vote to approve these actions.

         2. Delaware Corporate Law provides for dissenter's rights of appraisal only with respect to certain mergers and consolidations, while Massachusetts Corporate Law generally provides for such rights with respect to all mergers and consolidations as well as certain dispositions and adverse charter amendments.

         3. Delaware Corporate Law generally permits broader indemnification of directors and officers than does Massachusetts Corporate Law. SunGard's bylaws provide for indemnification to the fullest extent permitted by Delaware Corporate Law. In addition, SunGard has entered into indemnification agreements (in the form approved by its stockholders) with its directors and officers that provide indemnification to the fullest extent permitted by Delaware Corporate Law and, in certain respects, provide greater protection than that specifically provided by Delaware Corporate Law.

         4. Although Delaware Corporate Law and Massachusetts Corporate Law permit corporations to adopt charter provisions limiting the liability of directors to the corporation and its stockholders under certain circumstances, the permitted limitations under Delaware Corporate Law are somewhat more beneficial to directors than those under Massachusetts Corporate Law.

         Unlike the charter of BancWare, SunGard's Amended and Restated Certificate of Incorporation authorizes the Board of Directors of SunGard to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series with distinctive serial designations. The issuance of Preferred Stock by SunGard could make it more difficult for a third party to acquire a majority of the outstanding voting stock of SunGard and could adversely affect the rights of holders of SunGard Common Stock, such as dividend and liquidation rights.

                         RECENT DEVELOPMENTS OF SUNGARD

         On October 17, 1997, SunGard entered into an agreement to merge with Infinity Financial Technology, Inc. ("Infinity") in a stock-for-stock transaction in which each share of Infinity common stock will be exchanged for
0.68 of a share of SunGard Common Stock (the "Infinity Merger"). Based upon SunGard's closing price of $24-1/16 on October 16, 1997, the shares to be issued by SunGard in the transaction, representing approximately fifteen percent of its outstanding shares, will have a value of approximately $313 million.

         Infinity develops, markets and supports enterprise software solutions for financial trading and risk management. Infinity, which was founded in 1989 by current chief executive officer Roger A. Lang, Jr., targets global organizations that manage complex financial assets and has about seventy installations, including some of the premier financial institutions worldwide. Infinity's suite of off-the-shelf applications, which run on Windows NT and UNIX operating systems, are based on the open Infinity Data Model and Fin ++ Class Library.

         SunGard management believes that, while the acquisition of Infinity could add to SunGard's 1998 earnings growth, it should dilute 1997 earnings by approximately $0.04 per share exclusive of one-time costs related to the merger. The acquisition, which is intended to be accounted for as a pooling-of-interests, is expected to close by the end of 1997 or early in 1998, subject to, among other things, regulatory approval and approval of the shareholders of Infinity.

         The following Unaudited Pro Forma Combined Condensed Financial Data assumes that the Infinity Merger has occurred on January 1, 1994, combining the results of SunGard and Infinity as of June 30, 1997 and December 31, 1996, and for the six months ended June 30, 1997 and 1996 and for each of the three years in the period ended December 31, 1996, with the Infinity Merger accounted for on a pooling-of-interests basis. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that actually would have been obtained if the Infinity Merger had been effected on the dates indicated or the results that may be obtained in the future.

         During the nine month period ended September 30, 1997, SunGard has completed seven acquisitions. Pro forma data for these acquisitions are not presented because, except for one time charges related to purchased in-process research and development as described in Note 5 to the Unaudited Pro Forma Combined Condensed Financial Data appearing on page 21, the financial condition and results of operations as reported in SunGard's historical financial statements would not be materially different.

         The Unaudited Pro Forma Combined Condensed Financial Data should be read in conjunction with the historical financial statements and the related notes thereto of SunGard and Infinity, all of which are incorporated by reference in this Proxy Statement-Prospectus.

        SUNGARD DATA SYSTEMS INC. AND INFINITY FINANCIAL TECHNOLOGY, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (in thousands, except per share amounts)


                                            Six Months
                                          Ended June 30,                  Years Ended December 31,
                                    ---------------------------   ------------------------------------------
                                       1997           1996           1996           1995           1994
                                    ------------   ------------   ------------   ------------   ------------
Revenues:
         SunGard....................   $395,072       $305,366       $670,309       $532,628       $437,190
         Infinity...................     29,053         17,947         41,548         24,738         12,595
         Pro Forma Combined.........    424,125        323,313        711,857        557,366        449,785

Net Income:
         SunGard....................     32,209/(5)/    30,851         34,901(5)      48,672/(5)/    43,087
         Infinity...................      3,189/(2)/     2,483          5,405          2,173/(3)/     1,641
         Pro Forma Combined/(1)/....     35,398         33,334         40,306         50,845         44,728

Fully Diluted net income per
         common share:/(4)/
         SunGard (as reported)......       0.36/(5)/      0.36           0.41/(5)/      0.61/(5)/      0.56
         Infinity/(6)/..............       0.22/(2)/      0.19           0.41           0.17/(3)/      0.14
         Pro Forma Combined.........       0.35           0.34           0.41           0.55           0.50

Shares used to compute fully
         diluted net income per
         common share:/(4)/
         SunGard (as reported)......     88,288         85,962         86,122         79,336         77,004
         Infinity/(6)/..............     14,291         12,805         13,085         12,500         12,149
         Pro Forma Combined.........    102,579         98,767         99,207         91,836         89,153

Book Value per common share:
         SunGard (as reported)/(4)/.   $   5.80                      $   5.50
         Infinity/(6)/..............       3.50                          3.27
         Pro Forma Combined/(4)/....       5.50                          5.21

-------------------------------
(1) Excludes merger costs which are estimated to be approximately $4.0 million.

(2) Includes one-time charge for purchased in-process research and development of $861 ($551 after tax).

(3) Includes reduction of $1,276 from net income in connection with the redemption of the Series B Preferred Stock of Infinity.

(4) All shares have been adjusted for the two-for-one stock split which occurred in September 1997.

(5) Includes one-time charges for purchased in-process research and development, merger and other costs of $51,083 and $4,238 in 1996 and 1995 ($33,468 and $4,238 after-tax, or $0.39 and $0.05 per share, respectively), and $9,618 for the six months ended June 30, 1997 ($5,805 after-tax, or $0.07 per share).

(6) Presented on a pro forma equivalent basis, converting Infinity's as reported shares to SunGard equivalent shares using the exchange ratio of
      0.68 of a share of SunGard Common Stock for each share of Infinity Common Stock.

                  MARKET PRICES OF BANCWARE STOCK AND DIVIDENDS

         As of the Record Date, there were 56 holders of record of BancWare Class A Common Stock, seven holders of record BancWare Class B Common Stock and 15 holders of record of BancWare Preferred Stock. There is no established public trading market for either BancWare Class A Common Stock, BancWare Class B Common Stock or BancWare Preferred Stock. As a result, the market value for shares of BancWare Stock is not readily ascertainable.

         BancWare has never paid any dividends and has no current intention to pay dividends in the foreseeable future.


                   SELECTED FINANCIAL INFORMATION OF BANCWARE

         The following selected financial data for the years ended December 31, 1996 and 1995 are derived from the financial statements of BancWare. The financial data for the six months ended June 30, 1997 and 1996 are derived from unaudited financial statements. The financial data for the six months ended June 30, 1997 and 1996 include all adjustments, consisting of normal recurring accruals, which BancWare considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1997. The data should be read in conjunction with the financial statements, related notes, and other financial information of BancWare included herein. See INDEX TO FINANCIAL STATEMENTS OF BANCWARE.


                                                   Six Months Ended                  Year Ended
                                                       June 30,                     December 31,
                                              ---------------------------     --------------------------
                                                 1997            1996            1996           1995
                                              ------------    -----------     -----------    -----------
                                                          (In thousands, except per share data)
Income Statement Data:
         Revenues............................. $1,921         $1,369            $2,651         $2,008
         Income (loss) from operations........    233            107               (48)           (60)
         Net income (loss)....................    175             94              (105)           (83)
         Net income (loss) per share:
                  Primary.....................   0.03           0.02             (0.02)         (0.01)
                  Fully diluted...............   0.03           0.02             (0.02)         (0.01)

Balance sheet Data:
         Total Assets.........................    781            537               545            491
         Total short term and long term debt..      0              0                 0              0
         Stockholders' equity (deficit).......    (75)           (52)             (250)          (145)


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITIONS AND RESULTS OF OPERATIONS OF BANCWARE


General

         BancWare was founded in 1982 and provides planning, reporting, and analysis software to the banking industry. Its two main products are BancWare Convergence, a planning and analysis model, and BancWare Financial Controller, a data collection and distribution tool.

         BancWare's sales come from three primary sources: sales of new software licenses, consulting and training services, and annual maintenance which includes license renewal and customer support. Revenues first topped $1,000,000 in 1992 and reached $2,651,000 in 1996. Revenues for the first six months of 1997 were $1,921,000, as compared to $1,369,000 for the same period for 1996.

         Much of the recent growth in sales has come in international markets. In the second half of 1995, BancWare entered into distribution agreements with distributors in Korea, Japan and Australia, and all have produced significant sales. A European distributor was added in December 1996. BancWare's new software licensing revenues are generated by a relatively small number of sales, each with a significant dollar value. While Management believes that the overall trend in revenues will continue to be positive, revenues are likely to fluctuate unpredictably when viewed on a quarter-to-quarter, or even a year-to-year basis.

         All areas of BancWare's business have been expanding over the past two years. Despite consolidation in the banking business, which continues to be a significant business risk, BancWare's customer retention has been very strong. As a result, as new licenses are sold the customer base grows leading to growth in consulting, training, and license renewal revenues. In addition to its distributors, BancWare has an internal sales team that now has four members, three of which were added in June 1997. The expanded sales force is expected to have a significant impact starting in the fourth quarter of 1997.

         BancWare's operations are self-funding and management believes the company's capital resources are sufficient to fund current needs. Within this goal of being self-funding, management invests as much as possible in the growth of the business by devoting resources to product development and sales. BancWare has a $350,000 working capital line of credit that currently has no amounts outstanding against it.

         Product sales are not seasonal but can fluctuate widely from month to month due to the timing of orders. BancWare has a diverse customer base within the banking industry and is not dependent on any single customer.

         BancWare has two key product development projects scheduled for completion at the end of 1997. One is for the Option Adjusted Value of Risk, which is critical for continuing sales of BancWare Convergence. The other is Mapping Manager, which is a Windows(TM) based replacement for the Extract Manager and is critical for BancWare Financial Controller sales. Delays in completing these projects could have a significant impact on BancWare revenues.

         The software employment market in the Boston area is currently very competitive. Though BancWare does not anticipate losing any key employees in the near future, there is considerable risk of such loss, and any losses could adversely affect development schedules and sales targets. The competitive employment market will also continue to apply pressure to salary levels. Travel expenses, which are the next largest category after compensation, are expected to remain proportionate to sales. Within 18 months, BancWare expects to require additional office space and expects to renegotiate the five-year lease it signed late in 1996.

Results of Operations

         Revenues

         Net revenue for the six months ended June 30, 1997 totaled $1,921,000, an increase of 40% from the same period in 1996. Domestic license sales grew 27%, from $378,000 to $481,000, and new license sales by foreign distributors grew 65%, from $268,000 to $443,000. The foreign sales increase was primarily due to foreign distributors in their second year with BancWare becoming increasingly productive. Consulting revenue rose 80% due to growth of the customer base and a 40% rate increase. Maintenance revenue was up 9% due to an increased customer base. Revenue per employee was $80,000 for the six months ended June 30, 1997, and $68,000 for the same period in 1996.

         Net revenue in 1996 increased 32% to $2,651,000 from $2,008,000 in 1995. Most of the increase came from new license sales in international markets as BancWare's distributors in Korea, Australia, and Japan became productive. In 1996, total billing to customers outside North America was $581,000, up from $91,000 in 1995. Though new license sales in North American declined 5%, the increase in the installed base of customers led to a 16% increase in maintenance revenue and a 26% increase in consulting and training fees.

         Net revenue in 1995 was up 10% from 1994. New license sales increased 9% while maintenance and consulting revenues increased 6% and 11%, respectively, as a result of the larger customer base. Sales per employee were $121,000, $112,000, and $107,000 in 1996, 1995, and 1994, respectively.

         Expenses

         Operating expenses for the six months ended June 30, 1997 totaled $1,689,000, an increase of 34% from the same period in 1996. This increase is partly due to the increase in sales, but primarily reflects management's efforts to invest as much as possible in expansion of the business. Headcount, including contractors, increased from 22 at June 30, 1996 to 28 at June 30, 1997. Three new sales people were added in June 1997 but management believes it will take at lease several months to realize new sales as a result of these additions. Operating margin was 12% for the six months ended June 30, 1997 and 8% for the same period in 1996.

         Operating expenses in 1996 increased 31% to $2,697,000 from $2,062,000 in 1995. Part of the increase is due to increases in sales, but the remainder is from investment in product development. During 1996, total headcount increased from 18 to 24, and payroll expenses in engineering and product management increased 122% over 1995. Expenses in 1995 increased 14% to $2,062,000 from $1,811,000 in 1994. Operating margins were (2)%, (3)%, and 1% in 1996, 1995, and
1994, respectively.

         Income Taxes

         Income tax expense for the six months ended June 30, 1997 was $62,000, an effective rate of 26% compared to 15% for the same period in 1996. No federal income taxes were accrued in 1996, while $35,000 was accrued through June 30, 1997.

         The provision for state income taxes in 1996 was $62,000 and $28,400 in 1995. There was no federal income tax expense recorded either year.

Liquidity and Capital Resources

         At June 30, 1997, BancWare had cash and equivalents of $145,000, up from $58,000 a year earlier, reflecting cumulative profitability. Receivables were $574,000, up from $432,000 a year earlier, due to higher sales. The ratio of current assets to total liabilities was .88:1 at June 30, 1997 and .91:1 at June 30, 1996.

         At December 31, 1996, BancWare had cash and equivalents of $151,000, down from $376,000 at December 31, 1995. Most of this change had to do with the timing of sales and collections, which can fluctuate greatly month to month due to the timing of license sales and renewals. Receivables at December 31, 1996 were $365,000 and the ratio of current assets to total liabilities was .65:1. At December 31, 1995, receivables were $98,000 and the ratio of current assets to total liabilities was .77:1. Cash and equivalents at December 31, 1995 were $5,000 higher than at December 31, 1994. At December 31, 1994, the ratio of current assets to total liabilities was .85:1.

         As of June 30, 1997, BancWare had a line of credit of $350,000 from a local bank. This line of credit was $175,000, $100,000, and $50,000 at December 31, 1996, December 31, 1995, and December 31, 1994, respectively. No amounts were outstanding on any of those dates however. Due to fluctuations in collections, BancWare has borrowed funds under the line of credit periodically.

                              BUSINESS OF BANCWARE

         BancWare is a privately held software development, sales and service company located in Boston, Massachusetts. Formed in 1981 and incorporated in 1982, BancWare was founded to provide balance sheet simulation software to support the newly formed asset/liability management process in U.S. banks and thrifts. Over the years, BancWare's software offerings have expanded and the market has become an international one. The basic asset/liability simulation software has been enhanced to support financial forecasting. In addition, BancWare has added software options for the Monte-Carlo generation of interest rate scenarios, multi-currency support, an Intex CMO interface and an advanced prepayment module. BancWare optionally offers professional services implementation consulting engagements to implement all of the products and options above. Finally, through a combination of software and professional services consulting, BancWare supports asset/liability and planning data feeds for forecasting or asset/liability management from the application accounting systems, coterminous funds transfer pricing ("CFTP") for balance sheet cost accounting, and the financial database of record to optionally retain the information provided by the feeds or CFTP.

         In the last two years, BancWare has moved from an exclusively U.S.-based focus to an international one. BancWare has 85 clients of which 28 are located in Asia or Australia. BancWare also has two clients in Belgium, one in Sweden and one in Peru. BancWare has international distributors in Japan, Australia, Europe and Korea. BancWare's distributors in Korea and Japan are each responsible for converting BancWare's Convergence product to their native languages.

                       PRINCIPAL SHAREHOLDERS OF BANCWARE

         The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of BancWare Class A Common Stock, BancWare Class B Common Stock, and BancWare Preferred Stock by (i) each person who is the beneficial owner of more than 5% of the outstanding BancWare Class A Common Stock, BancWare Class B Common Stock or BancWare Preferred Stock,
(ii) each director of BancWare, (iii) each of the executive officers of BancWare, and (iv) all directors and executive officers as a group. Except as otherwise noted, the named beneficial owner has sole voting and/or investment power over the shares of BancWare capital stock indicated.


                                               Class A                   Class B
                                            Common Stock               Common Stock             Preferred Stock
                                       ------------------------  -------------------------  ------------------------
                Name                     Shares      Percent        Shares       Percent       Shares      Percent
-------------------------------------  -----------  -----------  ------------  -----------  -----------  -----------
William E. Popp                           535,000        49.24%    1,465,000        27.74%          --           --
  Director, President and Chief
  Executive Officer

M. I. Mandalinci/(1)/                          --           --       312,000         5.58           --           --
  Executive Vice President, Assistant
  Clerk, Chief Operating Officer

Douglas Drane/(2)/                         25,000         2.30     3,361,875        63.67           --           --
  Director

John N. Rees/(3)/                          50,000         4.60        40,000            *       87,500        42.68%
  Treasurer, Director, Chairman

Frank Rizzo/(3)/                               --           --        40,000            *           --           --
  Director

Wilfred E. Gardner                         28,511         2.62            --           --           --           --
  Clerk and Secretary

All directors and executive officers
  (6 persons)                             638,511        58.77     5,218,875        92.01       87,500        42.68

Fleet National Bank                            --           --            --           --       40,000        19.51

Louis A. Bruso, Jr.                       106,500         9.80       293,500         5.25           --           --

Lydia D. Hart/(4)/                         10,521            *            --           --       12,000         5.85


---------------------------
*Less than 1.0%

(1) Includes options to purchase 311,900 shares of Class B Common Stock which are exercisable within 60 days of the Record Date. Does not include options to purchase 168,000 shares of Class B Common Stock, which will become exercisable upon the Effective Date.

(2) Includes 1,401,875 shares of Class B Common Stock held in the name of Drane Associates, Inc.

(3) Includes options to purchase 40,000 shares of Class B Common Stock which are exercisable within 60 days of the Record Date.

(4) Includes: 2,000 shares of Class A Common Stock and 4,000 shares of Preferred Stock held in the name of Lydia D. Hart, Custodian under UGMA for Andrew Ely Hart and 2,173 shares of Class A Common Stock and 4,000 shares of Preferred Stock held in the name of Lydia D. Hart, Custodian under UGMA for Caroline B. Hart. Lydia D. Hart has the authority to vote all of these shares.

                                     EXPERTS

         The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in this Proxy Statement-Prospectus and in the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The financial statements of BancWare at December 31, 1996, and for the years ended December 31, 1996 and 1995, appearing in this Proxy Statement-Prospectus and in the Registration Statement, have been audited by Carlin, Charron & Rosen LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of Infinity Financial Technology, Inc. appearing in Infinity Financial Technology, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania, has rendered an opinion to the effect that the shares of SunGard Common Stock to be issued in exchange for shares of BancWare Stock, when issued pursuant to the Merger, will be legally issued, fully paid and non-assessable. SunGard's General Counsel will pass on certain other legal matters on behalf of SunGard. Lucash, Gesmer, & Updegrove LLP will pass on certain legal matters on behalf of BancWare.

                    INDEX TO FINANCIAL STATEMENTS OF BANCWARE


                                                                            PAGE
                                                                            ----

Report of Independent Auditors............................................. F-1

Audited Financial Statements

Balance Sheet as of December 31, 1996...................................... F-2

Statements of Operations for the Years Ended
         December 31, 1996 and 1995........................................ F-3

Statements of Cash Flows for the Years Ended
         December 31, 1996 and 1995........................................ F-4

Statement of Deficiency in Assets for the Years Ended
         December 31, 1996 and 1995........................................ F-5


Unaudited Financial Statements


Balance Sheet as of June 30, 1997.......................................... F-6

Statements of Operations for the Six Months
         Ended June 30, 1997 and 1996...................................... F-7

Statements of Cash Flows for the Six Months
         Ended June 30, 1997 and 1996...................................... F-8

Statement of Deficiency in Assets for the Six Months
         Ended June 30, 1997 and 1996...................................... F-9

Notes to Financial Statements............................................. F-10

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------




The Board of Directors
BancWare, Inc.
Boston, Massachusetts


         We have audited the accompanying balance sheet of BancWare, Inc. as of December 31, 1996 and for each of the years ended December 31, 1996 and 1995 the related statements of operations, deficiency in assets, and cash flows. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BancWare, Inc. at December 31, 1996 and for each of the years ended December 31, 1996 and 1995 the results of its operations and its cash flows in conformity with generally accepted accounting principles.

         As discussed in Note 11 to the financial statements, certain errors resulting in overstatement of previously reported net income as of December 31, 1996 and 1995, were discovered by management of the Company during the current year. Accordingly, an adjustment has been made to deficit as of December 31, 1996 and 1995, to correct the errors.






CARLIN CHARRON & ROSEN LLP
MILFORD, MASSACHUSETTS

January 29, 1997
(except for Note 11, as to which
       the date is October 27, 1997)

                                BANCWARE, INC.
                                -------------

                                 BALANCE SHEET
                                 -------------

                               DECEMBER 31, 1996
                               -----------------

                                    ASSETS
                                    ------
CURRENT ASSETS:
     Cash and cash equivalents                                 $   150,708
     Accounts receivable                                           364,789
     Prepaid expenses                                                1,863
                                                               -----------
         TOTAL CURRENT ASSETS                                      517,360
                                                               -----------

PROPERTY AND EQUIPMENT:
     Furniture and fixtures                                         25,775
     Equipment                                                      70,799
     Leasehold improvements                                          3,789
                                                               -----------
                                                                   100,363
     Less accumulated depreciation                                  96,885
                                                               -----------
                                                                     3,478
                                                               -----------

OTHER ASSETS:
     Deposits                                                       24,237
                                                               -----------
                                                                    24,237
                                                               -----------
                                                               $   545,075
                                                               ===========

                     LIABILITIES AND DEFICIENCY IN ASSETS
                     ------------------------------------
CURRENT LIABILITIES:
     Accounts payable and accrued expenses                     $   221,478
     State income tax payable                                        7,105
     Deferred income                                               566,745
                                                               -----------
          TOTAL CURRENT LIABILITIES                                795,328
                                                               -----------

DEFICIENCY IN ASSETS:
     Preferred stock, $1.00 par value.  Authorized
         1,000,000 shares, issued and outstanding
         205,000 shares                                            205,000
     Class A common stock, $.01 par value.  Authorized
         2,000,000 shares, issued and outstanding
         1,086,532 shares                                           10,865
     Class B common stock, $.01 par value.  Authorized
         6,000,000 shares, issued and outstanding
         5,280,475 shares                                           52,805
Additional paid-in capital                                       1,035,351
Deficit                                                         (1,482,256)
                                                               -----------
                                                                  (178,235)

     Less treasury stock, 732,054 Class A common shares            (72,018)
                                                               -----------
                                                                  (250,253)
                                                               -----------
                                                               $   545,075
                                                               ===========

See notes to financial statements.    F-2

                                BANCWARE, INC.
                                --------------

                           STATEMENTS OF OPERATIONS
                           ------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                ----------------------------------------------

                                                        1996           1995
                                                       ------         ------

REVENUE                                             $ 2,650,673    $ 2,007,561

OPERATING EXPENSES, excluding depreciation            2,697,429      2,062,246
                                                    -----------    -----------

OPERATING LOSS BEFORE DEPRECIATION AND OTHER
     INCOME, EXPENSE AND TAXES ON INCOME                (46,756)       (54,685)

DEPRECIATION AND OTHER INCOME(EXPENSE):
     Depreciation                                          (696)        (5,274)
     Interest income                                      5,691          5,148
     Interest expense                                    (1,148)          --
                                                    -----------    -----------
                                                          3,847           (126)
                                                    -----------    -----------
LOSS BEFORE TAXES                                       (42,909)       (54,811)
                                                    -----------    -----------

TAXES ON INCOME                                          62,172         28,400
                                                    -----------    -----------

NET LOSS                                            $  (105,081)   $   (83,211)
                                                    ===========    ===========

See notes to financial statements.    F-3

                                BANCWARE, INC.
                                --------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                ----------------------------------------------

                                                                 1996              1995
                                                                ------            ------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net (loss)                                              $(105,081)        $ (83,211)
                                                             ---------         ---------
     Adjustments to reconcile net loss to net
     cash (used) provided by operating activities:
         Depreciation and amortization                             696             5,274
         Changes in operating assets and liabilities:
               Decrease (increase) prepaid expenses             15,000           (12,208)
               Increase in accounts receivable                (266,345)          (98,444)
               Increase in deposits                            (24,237)             --
               (Decrease) increase in state income
                  tax payable                                  (21,295)           28,400
               Increase in accounts payable and
                  accrued expenses                             100,996            85,682
               Increase in deferred income                      79,245            78,625
                                                             ---------         ---------

                           Total adjustments                  (115,940)           87,329
                                                             ---------         ---------

     Net cash (used) provided by operating
         activities                                           (221,021)            4,118
                                                             ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                       (4,174)             --
     Net cash used by investing activity                        (4,174)             --
                                                             ---------         ---------

NET (DECREASE) INCREASE IN CASH                               (225,195)            4,118
CASH, beginning of year                                        375,903           371,785
                                                             ---------         ---------
CASH, end of year                                            $ 150,708         $ 375,903
                                                             =========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

     Cash paid during the year for -
         Interest                                            $   1,148         $    --
                                                             =========         =========
         Income taxes                                        $  59,595         $    --
                                                             =========         =========

See notes to financial statements.    F-4

                                BANCWARE, INC.
                                --------------

                       STATEMENT OF DEFICIENCY IN ASSETS
                       ---------------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                ----------------------------------------------

                                                                           Class A                   Class B
                                              Preferred Stock            Common Stock              Common Stock
                                            (Par value = $1.00)       (Par value = $.01)        (Par value = $.01)
                                          ------------------------ ------------------------- -------------------------

                                            Shares      Amount       Shares       Amount       Shares       Amount
                                          ----------- ------------ ------------ ------------ ------------ ------------
BALANCE, January 1, 1995,                    205,000     $205,000    1,082,788      $10,828    5,280,475      $52,805
         as restated

RECLASSIFICATION                                                         3,744           37

NET INCOME, as restated                           --           --           --           --           --           --
                                          ----------- ------------ ------------ ------------ ------------ ------------

BALANCE, December 31, 1995                   205,000      205,000    1,086,532      $10,865    5,280,475      $52,805

NET INCOME, as restated                           --           --           --           --           --           --
                                          ----------- ------------ ------------ ------------ ------------ ------------

BALANCE, December 31, 1996                   205,000     $205,000    1,086,532      $10,865    5,280,475      $52,805
                                          =========== ============ ============ ============ ============ ============
                                                                          Treasury Stock
                                           Additional                 ------------------------
                                            Paid-in
                                            Capital       Deficit       Shares      Amount
                                          ------------- ------------- ----------- ------------
BALANCE, January 1, 1995,                   $1,035,388  $(1,293,964)     732,054   $ (72,018)
         as restated

RECLASSIFICATION                                   (37)

NET INCOME, as restated                             --      (83,211)          --           --
                                          ------------- ------------- ----------- ------------

BALANCE, December 31, 1995                  $1,035,351  $(1,377,175)     732,054    $(72,018)

NET INCOME, as restated                             --     (105,081)          --           --
                                          ------------- ------------- ----------- ------------

BALANCE, December 31, 1996                  $1,035,351  $(1,482,256)     732,054    $(72,018)
                                          ============= ============= =========== ============



See notes to financial statements.    F-5

                                BANCWARE, INC.
                                --------------

                                 BALANCE SHEET
                                 -------------

                                 JUNE 30, 1997
                                 -------------
                                  (Unaudited)

                                    ASSETS
                                    ------
CURRENT ASSETS:
  Cash and cash equivalents                                 $   144,727
  Accounts receivable less reserve of $10,000
     for uncollectable receivables                              563,833
  Prepaid expenses                                               44,689
                                                            -----------
        TOTAL CURRENT ASSETS                                    753,249
                                                            -----------

PROPERTY AND EQUIPMENT:
  Furniture and fixtures                                         25,775
  Equipment                                                      70,799
  Leasehold improvements                                          3,789
                                                            -----------
                                                                100,363
  Less accumulated depreciation                                  96,884
                                                            -----------
                                                                  3,479
                                                            -----------
OTHER ASSETS:
  Deposits                                                       24,237
                                                            -----------
                                                                 24,237
                                                            -----------
                                                            $   780,965
                                                            ===========
                     LIABILITIES AND DEFICIENCY IN ASSETS
                     ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses                     $   348,598
  State income tax payable                                        7,105
  Deferred income                                               500,226
                                                            -----------
          TOTAL CURRENT LIABILITIES                             855,929
                                                            -----------

DEFICIENCY IN ASSETS:
  Preferred stock, $1.00 par value.  Authorized
    1,000,000 shares, issued and outstanding
    205,000 shares                                              205,000
  Class A common stock, $.01 par value.  Authorized
    2,000,000 shares, issued and outstanding
    1,086,532 shares                                             10,865
  Class B common stock, $.01 par value.  Authorized
    6,000,000 shares, issued and outstanding
    5,280,475 shares                                             52,805
Additional paid-in capital                                    1,035,351
Deficit                                                      (1,306,967)
                                                            -----------
                                                                 (2,946)
  Less treasury stock, 732,054 Class A common shares            (72,018)
                                                            -----------
                                                                (74,964)
                                                            -----------
                                                            $   780,965
                                                            ===========

See notes to financial statements.    F-6

                                BANCWARE, INC.
                                --------------

                           STATEMENTS OF OPERATIONS
                           ------------------------

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                -----------------------------------------------
                                  (Unaudited)

                                           1997              1996
                                        ----------        ----------

REVENUE                                 $1,921,495        $1,369,027

OPERATING EXPENSES                       1,688,878         1,261,956
                                        ----------        ----------

OPERATING INCOME BEFORE INTEREST
  INCOME AND TAXES ON INCOME               232,617           107,071

INTEREST INCOME                              4,252             3,438
                                        ----------        ----------

INCOME BEFORE TAXES                        236,869           110,509

INCOME TAXES:
     State                                  26,580            16,965
     Federal                                35,000              --
                                        ----------        ----------

NET INCOME                              $  175,289        $   93,544
                                        ==========        ==========


See notes to financial statements.    F-7

                                BANCWARE, INC.
                                --------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                -----------------------------------------------
                                  (Unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:                                1997              1996
                                                                   ---------         ---------
     Net income                                                    $ 175,289         $  93,544
                                                                   ---------         ---------
     Adjustments to reconcile net income to net
         cash used by operating activities:

               Changes in operating assets and liabilities:
                  Prepaid expenses                                   (40,826)          (30,004)
                  Accounts receivable                               (201,044)         (333,355)
                  Accounts payable and accrued expenses              127,119           (25,551)
                  Deferred income                                    (66,519)          (22,659)
                                                                   ---------         ---------

               Total adjustments                                    (181,270)         (411,569)
                                                                   ---------         ---------

               Net cash used by operating activities                  (5,981)         (318,025)
                                                                   ---------         ---------

NET DECREASE IN CASH                                                  (5,981)         (318,025)

CASH, beginning of period                                            150,708           375,903
                                                                   ---------         ---------

CASH, end of period                                                $ 144,727         $  57,878
                                                                   =========         =========

See notes to financial statements.    F-8

                                BANCWARE, INC.
                                --------------

                       STATEMENT OF DEFICIENCY IN ASSETS
                       ---------------------------------

                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                    --------------------------------------
                                  (Unaudited)

                                                                     Class A                   Class B
                                        Preferred Stock            Common Stock              Common Stock
                                      (Par value = $1.00)       (Par value = $.01)        (Par value = $.01)
                                    ------------------------ ------------------------- -------------------------

                                      Shares      Amount       Shares       Amount       Shares       Amount
                                    ----------- ------------ ------------ ------------ ------------ ------------
BALANCE, at December 31, 1996
as restated                            205,000     $205,000    1,086,532      $10,865    5,280,475      $52,805

NET INCOME                                  --           --           --           --           --           --

BALANCE, at June 30, 1997              205,000     $205,000    1,086,532      $10,865    5,280,475      $52,805
                                    =========== ============ ============ ============ ============ ============

                                                                     Treasury Stock
                                     Additional                 -------------------------
                                       Paid-in
                                       Capital      Deficit       Shares       Amount
                                     ------------ ------------- ------------ ------------
BALANCE, at December 31, 1996
as restated                           $1,035,351  $(1,482,256)      732,054   $ (72,018)

NET INCOME                                    --      175,289            --           --

BALANCE, at June 30, 1997             $1,035,351  $(1,306,967)      732,054    $(72,018)
                                     ============ ============= ============ ============


See notes to financial statements.    F-9

                                BANCWARE, INC.
                                --------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


1.       Nature of Business:
         ------------------

         BancWare, Inc. (the Company) was incorporated on September 1, 1982 at which time the Company acquired the net assets from BancWare (a predecessor partnership) in exchange for common stock. The Company designs, develops and markets proprietary computer software throughout the world.

2.       Summary of Significant Accounting Policies:
         ------------------------------------------

         Property, Equipment and Depreciation - Property and equipment are
         ------------------------------------
stated at cost. Depreciation is computed using the straight-line method at rates sufficient to write off the cost of the applicable assets over their estimated useful lives.

         Revenue Recognition - The Company recognizes revenue from various
         -------------------
sources as follows:

         Renewals/Maintenance Income - Revenue from license renewals is recognized upon renewal of the contract. Revenue from maintenance contracts is recognized over the term of the contract.

         New License Fee Income is recognized as revenue as follows:

         Standard Orders - License fees for standard orders, orders which do not require acceptance or penalty clauses after delivery of the product, are recognized upon delivery.

         Conditional Orders - License fees for conditional orders which require customer acceptance contingencies, are recognized upon final acceptance of the licensed product by the customer.

         Consulting and Training - Consulting and training income is recognized as services are performed.

         Advertising - The Company expenses advertising as incurred. Advertising
         -----------
expense was $7,231 and $1,935 for the years ended December 31, 1996 and 1995, respectively.

         Use of Estimates - The preparation of financial statements in
         ----------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Bad Debts - The Company uses the allowance method of accounting for bad
         ---------
debts. No allowance was deemed necessary at December 31, 1996 and 1995.

                                BANCWARE, INC.
                                --------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


         Income Taxes - Investment tax and research and development credits are
         ------------
accounted for as a reduction of the provision for Federal income taxes in the year realized.

3.       Software Production Costs:
         -------------------------

         In accordance with the requirements of SFAS No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed", the company expenses all costs to develop computer software.

4.       Income Taxes:
         ------------

         In accordance with SFAS 109, "Accounting for Income Taxes," the Company recorded deferred tax assets net of a valuation allowance to reflect the future tax benefits of financial operating loss and tax credit carryforwards, and temporary differences due primarily to differences between tax and financial reporting for software development costs and software maintenance revenues.

         A valuation allowance is required by SFAS 109 if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The need for a valuation allowance is evaluated periodically by management. Based on available evidence, management concluded that a valuation allowance of $199,800 and $291,100 was necessary at December 31, 1996 and 1995, respectively.

         At December 31, 1996 and 1995, income tax expense consisted solely of state income taxes. No federal income tax expense was recorded due to the use of federal tax credit and net operating loss carryforwards. The Company has unused tax credits available to offset future taxable income and tax liabilities as follows:


                        Date Expired       Tax Credits
                        ------------       -----------
                            1997            $ 8,305
                            1998             18,750
                            1999             13,308
                            2000             11,507
                            2001             18,530
                            2003               --
                            2004               --
                            2007               --
                        Beyond 2007          16,000
                                            -------
                                            $86,400
                                            =======

                                BANCWARE, INC.
                                --------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


5.       Line of Credit:
         --------------

         The Company has a $175,000 line of credit with a bank. There were no outstanding borrowings under this line of credit at December 31, 1996 and 1995. Interest on outstanding borrowings accrue at the bank's prime rate plus one half per cent. The line of credit is secured by all assets of the Company.

6.       Commitments:
         -----------

         The Company has several noncancelable operating leases for computer equipment and a lease for office space. In 1996 and 1995, the rental expense was $120,749 and $115,372, respectively.

         Future rental expense under these leases is as follows:

               1997           $172,397
               1998           $152,304
               1999           $146,382
               2000           $145,428
               2001           $133,309

7.       Stock Options and Warrants:
         --------------------------

         On April 20, 1988 the Company established an incentive stock option plan that provides for the granting of options to certain key employees of the corporation. Under the terms of the plan, the aggregate number of shares which may be issued upon exercise of all options granted under the plan shall not exceed 720,000 shares of the $.01 par value Class B common stock. The price at which shares of stock may be purchased under the plan shall be determined by the Board of Directors and such price shall be at least equal to the fair market value of such shares on the date on which the option is granted.

         Incentive stock option plan transactions for the years ended December 31, 1996 and 1995 are as follows:

            Options granted and outstanding
                     at January 1, 1995                      560,000
            Options granted - 1995                           120,000
            Options exercised or cancelled - 1995            320,000
                                                           ---------
            Options granted and outstanding
                     at December 31, 1995                    360,000
            Options granted - 1996                           162,000
            Options exercised or cancelled - 1996             20,000
                                                          ----------
            Options granted and outstanding
                     at December 31, 1996                    502,000
                                                          ==========

                                BANCWARE, INC.
                                --------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


         In addition to the incentive stock option plan described above, the Company granted non-qualified stock options to purchase 80,000 shares of Class B common stock at an exercise price of $.05 per share. The non-qualified stock options expire ten (10) years from date of grant, vest in full immediately and exercise of the non-qualified option is subject to continuous affiliation of the optionee as a director or consultant for the Company.

8.       Concentration of Credit Risk:
         ----------------------------

         The Company places its cash and temporary investments with high credit quality institutions. At times such investments may be in excess of FDIC insurance limitations.

9.       Major Customer:
         --------------

         Sales to a major customer for 1996 and 1995 were $288,259 and $327,958, respectively.

10.      Deferred Income:
         ---------------

         Deferred income represents the unearned portion of maintenance contract income. Maintenance contract income is recognized ratably over the term of the contract, normally 12 months.

11.      Restated Financial Statements:
         -----------------------------

         The 1996 and 1995 financial statements have been restated to comply with generally accepted accounting principles required for the accounting of maintenance contract income, accrued expenses and software production costs. The effect of these changes in accounting reduced 1996 and 1995 income and by $269,024 and $261,686, respectively.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

PARTIES:       BANCWARE, INC.
               a Massachusetts corporation ("BancWare")
               88 Broad Street
               Boston, Massachusetts 02110

               WILLIAM E. POPP ("Popp")
               28 Sunnyrock Drive
               Walpole, Massachusetts 02081

               DOUGLAS DRANE ("Drane")
               13 Robroy
               Austin, Texas 78746

               M.I. MANDALINCI ("Mandalinci")
               30 Hideaway Lane
               Methuen, Massachusetts 01844

               SUNGARD DATA SYSTEMS INC.
               a Delaware corporation ("SunGard")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

               BWI ACQUISITION INC.
               a Delaware corporation ("Newco")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

DATE:          September 22, 1997

BACKGROUND: BancWare is in the business of designing, developing, selling, licensing and maintaining interest rate risk management, financial forecasting, coterminus funds transfer pricing and financial database record software for thrifts and other financial institutions ("BancWare Business"). Popp, Mandalinci and Drane (collectively "Principal Selling Parties") own approximately 82.0% of the issued and outstanding shares of BancWare Stock (as defined in Section 3.3). The Principal Selling Parties and the other shareholders of BancWare Stock are hereinafter referred to as the "Shareholders." The parties desire that Newco be merged with and into BancWare (the "Merger") on the terms and subject to the conditions set forth in this Agreement and Plan of Reorganization (this "Agreement") and the Agreement and Plan of Merger dated this date and designated as Exhibit A hereto (the "Plan"). The Board of Directors of BancWare has determined that the Merger and the other transactions contemplated by this Agreement and the Plan (collectively, the "Transactions") are in the best interests of BancWare and its shareholders. The respective Boards of Directors of SunGard and Newco, a wholly-owned subsidiary of SunGard, have determined that the Transactions are in the best interests of SunGard and Newco and their respective stockholders.

     INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1: DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

          1.1. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.5); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

          1.2. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, Cash Assets (as defined in Section 1.3), prepayments, deposits, escrows, Accounts Receivable, Tangible Property (as defined in Section 1.22), Real Property (as defined in Section 1.19), Software (as defined in Section 1.21), Contract Rights (as defined in
Section 1.6), Intangibles (as defined in Section 1.12) and goodwill, and claims, causes of action and other legal rights and remedies.

          1.3. "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

          1.4. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.17), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

          1.5. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

          1.6. "Contract Right" means any right, power or remedy of any nature under any Contract including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations

(as defined in Section 1.15), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

          1.7. "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

          1.8. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

          1.9. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, provided that, in cases where such generally accepted accounting principles permit the use of two or more accounting policies ("Accepted Policies") yielding different results, the following Accepted Policy shall be used, regardless of materiality:
(a) the historical Accepted Policy used by BancWare, if one is applicable; (b) if none of the historical Accepted Policies used by BancWare is applicable, the historical Accepted Policy used by SunGard, if one is applicable; or (c) if none of the historical Accepted Policies used by BancWare or by SunGard, is applicable, the preferred Accepted Policy under United States accounting rules and regulations. In no event shall the consistent application of the historical accounting policies used by BancWare have priority over GAAP, regardless of materiality.

          1.10. "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over the Real Property of BancWare, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of the leased or owned Real Property of BancWare is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCB's"), petroleum, petroleum products and urea formaldehyde.

          1.11. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

          1.12. "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

          1.13. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

          1.14. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

          1.15. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

          1.16. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

          1.17. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company or partnership, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

          1.18. "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

          1.19. "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

          1.20. "SEC" means the United States Securities and Exchange
Commission.

          1.21. "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

          1.22. "Tangible Property" means any furniture, fixtures, leasehold im provements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

          1.23. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, value added, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                             SECTION 2: THE MERGER

     Subject to the terms and conditions of this Agreement and the Plan, Newco shall be consolidated and merged with and into BancWare (the "Surviving Corporation") in accordance with the provisions of this Agreement and the provisions of the Plan. The closing of the Merger and the other Transactions shall take place on the Closing Date (as defined in Section 10.1) and shall be effective on the Effective Date (as defined in Section 10.1).

    SECTION 3: REPRESENTATIONS OF BANCWARE AND THE PRINCIPAL SELLING PARTIES

     Knowing that SunGard and Newco rely thereon, BancWare and the Principal Selling Parties, jointly and severally, represent and warrant to SunGard and Newco as of the date of this Agreement as follows:

          3.1 Organization. BancWare is a corporation duly organized, validly existing and in good standing under the Laws of Massachusetts. BancWare possesses the full corporate power and authority to enter into and perform this Agreement. BancWare possesses the full corporate power and authority to own its Assets, conduct its business as and where presently conducted except as disclosed on Schedule 3.1. BancWare is not required to be qualified or registered to do business in any jurisdiction except as disclosed on Schedule
31. BancWare does not own any securities of any corporation or any other interest in any Person. BancWare does not have any predecessors other than as set forth on Schedule 3.1. Schedule 3.1 states, for BancWare (a) its exact legal name; (b) its jurisdiction and date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers, indicating all current title(s) of each individual; (f) its registered agent and/or office in its jurisdiction of formation (if applicable); (g) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (h) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company's date of incorporation; and (i) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of articles or certificate of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of BancWare (or its affiliates or predecessors) have been delivered to SunGard.

          3.2. Effect of Agreement. BancWare's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate actions by its board of directors and do not constitute a violation of or default under its charter, bylaws and/or other organizational documents. For BancWare and each of the Principal Selling Parties, its or his execution, delivery and performance of this Agreement, and its or his consummation of the transactions contemplated by this Agreement, (a) except as disclosed on Schedule 3.2, do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it or he is a party or by which it or he is bound, (b) do not constitute a violation of any Law or Judgment that is applicable to it or him, or to the business or Assets of BancWare, or to the transactions contemplated by this Agreement, (c) except as disclosed on Schedule 3.2, do not accelerate or otherwise modify any Obligation of BancWare, (d) except as disclosed on Schedule 3.2, do not result in the creation of any Encumbrance upon, or give to any third party any interest in, any of the BancWare Business or Assets, or any of the capital stock of BancWare, and (e) except for the approval of the shareholders of BancWare as described in
Section 5, except as stated on Schedule 3.2 and except for the filing of the Certificate of Merger with the proper officials of the State of Massachusetts, do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of BancWare and each of the Principal Selling Parties, enforceable against BancWare and each of the Principal Selling Parties in accordance with its terms. A certified copy of the resolutions duly adopted by the board of directors of BancWare authorizing it to execute, deliver and perform this Agreement and the Plan, are attached to Schedule 3.2. There exists no right of first refusal or other preemptive rights with respect to BancWare, BancWare Stock, BancWare Business or BancWare Assets except for rights of first refusal held by BancWare to purchase stock of certain Shareholders.

          3.3. Capital Stock and Ownership. The authorized capital stock of BancWare consists of: (a) 2,000,000 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), of which 1,086,532 shares are issued and outstanding; (b) 6,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock"), of which 5,280,475 shares are issued and outstanding; and (c) 1,000,000 shares of Convertible Preferred Stock, $1.00 par value per share ("Preferred Stock"), of which 205,000 shares are issued and outstanding (collectively, the "BancWare Stock"). Schedule 3.3A is an accurate and complete list of (a) the names of all Shareholders of record of BancWare,
(b) the addresses of record of each Shareholder, (c) the social security numbers or federal tax identification numbers of the Principal Selling Parties, and (d) the numbers of, type of shares of and the certificate numbers of the stock certificates representing shares of outstanding BancWare Stock. Each of the Principal Selling Parties is the sole record and beneficial owner of the shares of BancWare Stock set forth opposite his name on Schedule 3.3A and has good and marketable title to such shares of capital stock, free and clear of any Encumbrance. Each of the other Shareholders is the sole record owner of the shares of BancWare Stock set forth opposite such Shareholder's name on Schedule 3.3A and, to the knowledge of BancWare and the Principal Selling Parties, has good and marketable title to such shares of capital stock, free and clear of any Encumbrance. BancWare has not ever authorized, sold or issued any securities other than the shares of BancWare Stock as described in this Section except for warrants or options which have expired or terminated. There are no outstanding offers to issue or sell any capital stock of BancWare except pursuant to outstanding options described on Schedule 3.3B. Except for the Shareholders listed on Schedule 3.3A, there are no other record owners of any shares of BancWare Stock. Except for the shares of BancWare Stock listed on
Schedule 3.3A, there are no other issued or outstanding shares of capital stock of BancWare. All of the issued and outstanding shares of capital stock of BancWare have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All offerings, sales and issuances by BancWare of any shares of capital stock were conducted in compliance with all applicable federal and state securities Laws and all applicable state corporation Laws. Schedule 3.3B is an accurate and complete list of all outstanding options granted by BancWare including the names of all of the holders of record, their addresses of record, their social security numbers, the number of options granted, the class of capital stock for which such option may be exercised, the date of grant, the exercise price, and whether or not such options have vested as of the date of this Agreement. All options granted have been duly authorized. Attached to Schedule 3.3B are complete and accurate copies of all options plans. Except for this Agreement or as described in any of Schedules 3.3A and 3.3B, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of BancWare.

          3.4. Financial and Corporate Records. The books and records of BancWare are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect all of the Assets and Obligations of BancWare and all Contracts and other transactions to which BancWare is or was a party or by which BancWare or the business or Assets of BancWare is or was affected. Accurate and complete copies of the contents of the minute books and stock books of BancWare have been delivered to SunGard. Such minute books and stock books include (a) minutes of all meetings of the shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the shareholders, board of directors and any committees of the board of directors without a meeting at which any material action was taken, and
(c) accurate and complete records of the issuance, transfer and cancellation of all shares of capital stock and other securities since the date of incorporation. Neither the shareholders, board of directors or any committee of the board has taken any material action other than those actions reflected in the records referenced in clauses (a) and (b) of the preceding sentence.
Schedule 3.4 is an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of BancWare, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

          3.5. Compliance with Law. Except as set forth on Schedule 3.5, BancWare's operations, and the conduct of the BancWare Business, as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets have complied and currently do comply with all applicable Laws. Except as set forth on Schedule 3.5, BancWare has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted. All Permits held by BancWare are listed on
Schedule 3.5, and copies of such Permits have been delivered to SunGard and Newco.

          3.6. Financial Statements. BancWare's fiscal year ends on December 31.
Schedule 3.6A includes accurate and complete copies of the following unaudited annual financial statements ("Annual Financial Statements") of BancWare: (a) a balance sheet as of the end of each of the two most recent fiscal years; and (b) statements of operations, statements of stockholders' equity, and statements of cash flows for each of the two most recent fiscal years, and notes thereto.
Schedule 3.6B includes accurate and complete copies of all the following unaudited financial statements ("Interim Financial Statements"): an unaudited balance sheet of each of BancWare as of July 31, 1997 ("July 1997 Balance Sheet") and related unaudited financial statements, included but not limited to, unaudited statements of operations, unaudited statements of stockholders' equity and unaudited statements of cash flows prepared by the management of BancWare on an ongoing basis since the Annual Financial Statements. All of the Annual Financial Statements were (x) prepared in accordance with GAAP except as described on Schedule 3.6A; and (y) fairly present the financial condition and results of operations of BancWare as of the dates and for the periods indicated. All of the Interim Financial Statements were prepared in accordance with GAAP except as described on Schedule 3.6B, and all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made.

          3.7. Assets. Schedule 3.7 includes detailed lists of all Assets of BancWare itemized by balance sheet account, including (a) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost;
(b) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current Assets, itemized by category and with appropriate explanation; (d) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (e) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. BancWare has good and marketable title to all of its Assets and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance except for the Encumbrances listed on Schedule 3.7. Except for the Assets listed on Schedule 3.7, no other Assets are necessary to operate the BancWare Business.

          3.8. Obligations of BancWare. Schedule 3.8 includes detailed lists of all Obligations of BancWare reflected on the July 1997 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the July 1997 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation,
(c) deferred revenues, itemized by customer and time periods, and (d) other current and long-term liabilities. BancWare has no Obligations other than

(i) Obligations reflected on its July 1997 Balance Sheet, (ii) Obligations set forth in Schedule 3.8, (iii) Obligations under Contracts of the type listed or not required to be listed on Schedule 3.14, provided that as of July 31, 1997, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations incurred since July 31, 1997 and not in breach of any of the representations and warranties made in Section 3.9. None of the Obligations of BancWare are guaranteed by any Person.

          3.9. Operations Since July 31, 1997. Except as set forth on Schedule 3.9, from July 31, 1997 to the date of this Agreement:

          (a) Except in the ordinary course of its business consistent with its past practices, BancWare has not (i) created or assumed any Encumbrance upon any of its business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived any right or canceled any debt or claim; (viii) assumed or entered into any Contract other than this Agreement; (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives; or (x) done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

          (b) Even in the ordinary course of its business consistent with its past practices, BancWare has not incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract (other than customer contracts) or other transaction, or done any of the other things described in Section 3.9, involving an amount exceeding $15,000 in any single case or $75,000 in the aggregate.

          (c) There has been no material adverse change or material casualty loss affecting BancWare or its business, Assets or financial condition, and there has been no adverse change in the financial performance of BancWare.

          (d) Since December 31, 1996 (i) BancWare has not incurred any outstanding bank debt or notes payable, (ii) BancWare has not incurred any outstanding indebtedness to any current or former stockholder, director or officer of BancWare (excluding compensation and benefits due to such Persons in their capacities as employees, officers or directors of BancWare and excluding indebtedness described on Schedule 3.22) or to any affiliate (as such term is defined for purposes of the Securities Exchange Act of 1934, as amended ("1934 Act")) of BancWare or any of its stockholders, directors or officers, (iii) BancWare has not had any Obligation for any overdrafts with respect to any of its bank accounts or other Cash Assets, and (iv) no dividend or other distribution of Cash Assets or other Assets has been made by BancWare to or on behalf of any of the Shareholders (excluding compensation and benefits due to such Persons in their capacities as employees, officers or directors of BancWare). All deferred bonuses and compensation due from BancWare to the Shareholders or other employees or agents of BancWare have been fully paid or accrued on BancWare's July 1997 Balance Sheet.

          3.10. Accounts Receivable. All Accounts Receivable listed in Schedule
3.7 arose in the ordinary course of business and are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Except as described on Schedule 3.6A, proper amounts of deferred revenues appear on the books and records of BancWare, in accordance with GAAP, with respect to all of BancWare's (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

          3.11. Tangible Property. BancWare has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances except for the Encumbrances listed on Schedule 3.7. All of the Tangible Property of BancWare is located at the offices or facilities of BancWare except as disclosed on Schedule 3.11, and BancWare has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property used by BancWare or its customers is in good condition, ordinary wear and tear excepted, and is sufficient for the operations of BancWare as presently conducted.

          3.12. Real Property. BancWare does not own any Real Property. Schedule
3.12 is a detailed list of all Real Property leased by BancWare, showing location, rental cost and landlord. All Real Property under lease to or otherwise used by BancWare is in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of BancWare. No such Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice or threat from any lessor, governmental body or other Person has been received by BancWare or served upon any such Real Property claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. BancWare has not placed or caused to be placed, and to the best knowledge and belief of BancWare and each of the Selling Parties there were not and/or are not, any Hazardous Substances in, on, under or migrating from any of the Real Property of BancWare.

          3.13 Softare and Intangibles. Schedule 313 is an accurate and complete list and description of all Software and Intangibles owned, marketed, licensed, supported, maintained, used or under development by BancWare, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs. No other Software is required to operate the BancWare Business. Except as explained on Schedule 3.13, BancWare has good and marketable title to, and has the full right to use, all of the Software and Intangibles listed on Schedule 3.13, free and clear of any Encumbrance. Except as explained on Schedule 313, no rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the Software listed on Schedule 3.13. With respect to the Software listed on Schedule 3.13 identified as developed and owned by BancWare ("Proprietary Software"), (a) BancWare maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(c) such Software is written in the language set forth on Schedule 3.13, for use on the hardware set forth on Schedule 3.13 with standard operating systems; (d) such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (e) in each case, the Software operates in accordance with the user manual therefor without material operating defects; and (f) in each case, except as disclosed on
Schedule 3.13, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates or otherwise uses dates or date-related data will do so accurately, without operating defects, using dates in the 20th and 21st centuries, and will not be adversely affected by the advent of the year 2000, the advent of the 21st century, or the transition from the 20th century through the year 2000 and into the 21st century. None of the Proprietary Software or Intangibles listed on Schedule 3.13, or their respective past or current uses, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. Except as explained on Schedule 3.13, BancWare's past or current uses of Software licensed from third parties has not violated or infringed upon, and is not violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of the licensor. BancWare has used commercially reasonable efforts to maintain all trade secrets and copyrights with respect to its Proprietary Software in accordance with general industry practices. To the best knowledge and belief of BancWare and each of the Principal Selling Parties, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Proprietary Software or Intangibles listed on Schedule 3.13. Except as disclosed on Schedule 3.13, none of the Software or Intangibles listed on Schedule 3.13 is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor or any of the Principal Selling Parties nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments.

          3.14. Contracts. Schedule 3.14 is an accurate and complete list of all of the following types of Contracts to which BancWare is a party or by which BancWare is bound (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line or division: (a) Software license, Software maintenance, services and other customer Contracts; (b) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by BancWare including a description of the Real Property; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which BancWare is the purchaser, licensee, lessee or user, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.16, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product of BancWare, or any prior version thereof, or any part of the customer base, business or Assets of BancWare, or any shares or other ownership interests in BancWare (or any of its predecessors) was acquired; and (g) other Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 3.20, this Agreement and all other Contracts entered into between BancWare and SunGard, or among

BancWare, SunGard and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 3.14, and copies of each written Specified Contract have been delivered to SunGard and Newco. To the knowledge of BancWare and each of the Principal Selling Parties, the provisions of each license Contract used by BancWare for its Software products, including provisions regarding proprietary protection and limitations on liability, are binding on the licensee and enforceable by BancWare. With respect to each applicable customer Contract, Schedule 3.14 includes, as of July 31, 1997, a complete description of all work remaining to be performed under such Contracts (together with a good faith, non-binding estimate of the number of person hours required to complete such work), and all credits granted to, or other adjustments made for, the customer to be applied against future payments or purchases. Except as provided on Schedule 3.14, all customers have accepted the Software described in their respective customer Contracts. Except as set forth on Schedule 3.14, with respect to each of the Specified Contracts, BancWare is not in default thereunder nor would be in default thereunder with the passage of time, the giving of notice, or both. Except as set forth on Schedule 3.14, to the best knowledge and belief of BancWare and each of the Principal Selling Parties, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 3.14, BancWare has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. The Specified Contracts, together with the Employee Benefit Plans listed on Schedule 3.16 and the Insurance Policies listed on Schedule 3.20, are all the Contracts necessary and sufficient to operate the BancWare Business. Except as set forth on Schedule 3.14 or in the list of prospects delivered to SunGard pursuant to Section 3.17, there are no currently outstanding proposals or offers submitted by BancWare to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such company involving an amount or commitment exceeding $10,000 in any single case or an aggregate amount or commitment exceeding $50,000 in the aggregate.

          3.15. Employees and Independent Contractors. Schedule 3.15A is a list as of the date set forth in such Schedule of all of the employees of BancWare and (a) their titles or responsibilities; (b) their social security numbers and principal residence address as provided to BancWare by such employees ; (c) their dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (e) their last compensation changes and the dates on which such changes were made;
(f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. Schedule 3.15B is a list of all sales representatives and independent contractors engaged by BancWare and (a) their tax identification numbers and state or country of residence as provided to BancWare by such persons; (b) their payment arrangements (if not set forth in a Contract listed or described on Schedule
314); and (c) brief description of their jobs or projects currently in progress. Except as described on Schedule 3.15A with respect to BancWare's notice of termination policy, except as limited by any employment Contracts listed on
Schedule 3.14 and except for any limitations of general application which may be imposed under applicable employment Laws, BancWare has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability. BancWare is in full compliance with all Laws respecting employment practices except as described on
Schedule 3.15A. BancWare has not ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of BancWare. Since the incorporation date of BancWare, it has not experienced any labor problem that was or is material to it. BancWare's relations with its employees are currently on a good and normal basis. Except as set forth on Schedule 3.15A, each of BancWare's current and past employees have signed an employee agreement which contains certain restrictive covenants substantially in the form attached to Schedule 3.15A. Except as set forth on Schedule 3.15B, each of BancWare's current and past contractors have signed agreements with BancWare containing appropriate restrictions with respect to the protection of proprietary and confidential information and the ownership of items developed by such contractor. Except as indicated on Schedule 3.15A, since January 1, 1997, no employee of BancWare having an annual salary of $40,000 or more has indicated an intention to terminate or has terminated his or her employment with such company. Except as indicated on Schedule 3.15A, neither BancWare nor any of the Principal Selling Parties has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any employees of BancWare.

          3.16. Employee Benefit Plans. Except as set forth on Schedule 3.16, BancWare has not established, maintained or contributed to any Employee Benefit Plans, and BancWare has not proposed any Employee Benefit Plans which it will establish, maintain, or to which it will contribute, and it has not proposed any changes to any Employee Benefit Plans now in effect (all of the preceding referred to collectively hereinafter as "BancWare's Employee Benefit Plans"). True and correct copies and descriptions of all of BancWare's Employee Benefit Plans, all employees affected or covered by BancWare's Employee Benefit Plans and all Liabilities and Obligations thereunder are attached to Schedule 3.16. If permitted and/or required by applicable Law, BancWare has properly submitted all of BancWare's Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Internal Revenue Code of 1986, as amended, (the "Code") to the Internal Revenue Service (the"IRS") for its approval within the time prescribed therefor under applicable federal regulations except as described on Schedule 3.16. Favorable letters of determination of such tax-qualified status from the IRS are attached to Schedule 3.16. With respect to BancWare's Employee Benefit Plans, BancWare will have made, on or prior to the Closing Date, all payments required to be made by it on or prior to the Closing Date and will have accrued (in accordance with GAAP consistently applied) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. BancWare has furnished SunGard with a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of BancWare's Employee Benefit Plans and the most current actuarial report with regard to any of BancWare's Employee Benefit Plans. All of BancWare's Employee Benefit Plans are, and have been, operated in full compliance with their provisions and with all applicable Laws including, without limitation, ERISA and the Code and the regulations and rulings thereunder. BancWare and all fiduciaries of BancWare's Employee Benefit Plans have complied with the provisions of BancWare's Employee Benefit Plans and with all applicable Laws including, without limitation, ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this sale) of any of BancWare's Employee Benefit Plans. There would be no Obligation of BancWare under Title IV of ERISA if any of BancWare's Employee Benefit Plans were terminated as of the Closing Date. BancWare has not incurred, or will not incur, any withdrawal liability, nor does BancWare have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). BancWare has not incurred, or will not incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from BancWare under any of BancWare's Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of BancWare's Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of BancWare's Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or against any fiduciary of BancWare's Employee Benefit Plans (other than routine benefit claims) nor does BancWare or any of the Selling Parties have any knowledge or belief of facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits of any of BancWare's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of BancWare's Employee Benefit Plans which have been threatened or instituted nor does BancWare or any of the Selling Parties have knowledge or belief of facts which could form the basis for any such investigation or audit. Except as disclosed in Schedule 316, no event has occurred or will occur which will result in BancWare having an Obligation in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by it or by any other entity which, together with BancWare, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 4.14(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 4.14(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 4.14(m) of the Code), or (iv) another arrangement covered by Section 4.14(o) of the Code.

          3.17. Customers, Prospects and Suppliers. All customers of BancWare have signed a Contract and are listed in the list of customers included as part of Schedule 3.14. Schedule 3.17 is a complete list of all suppliers of BancWare as of the date set forth in Schedule 3.17. A complete list of the prospects of BancWare as of the date set forth in such list has been delivered to SunGard. Except as set forth on Schedule 3.17, since January 1, 1992, none of the customers or suppliers of BancWare has given notice or otherwise indicated to BancWare that it will or intends to terminate or not renew its Contract with BancWare before the scheduled expiration date or otherwise terminate its relationship with BancWare. The relationship of BancWare with its respective customers are currently on a good and normal basis and BancWare has not experienced any problems with customers or suppliers since January 1, 1992. None of BancWare or Principal Selling Parties has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any of the customers or suppliers of any of BancWare. BancWare does not conduct customer surveys.

          3.18. Taxes. Schedule 3.18 is an accurate and complete list of all federal, state, local, foreign and other Tax returns and reports (including, but not limited to, information returns) (collectively "Returns") filed by BancWare with respect to its last five (5) fiscal years. Accurate and complete copies of all federal, state, local and foreign income, sales and use tax Returns filed by BancWare with respect to its last five fiscal years are attached to Schedule 3.18, and accurate and complete copies of all other Tax Returns listed thereon have been delivered to SunGard. Except as explained on Schedule 3.18, (a) BancWare has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed; (b) BancWare has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes;
(c) BancWare has paid all Taxes required to be paid by it; (d) no audit of BancWare by any governmental taxing authority has ever been conducted, is currently pending or, to the best knowledge and belief of BancWare and each of the Principal Selling Parties, threatened; (e) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by BancWare, and, to the knowledge of BancWare and each of the Principal Selling Parties, there is no reasonable basis for any Tax deficiency or adjustment to be assessed against BancWare; and (f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any tax against BancWare.

          3.19. Proceedings and Judgments. Except as described on Schedule 3.19,
(a) no Proceeding is currently pending or threatened in writing, nor has any Proceeding occurred at any time since January 1, 1992, to which BancWare is or was a party, or by which BancWare or any Assets or business of BancWare is or was affected; (b) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1992, against BancWare, or by which BancWare or any Assets or business of BancWare is or was affected; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or threatened in writing by or against BancWare at any time since January 1, 1992, and, to the knowledge of BancWare and each of the Principal Selling Parties, there is no basis for any such claim. As to each matter described on Schedule 3.19, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to SunGard and Newco.

          3.20. Insurance. Schedule 3.20 is an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute BancWare's Employee Benefit Plans described on Schedule 3.16) owned or maintained by any of BancWare and/or any of its predecessors at any time since January 1, 1992. Except as indicated on Schedule 3.20, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. Except as indicated on Schedule 3.20, BancWare has not received notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Except as indicated on Schedule 3.20, accurate and complete copies of all Insurance Policies described on

Schedule 3.20 have been delivered to SunGard and Newco. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 3.20. Except as described on Schedule 3.20, there are no claims that are pending under any of the Insurance Policies described on
Schedule 3.20.

          3.21. Questionable Payments. None of the Principal Selling Parties, nor any current or former partners, owners, shareholders, directors, executives, officers, representatives, agents or employees of BancWare (when acting in such capacity or otherwise on behalf of BancWare or any of its predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except where such violation was not, is not and will not be material to BancWare; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since January 1, 1992, any false or fictitious entries on the books and records of BancWare; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of BancWare; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of BancWare.

          3.22 Related Party Transactions. Except as described on Schedule 3.22 and except for any employment Contracts listed on Schedule 314, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between BancWare and any current or former partner, owner, shareholder, director, officer or controlling Person of BancWare (or any of their respective predecessors) or any other Person affiliated with BancWare (or any of their respective predecessors).

          3.23. Brokerage Fees. Except as set forth on Schedule 3.23, no Person acting on behalf of BancWare or any of the Principal Selling Parties is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

          3.24 Acquisition Proposals. Except as described on Schedule 3.24, since January 1, 1997, neither BancWare nor any of the Principal Selling Parties has, directly or indirectly through an authorized agent or representative, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than SunGard and its officers, employees, representatives and agents) concerning sale of all or substantially all of the Assets of BancWare, any sale of shares of capital stock, or other securities of BancWare, or any merger, consolidation or similar transaction involving BancWare.

          3.25. Tax Free Reorganization Representations. There is no present plan or intention by the Shareholders to sell, exchange, or otherwise dispose of a number of shares of SunGard Stock received in the Merger that would reduce the Shareholders' ownership of SunGard Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50% of the value of all of the formerly outstanding stock of BancWare as of the same date. For purposes of this representation, shares of BancWare Stock and shares of SunGard Stock held by any of the Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger shall be included. In the Merger, shares of BancWare Stock representing control of BancWare, as defined in Section 3.68(c) of the Code, will be exchanged solely for voting stock of SunGard. As of the Effective Date of the Merger, BancWare does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in such company that, if exercised or converted, would affect SunGard's acquisition or retention of control of BancWare, as defined in Section 3.68(c) of the Code. BancWare is not an investment company within the meaning of Section 3.68(a)(2)(F)(iii) and (iv) of the Code.

          3.26 Full Disclosure. No representation or warranty made by either BancWare or the Principal Selling Parties in this Agreement or pursuant hereto
(a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as Schedules to this Agreement or otherwise delivered to SunGard and Newco in connection with the transactions contemplated by this Agreement, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to SunGard's or Newco's understanding thereof in any material respect. There is no fact known to either BancWare or any of the Principal Selling Parties, that has not been disclosed to SunGard and Newco in the Schedules to this Agreement or otherwise in writing, that was or is, or so far as either BancWare or any of the Principal Selling Parties can reasonably foresee will have a material adverse effect on BancWare, the BancWare Business, the Assets or financial condition of BancWare or the ability of BancWare or any of the Principal Selling Parties to perform their obligations under this Agreement.


                SECTION 4: REPRESENTATIONS OF SUNGARD AND NEWCO

     Knowing that BancWare and the Principal Selling Parties rely thereon, SunGard and Newco, jointly and severally represent and warrant to BancWare and the Principal Selling Parties as of the date of this Agreement, and covenant with BancWare and the Principal Selling Parties, as follows:

          4.1. Organization. SunGard and Newco each is a corporation that is duly organized, validly existing and in good standing under the Laws of the States of Delaware and Massachusetts, respectively. SunGard and Newco each possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement and the Plan. Newco is a wholly owned subsidiary of SunGard.

          4.2. Agreement. Each of SunGard's and Newco's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions by their respective boards of directors, and in the case of Newco, its sole stockholder; (b) do not constitute a violation of or default under their respective charters or bylaws;
(c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which SunGard or Newco is a party or by which SunGard or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the transactions contemplated by this Agreement; and
(e) except as stated on Schedule 4.2, do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of each of SunGard and Newco, enforceable against each of them in accordance with its terms.

          4.3 SunGard's Stock. The authorized capital stock of SunGard is 120,000,000 shares of common stock, $0.01 par value per share ("SunGard Stock"), of which approximately 43,341,903 shares were issued and outstanding as of September 11, 1997, and 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding. The shares of SunGard Stock to be issued as consideration for the Merger in accordance with the terms of the Plan ("Merger Consideration") when issued, shall be validly authorized and validly issued.

          4.4. SEC Filings. SunGard has provided to the Principal Selling Parties accurate copies of the following reports and documents filed by SunGard with the SEC ("SEC Filings"): (a) SunGard's Annual Report on Form 10-K for the year ended December 31, 1996; (b) SunGard's 1996 Annual Report to Stockholders;
(c) SunGard's March 31, 1997 Proxy Statement; and (d) SunGard's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

          4.5. Investment Matters. SunGard is acquiring the BancWare Stock for its own account for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution thereof.

          SECTION 5: SECURITIES FILINGS AND APPROVAL OF THE BANCWARE
SHAREHOLDERS

          5.1. Registration Statement As promptly as practicable after the execution of this Agreement, SunGard shall prepare and file such registration statement (the "Registration Statement") as shall be necessary to register under the Securities Act of 1933, as amended (the "1933 Act") the shares of SunGard Stock to be issued and delivered to the Shareholders in accordance with this Agreement and the Plan. BancWare and each of the Principal Selling Parties shall promptly provide to SunGard all information concerning the business, financial condition and affairs of BancWare and/or such Principal Selling Party that may be required or reasonably requested by SunGard in connection with the preparation or filing of the Registration Statement, including without limitation the financial statements, financial statement schedules and auditor's consents required to be included therein, and shall otherwise cooperate and cause their representatives to cooperate with SunGard in the preparation of the Registration Statement. The parties shall use their best efforts to cause the Registration Statement to become effective as soon as practicable and to distribute copies of SunGard's prospectus and BancWare's proxy statement contained in such Registration Statement (the "Proxy Statement/Prospectus") to the Shareholders. After the execution of this Agreement and until the Closing Date, BancWare and each Principal Selling Party shall promptly advise SunGard of any facts that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, and each party shall take all actions that may be necessary to keep the Proxy Statement/Prospectus and the Registration Statement current and effective until the Closing Date. Except with the prior written consent of SunGard or except as provided in Section 1.52, neither BancWare nor any Principal Selling Party shall publish any communication, other than the Proxy Statement/Prospectus, relating to this Agreement, the Plan or the Transactions. SunGard shall not be required to maintain the effectiveness of the Registration Statement or the Proxy Statement/Prospectus for the purpose of resale by affiliates of BancWare.

          5.2 BancWare Shareholder Approval. As promptly as practicable after the Registration Statement becomes effective, and in accordance with applicable law, BancWare will duly hold a meeting of the Shareholders (the "Shareholders Meeting") for the purpose of voting on the Merger. Unless the board of directors of BancWare in its good faith judgment determines that it is otherwise required by law, BancWare shall recommend the Merger to the Shareholders for approval. Except with the prior written consent of SunGard, neither BancWare nor any Principal Selling Party shall distribute any materials to the Shareholders in connection with the Shareholders Meeting other than the Proxy Statement/Prospectus. After the Shareholders shall have approved the Merger, such approval shall not be revocable. BancWare shall solicit proxies from the Shareholders for use at the Shareholders Meeting.

          5.3 BancWare's and Principal Selling Parties' Representations as to the Registration Statement. BancWare and the Principal Selling Parties, jointly and severally, represent and warrant to SunGard and Newco and covenant with SunGard and Newco that, at the time the Registration Statement shall become effective and at all times subsequent to effectiveness up to and including the Closing Date, the Registration Statement and all amendments or supplements thereto, with respect to information furnished by BancWare, any Principal Selling Party or its or their representatives regarding BancWare, (a) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the respective rules and regulations thereunder, and (b) will not contain any untrue statement of any material fact, or omit to state any fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not misleading in any material respect. Each Principal Selling Party severally represents and warrants to SunGard and Newco and covenants with SunGard and Newco that, at the time the Registration Statement shall become effective and at all times subsequent to effectiveness up to and including the Closing Date, the Registration Statement and all amendments or supplements thereto, with respect to information furnished by such Principal Selling Party regarding such Principal Selling Party, (a) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the respective rules and regulations thereunder, and (b) will not contain any untrue statement of any material fact, or omit to state any fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not misleading in any material respect. BancWare and the Principal Selling Parties, jointly and severally, represent and warrant to SunGard and Newco and covenant with SunGard and Newco that the information furnished by BancWare, any Principal Selling Party or its or their representatives regarding BancWare for use in the filings described in or contemplated by this Agreement will not contain any untrue statement of any material fact, or omit to state any fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not misleading in any material respect. Each Principal Selling Party severally represents and warrants to SunGard and Newco and covenants with SunGard and Newco that the information furnished by such Principal Selling Party regarding such Principal Selling Party for use in the filings described in or contemplated by this Agreement will not contain any untrue statement of any material fact, or omit to state any fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not misleading in any material respect. BancWare and the Principal Selling Parties, jointly and severally, shall indemnify and hold harmless SunGard, Newco, each Person who controls SunGard and/or Newco (within the meaning of Section 15 of the 1933 Act) and SunGard's and Newco's respective directors, officers and representatives, in accordance with the procedures set forth in Section 14.2, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys' fees and court costs) that arise out of or are based upon a breach of any of the joint and several warranties, representations and covenants of BancWare and the Principal Selling Parties in this Section 5.3. Each Principal Selling Party severally shall indemnify and hold harmless SunGard, Newco, each Person who controls SunGard and/or Newco (within the meaning of Section 15 of the 1933 Act) and SunGard's and Newco's respective directors, officers and representatives, in accordance with the procedures set forth in Section 14.2, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys' fees and court costs) that arise out of or are based upon a breach of any of the several warranties, representations and covenants of such Principal Selling Party in this Section 5.3.

          5.4. SunGard's and Newco's Representations as to the Registration Statement. SunGard and Newco, jointly and severally, warrant and represent to BancWare and the Principal Selling Parties and covenant with BancWare and the Principal Selling Parties that, at the time the Registration Statement shall become effective and at all times subsequent to effectiveness up to and including the Closing Date, the Registration Statement and all amendments or supplements thereto, with respect to the information therein furnished by SunGard, Newco or their representatives, (a) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the respective rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. SunGard and Newco, jointly and severally, warrant and represent to BancWare and the Principal Selling Parties that all information furnished by SunGard, Newco or their respective representatives for use in the filings described in or contemplated by this Agreement and the Plan shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. SunGard and Newco, jointly and severally, shall indemnify and hold harmless BancWare, the Principal Selling Parties and the directors, officers and representatives of BancWare, in accordance with the procedures set forth in
Section 14.2, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys' fees and court costs) that arise out of or are based upon a breach of any of the warranties, representations and covenants of this Section 5.4.

          5.5 State Securities Filings. SunGard shall make all filings under applicable state securities laws that are required in connection with the Transactions. BancWare and each Principal Selling Party shall cooperate with SunGard and furnish all information that may be required or reasonably requested by SunGard in connection with such filings.

   SECTION 6: CERTAIN OBLIGATIONS OF BANCWARE AND PRINCIPAL SELLING PARTIES PENDING CLOSING

          6.1. Conduct of BancWare's Business. Between the date of this Agreement and the Closing Date, except with the prior written consent of
SunGard:

              (a) BancWare shall, and the Principal Selling Parties shall cause BancWare to, (i) conduct its business in a diligent manner, (ii) not make any material change in its business practices, and (iii) use its best efforts to preserve its business organization intact, keeping available the services of its current officers, employees, salesmen, agents and representatives, and maintaining the good will of its customers, suppliers and other Persons having business relations with BancWare. Each Principal Selling Party involved in BancWare's daily business operations shall remain actively involved in BancWare's daily business operations, consistent with his past practices. BancWare and the Principal Selling Parties shall consult with SunGard as to the management of BancWare's business and affairs.

              (b) Except in the ordinary course of its business consistent with its past practices, BancWare shall not, and the Principal Selling Parties shall not permit BancWare to, (i) create or assume any Encumbrances upon any of its business or Assets, (ii) incur any Obligation, (iii) make any loan or advance,
(iv) assume, guarantee or otherwise become liable for any Obligation of any Person, (v) commit for any capital expenditure, (vi) purchase, lease, sell, abandon or otherwise dispose of any Assets, (vii) waive any right or cancel any debt or claim, (viii) assume or enter into any Contract other than this Agreement and the Plan (and any other Contract contemplated herein), (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives, or (x) do anything else outside the ordinary course of its business consistent with its past practices, whether or not specifically described in any of the foregoing clauses.

              (c) Even in the ordinary course of its business consistent with its past practices, BancWare shall not, and the Principal Selling Parties shall not permit BancWare to, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any Obligation, or enter into any Contract (excluding Customer Contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction involving, in any single case, an amount exceeding $15,000 or, in the aggregate, an amount exceeding $75,000, except for Software licensed or purchased from third parties in an amount not exceeding $50,000 in the aggregate and except for expenses incurred in sponsoring the BancWare User Conference or in attending the BAI Conference provided that such expenses are consistent with historical expenses for such conferences.

              (d) BancWare shall not, and the Principal Selling Parties shall not permit BancWare to, (i) permit or cause a breach or default by it under any of its Contracts, Insurance Policies, licenses or Permits, (ii) adopt or enter into any new Employee Benefit Plan or modify any existing Employee Benefit Plan,
(iii) participate in any merger, consolidation or reorganization, (iv) begin to engage in any new type of business, (v) acquire the business or any bulk assets of any other Person, (vi) completely or partially liquidate or dissolve, or
(vii) terminate any part of its business.

              (e) BancWare shall, and the Principal Selling Parties shall cause BancWare to, (i) maintain its Real Property and Tangible Property in good condition and repair, (ii) maintain its Insurance Policies and Permits in full force and effect, (iii) repair, restore or replace any of its Assets that is damaged, destroyed, lost or stolen, (iv) comply with all applicable Contracts, Permits and Laws, (v) properly file all Tax returns, annual reports and other returns and reports required to be filed by it, and (vi) fully pay when due all Taxes and fees payable by it.

              (f) BancWare shall, and the Principal Selling Parties shall cause BancWare to, maintain its corporate existence and good standing in its jurisdiction of incorporation and its good standing in each jurisdiction where it is currently qualified as a foreign corporation. BancWare shall not, and the Principal Selling Parties shall not permit BancWare to, amend its charter or bylaws.

              (g) BancWare shall not, and the Principal Selling Parties shall not permit BancWare to, redeem, retire or purchase, or create, grant or issue any options, warrants or other Contracts or Contract rights with respect to, any shares of BancWare Stock, or any other capital stock or other securities of BancWare, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights, provided, however, that the foregoing shall not prohibit (i) the conversion of any shares of Preferred Stock into Class A Common Stock in accordance with the terms of the Preferred Stock or
(ii) the exercise of outstanding stock options in accordance with their terms. Neither BancWare nor the Principal Selling Parties shall permit any sales of the shares of BancWare Stock.

              (h) BancWare shall not nor shall any Principal Selling Party sell, assign, give, pledge or otherwise transfer, dispose of or encumber any shares of the BancWare Stock, or any other capital stock or other securities of BancWare owned or held by it or him, provided, however, that the foregoing shall not prohibit (i) the conversion of any shares of Preferred Stock into Class A Common Stock in accordance with the terms of the Preferred Stock or (ii) the exercise of outstanding stock options in accordance with their terms.

              (i) BancWare and each Principal Selling Party shall maintain all shares of the BancWare Stock owned or held by it or him free and clear of all Encumbrances.

              (j) Neither BancWare nor any Principal Selling Party shall buy, sell or engage in any other transaction involving SunGard Stock, other securities of SunGard or any equity interests in SunGard, other than the Merger and the other Transactions.

              (k) Neither BancWare nor any Principal Selling Party shall enter into any Contract that commits it or him to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 61 or any other provisions of this Agreement or the Plan.

          6.2. Interim Financial Statements. For each calendar month that ends between July 31, 1997 and the Closing Date, BancWare shall, and the Principal Selling Parties shall cause BancWare to, promptly prepare and deliver to SunGard monthly financial statements, which shall be prepared in accordance with GAAP and shall reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the financial condition of BancWare as of the end of such month and of the results of operations of BancWare for such month.

          6.3. SunGard's Due Diligence Investigation. Between the date of this Agreement and the Closing Date, BancWare and the Principal Selling Parties shall (a) permit SunGard and its authorized representatives to have reasonable access to BancWare's facilities and offices during normal business hours, to observe BancWare's operations, to meet with BancWare's officers and employees, to contact BancWare's customers, prospects and suppliers, and to audit, examine and copy BancWare's files, books and records and other documents and papers, and
(b) provide to SunGard and its authorized representatives all information concerning BancWare, its Business, Assets and financial condition, the BancWare Stockholders and the BancWare Stock that SunGard reasonably requests.

          6.4. Consents. Between the date of this Agreement and the Closing Date, BancWare and the Principal Selling Parties shall in good faith use their best efforts to obtain all consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the Merger and the other Transactions to be consummated without violating any loan agreement, lease or other material contract to which BancWare is a party or by which BancWare is bound, and to give the notices and make the filings described on Schedule 32.

          6.5. Acquisition Proposals. Between the date of this Agreement and the Closing Date, neither BancWare, nor any Principal Selling Party, nor any officer, employee, representative or agent of BancWare shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than SunGard and its officers, employees, representatives and agents) concerning any bulk sale of any of BancWare's Assets, any sale of shares of capital stock or other securities of BancWare, or any merger, consolidation or similar transaction involving BancWare. BancWare and each Principal Selling Party shall immediately advise SunGard of, and communicate to SunGard the terms of, any such inquiry or proposal received by BancWare or any Principal Selling Party.

          6.6. Advice of Changes. Between the date of this Agreement and the Closing Date, BancWare and each Principal Selling Party shall promptly advise SunGard, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this

Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of BancWare and/or any Principal Selling Party contained in this Agreement).

          6.7. S-4 Financial Statements. BancWare shall prepare annual and quarterly financial statements of the type and for the periods required for use in the Registration Statement on Form S-4 under the 1933 Act and the 1934 Act (collectively, the "S-4 Financial Statements") which financial statements shall be prepared in accordance with GAAP and applicable SEC requirements. The S-4 Financial Statements shall be substantially identical to the Annual Financial Statements and Interim Financial Statements attached to Schedule 3.6A and
Schedule 3.6B, respectively, except that the S-4 Financial Statements shall not have the exceptions to GAAP noted in Schedule 3.6A and 3.6B, respectively. The annual financial statements contained in such S-4 Financial Statements shall be audited by Joseph B. Cohan & Associates (Carlin, Charron & Rosen LLP as of January 1, 1997) whose reports shall be without qualification or explanatory paragraphs. BancWare and each of the Principal Selling Parties represent and warrant and covenant that (a) all of the audited annual financial statements contained in the S-4 Financial Statements will (i) be prepared in accordance with GAAP; and (ii) fairly present the financial condition and results of operations of BancWare as of the dates and for the periods indicated; and (b) the unaudited interim financial statements contained in the S-4 Financial Statements will be prepared in accordance with GAAP, and all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) will be made.

          6.8. Best Efforts. BancWare and each Principal Selling Party shall use their best efforts to consummate the Merger and the other Transactions as of the earliest practicable date. Neither BancWare nor any Principal Selling Party shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions.

      SECTION 7:  CERTAIN OBLIGATIONS OF SUNGARD AND NEWCO PENDING CLOSING

          7.1. Corporate Status. Between the date of this Agreement and the Closing Date:

              (a) SunGard and Newco each shall maintain its corporate existence and good standing in their respective jurisdiction of incorporation and shall not amend its charter or bylaws in any manner that would be inconsistent with its obligations under this Agreement or the Plan.

              (b) Neither SunGard nor Newco shall enter into any Contract that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 71 or any other provisions of this Agreement or the Plan.

          7.2. BancWare Due Diligence Investigation. Between the date of this Agreement and the Closing Date, upon BancWare's request, SunGard shall (a) permit BancWare, the Principal Selling Parties and their authorized representatives to visit SunGard's facilities during normal business hours, to meet with SunGard's key officers, and (b) provide to BancWare, the Principal Selling Parties and their authorized representatives all publicly available information concerning SunGard and its subsidiaries and their businesses, assets and financial condition, that BancWare and the Principal Selling Parties reasonably request.

          7.3. Material Consents. Between the date of this Agreement and the Closing Date, SunGard and Newco shall in good faith cooperate with BancWare and the Principal Selling Parties in their efforts to obtain the consents and approvals, and to give the notices and make the filings, described in Section 42.

          7.4. SEC Reports. Between the date of this Agreement and the Closing Date, SunGard shall file all reports and other filings required to be filed by it under the 1934 Act, and SunGard shall deliver to BancWare and the Principal Selling Parties, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, that SunGard files with the SEC.

          7.5. Advice of Changes. Between the date of this Agreement and the Closing Date, SunGard shall promptly advise BancWare and the Principal Selling Parties, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of SunGard and/or Newco contained in this Agreement).

          7.6. Best Efforts. SunGard and Newco shall use their best efforts to consummate the Merger and the other Transactions as of the earliest practicable date, and neither SunGard nor Newco shall take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions.

    SECTION 8: CONDITIONS PRECEDENT TO BANCWARE'S AND PRINCIPAL SELLING PARTIES' CLOSING OBLIGATIONS

          Each obligation of BancWare and the Principal Selling Parties to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by BancWare in writing.

          8.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective under the 1933 Act, no stop order suspending its effectiveness shall be in effect, and no stop order proceeding with respect thereto shall be pending or threatened.

          8.2. Approval of the BancWare Shareholders. The Merger shall have been duly approved by the affirmative vote of BancWare Shareholders entitled to vote at least two-thirds of the outstanding shares of each class of BancWare Stock.

          8.3. Due Diligence. BancWare's due diligence investigation of SunGard's business as described in Section 72 of this Agreement shall have been completed to BancWare's good faith satisfaction.

          8.4. SunGard's and Newco's Representations. All representations, warranties and certifications made by SunGard and/or Newco in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

          8.5. SunGard's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by SunGard and/or Newco on or before the Closing Date shall have been substantially satisfied or performed.

          8.6. Absence of Proceedings. No Proceeding shall have been instituted (excluding any Proceeding instituted by or on behalf BancWare or any Principal Selling Party or any affiliate under any of their control), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

          8.7. Tax Certificate SunGard and Newco shall have delivered a certificate to Lucash, Gesmer & Updegrove, LLP, counsel for BancWare, in form and substance reasonably acceptable to such Firm, as to certain matters of fact with respect to such Firm's rendering an opinion to the shareholders of BancWare that the Merger qualifies as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (provided, however, that this clause shall not be interpreted to imply that such Firm is in anyway obligated to render such an opinion or that the receipt of such an opinion is a condition to Closing hereunder).


     SECTION 9:  CONDITIONS PRECEDENT TO SUNGARD'S AND NEWCO'S CLOSING
OBLIGATIONS

          Each obligation of SunGard and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9, except to the extent that such satisfaction is waived by SunGard in writing.

          9.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective under the 1933 Act, no stop order suspending its effectiveness shall be in effect, and no stop order proceeding with respect thereto shall be pending or threatened.

          9.2. Qualification for Pooling Treatment. SunGard shall have received letters from Coopers & Lybrand L.L.P., dated as of a date prior to the date that the Registration Statement is filed with the SEC and as of the Closing Date, to the effect that, based on the facts known to such accountants as of such date, the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement and the Plan. The receipt of such letter shall also be a condition precedent to SunGard's and Newco's obligation to file the Registration Statement.

          9.3. Related Management Representation Letter. Coopers & Lybrand L.L.P. shall have received letters from BancWare (and SunGard shall have received a copy), in form and substance satisfactory to Coopers & Lybrand L.L.P., dated as of a date prior to the date that the Registration Statement is filed with the SEC and as of the Closing Date.

          9.4. Affiliate Letters. SunGard shall have received, from each affiliate of BancWare (including, without limitation, the Principal Selling Parties), a duly signed letter, in form and substance satisfactory to SunGard, stating that such affiliate (a) has not sold any shares of capital stock or other securities of BancWare or of SunGard at any time during the 30-day period ending on the Closing Date, and (b) will not sell, assign, give, pledge or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of capital stock or other securities of BancWare or of SunGard until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare ("Publication Date") and, thereafter, except in compliance with applicable federal and state securities laws.

          9.5. Approval of the BancWare Shareholders. The Merger shall have been duly approved by the affirmative vote of BancWare Shareholders entitled to vote at least two-thirds of the outstanding shares of each class of BancWare Stock.

          9.6. Dissenting BancWare Shareholders. The aggregate number of shares of BancWare Stock owned by those BancWare Shareholders (if any) who shall have exercised (or given notice of their intent to exercise) the rights of dissenting stockholders under the Massachusetts Business Corporation Law or any other applicable corporate law shall be less than ten percent (10%) of the total number of outstanding shares of BancWare Stock.

          9.7. Due Diligence. SunGard's due diligence investigation of BancWare's Business of this Agreement shall have been completed to SunGard's good faith satisfaction.

          9.8. BancWare's and the Principal Selling Parties' Representations. All representations, warranties and certifications made by BancWare and/or any Principal Selling Party in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

          9.9. BancWare's and the Principal Selling Parties' Performance. All of the terms and conditions of this Agreement to be satisfied or performed by BancWare and/or any Principal Selling Party on or before the Closing Date shall have been substantially satisfied or performed.

          9.10. Absence of Proceedings. No Proceeding shall have been instituted (excluding any such Proceeding initiated by or on behalf of SunGard or any of its subsidiaries or any of its affiliates under its control), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

          9.11. Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting BancWare, or its business, assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of BancWare between the date of this Agreement and the Closing Date.

          9.12. Escrow Agreement. The Escrow Agreement (as defined in Section 10.2(g) shall have been signed by the holders of at least 95% of the outstanding BancWare Stock.

          9.13. Consents. BancWare shall have obtained all consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the Merger and the other Transactions to be consummated without violating any loan agreement, lease or other material contract to which BancWare is a party or by which BancWare is bound, and shall have given the notices and made the filings described on Schedule 32.

          9.14. Settlement of Credential Proceedings. The Credential Services International, Inc. Proceeding as more particularly described on Schedule 319 shall have been settled or a final judgment or order (without further right of appeal) shall have been rendered, in either event, on terms acceptable to SunGard. BancWare shall have also obtained a general release from John Rees with respect to any Obligation to John Rees from BancWare arising from such Proceeding. The satisfaction of this Section 9.14 shall also be a condition precedent to SunGard's and Newco's obligation to file the Registration Statement with the SEC.

                             SECTION 10:  CLOSING

          10.1 Closing. The closing of the Merger (the "Closing") shall be held at a mutually agreeable time on the date of the Stockholders Meeting or as soon thereafter as is practicable (the "Closing Date"), at BancWare's headquarters or such other location as is mutually acceptable to the parties. On the Closing Date or as soon thereafter as is practicable, the parties shall cause the Plan and a proper Certificate or Articles of Merger to be filed with the proper officials of the States of Massachusetts and Delaware, and the parties shall take such further actions as may be required by the States of Massachusetts and Delaware, and any other applicable Laws in connection with the consummation of the Merger. The Merger shall be effective on the date such filing is made with the States of Massachusetts and Delaware (the "Effective Date").

          10.2 BancWare's Obligations at Closing. At the Closing, BancWare and the Principal Selling Parties shall deliver, or cause to be delivered, the following to SunGard:

              (a) Stock certificates, or affidavits of loss in form reasonably acceptable to SunGard and duly executed, representing all of the issued and outstanding shares of BancWare Stock held by the Principal Selling Parties, together with assignments separate from certificate in blank, dated the Effective Date and duly executed by the Principal Selling Parties.

              (b) Stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of BancWare Stock by any Shareholder pursuant to the Transactions.

              (c) All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of BancWare described on Schedule 34 and all keys and combinations to all safe deposit boxes, lock boxes and safes of BancWare and other depositories described on Schedule 34.

              (d) A certificate, dated the Closing Date, in form and substance satisfactory to SunGard, signed by the President and Treasurer of BancWare and by each Principal Selling Party, certifying, jointly and severally, that (i) all representations and warranties made by BancWare and/or any Principal Selling Party in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement or except as disclosed in such certificate (which disclosures shall not be deemed to modify any representations or warranties of BancWare or the Principal Selling Parties or modify or waive any of SunGard's rights and remedies hereunder or any of the conditions precedent to SunGard's and Newco's closing obligations, including, without limitation, Section 9.8),
(ii) all of the terms and conditions of this Agreement to be satisfied or performed by BancWare and/or any Principal Selling Party on or before the Closing Date have been substantially satisfied or performed, and (iii) there has not been any material adverse change or material casualty loss affecting BancWare, or its business, assets or financial condition, between the date of this Agreement and the Closing Date, and there has not been any material adverse change in BancWare's financial performance between the date of this Agreement and the Closing Date.

              (e) Articles or Certificates of Merger for the States of Massachusetts and Delaware, in form and substance, acceptable to the parties (collectively, "Certificates of Merger"), dated the Closing Date and duly executed by BancWare.

              (f) The original signed copies of all Consents listed on Schedule 32.

              (g) An Escrow Agreement, substantially in the form attached hereto as Exhibit 10.2(g) ("Escrow Agreement"), dated the Closing Date, and duly executed by BancWare and each Principal Selling Party.

              (h) All of the original minute books and stock books of BancWare and duly executed resignations, dated the Effective Date, of all directors and officers of BancWare other than as specified by SunGard.

              (i) Good standing certificates for BancWare, dated no earlier than ten (10) days before the Closing Date, from the State of Massachusetts and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation.

              (j) A certificate of the Clerk of BancWare as to the incumbency and signatures of the officers of BancWare executing this Agreement.

              (k) Copies of the resolutions duly adopted by the board of directors and Shareholders of BancWare, authorizing BancWare to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of BancWare as in full force and effect, without modification or rescission, on and as of the Closing Date.

              (l) A duly signed letter, from each affiliate of BancWare (including, without limitation, the Principal Selling Parties), in form and substance satisfactory to SunGard, stating that such affiliate (a) has not sold any shares of capital stock or other securities of BancWare or of SunGard at any time during the 30-day period ending on the Closing Date, and (b) will not sell, assign, give, pledge (except in connection with fully recourse bank loans) or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of capital stock or other securities of BancWare or of SunGard until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare and, thereafter, except in compliance with applicable federal and state securities laws.

              (m) An opinion of counsel from Lucash, Gesmer & Updegrove, LLP, addressed to SunGard and dated the Closing Date, in form and substance acceptable to SunGard.

              (n) Share Conversion Tables after calculating the Number of Fully Diluted Common Shares and the Merger Exchange Ratios (as defined in the Plan) executed by BancWare and the Principal Selling Parties.

              (o) A General Release of BancWare, in form acceptable to SunGard, dated the Closing Date and duly executed by each of the Principal Selling Parties and the directors and officers of BancWare.

              (p) Copies of SunGard's Employee and Independent Contractor Agreements in the form of Exhibit 10.2(p) signed by all employees and independent contractors, respectively, that will be employed by the Surviving Corporation after Closing.

              (q) All other agreements, certificates, instruments, financial statement certifications, opinions of counsel and documents reasonably requested by SunGard in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement and the Plan.

          10.3. SunGard's and Newco's Obligations at Closing. At the Closing, SunGard and Newco shall deliver the following to the Principal Selling Parties:

              (a) Certificates of Merger duly executed by Newco.

              (b) Share Conversion Tables after calculating the Number of Fully Diluted BancWare Shares and the Merger Exchange Ratios executed by BancWare and the Principal Selling Parties.

              (c) The Escrow Agreement duly executed by SunGard.

              (d) A certificate, dated the Closing Date, in form and substance satisfactory to the Principal Selling Parties, signed by a Vice President and the Chief Financial Officer or Chief Accounting Officer of SunGard, certifying that (i) all representations and warranties made by SunGard and/or Newco in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement and (ii) all of the terms and conditions of this Agreement to be satisfied or performed by SunGard and/or Newco on or before the Closing Date have been substantially satisfied or performed.

              (e) Good standing certificates for SunGard and Newco, dated no earlier than ten (10) days before the Closing Date, from the State of Delaware.

              (f) Copies of the resolutions duly adopted by the board of directors of SunGard and by the board of directors and the sole stockholder of Newco, authorizing SunGard and Newco, respectively, to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of SunGard or Newco, respectively, as in full force and effect, without modification or rescission, on and as of the Closing Date.

              (g) A certificate of Secretary of each of SunGard and Newco as to the incumbency and signatures of the officers of SunGard and Newco executing this Agreement.

              (h) An opinion of counsel from Blank Rome Comisky & McCauley addressed to the Principal Selling Parties and dated the Closing Date in form and substance acceptable to the Principal Selling Parties.

              (i) All other agreements, certificates, instruments, opinions of counsel and documents reasonably requested by the Principal Selling Parties in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.


     SECTION 11:  CERTAIN OBLIGATIONS OF PRINCIPAL SELLING PARTIES AFTER CLOSING

          11.1. Receipts. The Principal Selling Parties shall deliver to SunGard receipts acknowledging receipt of certificates representing the shares of SunGard Stock.

          11.2. Restrictions on Dispositions of SunGard Stock. From and after the Closing Date, none of the Principal Selling Parties shall sell, assign, give, pledge (except in connection with fully recourse bank loans) or otherwise transfer, dispose of or reduce his or its risk relating to any of his or its shares of capital stock or other securities of BancWare or of SunGard until SunGard shall have published financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare, and, thereafter, except in compliance with applicable federal and state securities laws.

          11.3. Cooperation with SunGard and the Surviving Corporation. From and after the Closing Date, (a) each of the Principal Selling Parties shall fully cooperate to transfer to SunGard and the Surviving Corporation the full control and enjoyment of the BancWare Business and Assets of BancWare, (b) none of the Principal Selling Parties shall take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by SunGard and the Surviving Corporation of the BancWare Business; (c) each Principal Selling Party shall fully cooperate with SunGard and the Surviving Corporation in connection with the preparation and audit of any financial statements of BancWare for periods before the Closing Date, including, where appropriate, the signing of such management representation letters are required in connection with such audit; and (d) the Principal Selling Parties shall promptly deliver to SunGard and the Surviving Corporation all correspondence, papers, documents and other items and materials received by any of the Principal Selling Parties or found to be in the possession of any of the Principal Selling Parties which pertain to BancWare's Business or the Assets. At any time and from time to time after the Closing Date, at SunGard's request and without further consideration (but at SunGard's expense), each of the Principal Selling Parties shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as SunGard may reasonably request, in order to fully consummate the Merger and the other Transactions and to fully carry out the purposes and intent of this Agreement and the Plan, including, but not limited to, such documents and actions as may be required in connection with the continuation or termination of the employee benefit plans of BancWare, the adoption by the Surviving Corporation of SunGard's employee benefit plans, and the filing of tax returns of BancWare for all periods ending on, before or including the Closing Date.

     SECTION 12:  CERTAIN OBLIGATIONS OF SUNGARD AND THE SURVIVING CORPORATION
                      AFTER  CLOSING

          12.1. Final Tax Returns. The Surviving Corporation shall timely prepare and file all (a) federal and state income tax returns required to be filed by BancWare for the period from December 31, 1996 through the Closing Date and (b) all other tax returns required to be filed by it for any period ending after the Closing Date, and each of the Principal Selling Parties shall fully cooperate with the Surviving Corporation with respect thereto.

          12.2. Employment Matters. All employees of BancWare on the Effective Date shall continue to be employed by the Surviving Corporation after the Effective Date on an "at-will" basis and for salaries or wages consistent with the levels in effect as of the date of this Agreement.

          12.3. Disposition of Employee Benefit Plans. As soon as is practicable after the Effective Date, SunGard and the executives of BancWare shall review the Employee Benefit Plans of BancWare to determine which such plans should remain in effect as plans of the Surviving Corporation and which should be replaced with SunGard's Employee Benefit

Plans, with a view toward replacing all of the plans of BancWare with SunGard's Employee Benefit Plans except where cost factors or unusual circumstances dictate otherwise.

          12.4. Incentive Stock Option Plan. After the closing, BancWare's 1988 Incentive Stock Option Plan (the "1988 ISO Plan") for key employees shall remain in effect only as long as any options granted before Closing remain outstanding thereunder, provided that no further options shall be granted under the 1988 ISO Plan. As soon as is practicable after Closing, the 1988 ISO Plan and the options granted to Messrs. Rizzo and Rees shall be amended, as applicable, to (a) change the definition of "Board" or "Board of Directors" to mean SunGard's Board of Directors, (b) change the definition of "Committee", "Compensation Committee" or "Stock Option Committee" to mean the Compensation Committee of SunGard's Board of Directors, (c) change all references to "Class B Common Stock" to mean SunGard Stock, and (d) make other similar or conforming changes. After the closing, SunGard shall use its reasonable efforts to register on Form S-8 under the 1933 Act the shares of SunGard Stock issuable under the 1988 ISO Plan and the options granted to Messrs. Rizzo and Rees, to the extent eligible, within 120 days after the Effective Date (but in no event earlier than the Publication Date).

          12.5. Financial Results. SunGard shall publish its financial results covering at least 30 days of post-Merger combined operations of SunGard and BancWare (which 30 days may be included in reports covering larger periods) in accordance with its normal business practices.

          12.6. Rule 144. For a period of two years after the Effective Date, SunGard shall use its reasonable efforts to file in a timely manner any reports required to be filed by it under the 1933 Act and the 1934 Act to satisfy the current information requirements of Rule 144 promulgated under the 1933 Act.

     SECTION 13: RESTRICTIVE COVENANTS OF THE PRINCIPAL SELLING PARTIES.

          13.1. Certain Acknowledgments. Each Principal Selling Party expressly acknowledges that:

              (a) The trading systems software and asset and liability systems software businesses (collectively, "SunGard's Trading Systems Business") conducted by BancWare and the other subsidiaries of SunGard now or in the future (SunGard and all such existing and future subsidiaries of SunGard, including the BancWare and the Surviving Corporation, are referred to as the "SunGard Group") involve the provision of data processing and related services using proprietary Software, and the licensing, maintaining, enhancing and development of proprietary Software, which proprietary Software systems are used for portfolio management, securities and derivative instrument trading, investment performance analysis, and other investment support and financial applications, and all related Software and services which SunGard may in the future develop internally or obtain through acquisition.

              (b) SunGard's Trading Systems Business is highly competitive, is marketed throughout the United States, throughout Europe and in many other locations worldwide, and requires long sales "lead times" often exceeding one year.

              (c) The SunGard Group expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its Software and services.

              (d) In connection with the Transactions and during his or her tenure as a shareholder and/or employee of the BancWare and future employment, if applicable, with the SunGard Group, he or she has had and will continue to have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information of the SunGard Group; such knowledge and information must be kept in strict confidence to protect SunGard's Trading Systems Business and maintain the SunGard Group's competitive positions in the marketplace; and such knowledge and information would be useful to competitors of the SunGard Group for indefinite periods of time.

              (e) The covenants of this Section 13 (the "Covenants") are a material part of the agreement among the parties hereto and are an integral part of the obligations of the Principal Selling Parties hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the SunGard Group.

          13.2. Nondisclosure Covenants. At all times after the Closing Date, except with SunGard's prior written consent, or except in connection with the proper performance of services for and as an employee of the SunGard Group, none of the Principal Selling Parties shall, directly or indirectly, in any capacity:

              (a) Communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the SunGard Group or concerning any of its business, Software, assets or financial condition, no matter when or how such knowledge or information was obtained, including without limitation (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects, (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals, (iii) pricing policies, marketing and sales strategies, methods of delivering Software and services, and Software and service development projects and strategies, (iv) source code, object code, user manuals, technical manuals and other documentation for Software products, (v) screen designs, report designs and other designs, concepts and visual expressions for Software products, (vi) employment and payroll records, (vii) forecasts, budgets and other nonpublic financial information, (viii) expansion plans, management policies, methods of operation, and other business strategies and policies, and (ix) any information concerning the Assets or the conduct and details of the BancWare Business.

              (b) Disclose, use or refer to any proprietary Software or other confidential or proprietary knowledge or information of the SunGard Group, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the SunGard Group, including without limitation the purposes of designing, developing, marketing and/or selling any Software that is similar to (visually or functionally) or competitive with any proprietary Software of the SunGard Group.

          13.3. Noncompetition Covenants. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date or, if later, two years after termination of employment with the SunGard Group, except with SunGard's prior written consent, none of the Principal Selling Parties shall, directly or indirectly, in any capacity, at any location worldwide:

              (a) Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the SunGard Group, in any manner which interferes or might interfere with such Person's relationship with the SunGard Group, or in an effort to obtain any such Person as a customer, employee, supplier, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to all or any part of SunGard's Trading Systems Business.

              (b) Market or sell, in any manner other than in furtherance of the business and interests of the SunGard Group, any Software that is similar to (visually or functionally) or competitive with any proprietary Software of the SunGard Group.

              (c) Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of SunGard's Trading Systems Business.

          13.4. Certain Exclusions. For purposes of this Section 13, confidential and proprietary knowledge and information of the SunGard Group shall not include any knowledge and information that is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 13. The ownership by any of the Principal Selling Parties of not more than five percent of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants of Section 133, even if such public company competes with the SunGard Group. The provisions of Section 13.3(b) and
(c) shall not prohibit Drane's ownership of the stock or securities of any Person or his being a member of the board of directors of any such Person provided that (a) Drane is not involved in the active management or operation of such Person and (b) the services or products offered by any such Person which competes with SunGard's Trading Systems Business are and remain ancillary to and in support of the principal products or services provided by such Person and are not offered as a stand-alone or principal service or product.

          13.5. Enforcement of Covenants. Each of the Principal Selling Parties expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the SunGard Group for which money damages could not adequately compensate. If a breach of the Covenants occurs, SunGard shall be entitled, in addition to all other rights and remedies that SunGard may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining any or all Principal Selling Parties and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that any or all Principal Selling Parties or any such other Person may have against any member of the SunGard Group shall not constitute a defense or bar to the enforce ment of any of the Covenants. If SunGard must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

          13.6. Scope of Covenants. If any Covenant, or any part thereof, or the appli cation thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

                         SECTION 14:  INDEMNIFICATION

          14.4. Principal Selling Parties' General Indemnification. From and after the Closing Date, the Principal Selling Parties, jointly and severally, shall indemnify and hold harmless the members of the SunGard Group, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

              (a) Any misrepresentation, breach or failure of any warranty or representation made by BancWare or the Principal Selling Parties in or pursuant to this Agreement.

              (b) Any failure or refusal by BancWare or the Principal Selling Parties to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by any or all of them.

              (c) The matters listed in Schedule 14.1(c).

              (d) Any Proceeding against the SunGard Group by any Person (other than the Principal Selling Parties) arising out of or caused by, directly or indirectly, any act or omission of BancWare, or any of its shareholders, directors, officers, employees, agents or representatives, occurring at any time prior to the Effective Date excluding any Proceeding based on any action or omission to the extent that all the facts and circumstances constituting the basis of such Proceeding have been disclosed in BancWare's Schedules hereto (but not excluding the matters listed in Schedule 14.1(c)).

              (e) Any deficiency or adjustment for Taxes and related interest, penalties and expenses, assessed against or imposed upon BancWare (or any of its successors) with respect to any period ending on or before the Closing Date. The right of the SunGard Group to indemnification under this Section 14.1.(e) shall not be affected by the fact that the applicable tax deficiency, adjustment, interest or penalties may be assessed against SunGard as a result of the fact that, after the Closing Date, BancWare shall be included in the consolidated federal income tax returns filed by SunGard.

              (f) Any Proceeding against the SunGard Group by any Person claiming that the amount of Merger Consideration issued to such Person was not correctly calculated.

          14.2. Indemnification Procedures. With respect to each event, occurrence or matter (an "Indemnification Matter") as to which any member of the SunGard Group or any of the Principal Selling Parties (in either case, referred to collectively as the "Indemnitee") is entitled to indemnification from any of the Principal Selling Parties or SunGard, as the case may be (in either case, referred to collectively as the "Indemnitor"), under Section 5.3, Section 5.4,
Section 141 or Section 14.7, as the case may be:

              (a) Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

              (b) If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitee shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (i) SunGard shall assume and continue the defense of any Indemnification Matter under Section 14.7), (ii) the Indemnitor may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (iii) neither the Indemnitor nor the Indemnitee shall consent to any judgment or order, or agree to any settlement, without the other's prior written consent (which shall not be unreasonably delayed or withheld); and (iv) except for Indemnification Matters under Section 14.7, the Indemnitor shall reimburse the Indemnitee's fees, costs and expenses incurred in the Defense in the event that a final judgment or order (without further right of appeal) in favor of the third party is entered or a settlement is agreed upon by the Indemnitor, Indemnitee and the third party. The Indemnitee shall prosecute the Defense in good faith. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

              (b) All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within three business days after a final judgment or order (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

          14.3.   Limits on Indemnification. Indemnitor's liability under this
Section 14 shall be limited as follows:

              (a) No amount shall be payable by the Indemnitor under this
Section 14 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 14 exceeds One Hundred Thousand Dollars ($100,000), in which event the Indemnitor shall pay the amount in excess of $100,000 and all future amounts payable by the Indemnitor under this Section 14.

              (b) The total liability of any Principal Selling Party under this
Section 14 shall not exceed the Merger Consideration issued to such Principal Selling Party (including any shares of SunGard Stock issued to Shareholders who are affiliates (as defined in the 1933 Act) of such Principal Selling Party and any shares of SunGard Stock issued to such Principal Selling Party or his affiliates held pursuant to the Escrow Agreement) multiplied by the last reported sales price of SunGard Stock as reported on the New York Stock Exchange on the Closing Date.

              (c) Time Periods.

                  (i) With respect to Indemnification Matters expected to be encountered in the routine audit process of a wholly-owned subsidiary of SunGard, except as set forth in Section 144, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 14.2.(a) by the conclusion of SunGard's audit for the year ended December 31, 1997.

                  (ii) With respect to all other Indemnification Matters, except as set forth in Section 144, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 14.2.(a) within twelve (12) months after the Effective Date.

          14.4. Exceptions. The limitations of Section 14.3(a) and Section 14.3(c) shall not apply in the case of any Indemnification Matter involving (i) intentional misrepresentation, fraud or criminal matters; (ii) title to or infringement caused by any Software product, or component thereof, which, at any time before Closing was marketed, licensed, maintained, supported, owned or claimed to have been owned by BancWare; (iii) title to the shares of BancWare Stock or the shares of BancWare; (iv) covenants or other obligations to be performed after Closing (excluding indemnification obligations arising under this Section 14, it being understood that the limitations of Section 14.3(a) and
Section 14.3(c) shall apply to such indemnification obligations except as provided in the other clauses of this Section 14.4); or (v) the matters listed in Schedule 14.1(c) (except that the limitation of Section 14.3(a) shall apply to those matters so indicated on Schedule 14.1(c)). The limitations of
Section 14.3(c) shall not apply in the case of any Indemnification Matter involving Taxes. The limitations of Section 14.3(b) shall not apply in the case of any Indemnification Matter involving intentional misrepresentation, fraud or criminal matters with respect to any Indemnitor who was involved in such intentional misrepresentation, fraud or criminal matters or who had knowledge of such intentional misrepresentation, fraud or criminal matters (which knowledge shall include knowledge of the intentionally misrepresentative, fraudulent or criminal nature of such matter) as of the date of this Agreement or as of the Closing Date.

          14.5. Recovery. The SunGard Group shall be entitled to recover from any or all of the Principal Selling Parties and/or the other Shareholders, any applicable amounts for indemnification payments hereunder as follows:

              (a) With respect to any claim, SunGard shall be paid from Escrow Fund (as defined in the Escrow Agreement) to the extent available and sufficient by having the Escrow Agent distribute from the Escrow Fund to SunGard such number of shares of SunGard Stock as is equal to (i) the amount for which the SunGard Group is entitled to indemnification divided by (ii) the last reported sale price of one share of SunGard Stock, as reported on the New York Stock Exchange on the Closing Date and such distribution shall be made proportionately from each account held in escrow.

              (b) With respect to any claim, if the Escrow Fund is not available or sufficient, then SunGard may collect, jointly and severally, from all Principal Selling Parties.

          14.6. Sole Remedy for Monetary Damages. The Indemnitee's right to indemnification under this Section 14 constitutes the Indemnitee's sole remedy for monetary damages arising out of the subject matter of this Agreement, whether brought in contract, tort or otherwise (but excluding actions in equity or for injunctive relief). The foregoing shall not be construed as a waiver of or limitation upon any rights or remedies of the Indemnitee: (i) in the event of fraud, intentional misrepresentation or criminal matters or (ii) of any other rights or remedies other than with respect to monetary damages.

          14.7. Brokerage Fees. From and after the Closing Date, BancWare shall indemnify and hold harmless the Principal Selling Parties, and their respective successors and assigns, from and against any claim by The Corum Group Ltd. for brokerage or finder's fees in connection with the transactions contemplated by this Agreement to the extent arising from the letter agreement dated December 29, 1995 between Corum and BancWare, a copy of which is attached to Schedule 3.23.


                         SECTION 15:  OTHER PROVISIONS

          15.1. Termination. At any time before the Closing, whether or not the Merger has been approved by BancWare's Stockholders, this Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

              (a) By the mutual written consents of SunGard and BancWare, authorized by their respective boards of directors.

              (b) By written notice from SunGard to BancWare, or from BancWare to SunGard, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on or before November 21, 1997, for a reason other than such party's default, and such party is not willing to waive the satisfaction of such condition.

              (c) By written notice from SunGard to BancWare, or from BancWare to SunGard, if the Closing does not occur on or before November 21, 1997 for any reason other than a breach of this Agreement by the party giving such notice.

          15.2. Publicity. Without the prior written consent of SunGard, neither BancWare nor any Principal Selling Party shall make any public announcement regarding the Transactions, nor shall they in any manner disseminate any information regarding BancWare, SunGard, the Merger or the other Transactions. Unless required by Law or stock exchange regulation, in the opinion of SunGard's counsel, neither SunGard nor Newco shall make any public announcement regarding the Transactions without first consulting with the Principal Selling Parties. With respect to any announcement that any of the parties is required by Law or stock exchange regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for the contents of the announcement with the other party before issuing the announcement. The provisions of this Section 152 shall survive any termination of this Agreement for a period of five years.

          15.3.   Fees and Expenses.

              (a) SunGard shall pay all of the fees and expenses incurred by it and/or Newco, BancWare shall pay all of the fees and expenses incurred by it, and the Principal Selling Parties shall pay any fees and expenses separately incurred by them, in negotiating and preparing this Agreement and the Plan (and all other contracts and documents executed in connection herewith or therewith) and in consummating the Transactions except that all SEC and state filing or registration fees shall be divided equally between BancWare and SunGard. All legal fees and accounting fees incurred by BancWare shall be reasonable and based upon actual time spent on the Transactions and on standard hourly rates and shall be paid within one week after Closing and receipt of an itemized bill therefor.

              (b) In order to induce SunGard to enter into this Agreement and the Plan, BancWare shall make the following payments to SunGard (and the Principal Selling Parties hereby guarantee such payments) if the Merger is not consummated due to the failure of the condition set forth in Section 9.5 to be satisfied, provided that the failure of BancWare Shareholders to approve the Merger is not due to a failure of one of the conditions in Section 8 other than
Section 8.2:

                  (i) A cash payment of One Million Dollars ($1,000,000), payable on December 1, 1997 provided that no payment shall be due pursuant to this clause (i) if (x) the Merger was approved by the holders of two-thirds of the outstanding Class B Common Stock, (y) the Principal Selling Parties cast votes for all BancWare Stock owned by them or their affiliates in favor of the Merger and (iii) the Principal Selling Parties did not solicit any other Shareholder, or cause any other Shareholder to be solicited ,to vote against or to abstain from voting on the Merger.

                  (ii) If a Later Sale (as defined below) occurs within one year after the date of this Agreement, a cash payment equal to twenty-five percent (25%) of the following amount: the aggregate consideration received by BancWare and/or the Shareholders in such Later Sale; minus Nine Million Dollars ($9,000,000) (or, if less than all of the assets or shares of BancWare are involved in the Later Sale, the corresponding portion of $9,000,000); minus any amount received by SunGard pursuant to the preceding clause (i). The cash payment shall be payable upon consummation of the transaction constituting the Later Sale (whether or not such consummation shall have occurred within one year from the date hereof). A "Later Sale" shall have occurred if (x) a Person other than SunGard acquires, or commits to acquire, a majority of the outstanding shares of capital stock of BancWare or assets of BancWare having a market value equal to Fifty Percent (50%) or more of the aggregate market value of all of the assets of BancWare or (y) BancWare merges or consolidates, or commits to merge or consolidate, with a Person other than SunGard.

          15.4. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid. Notices may also be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices to the Shareholders shall be sent to their most recent addresses of record with SunGard or its transfer agent. Notices to BancWare (prior to Closing) and the Principal Selling Parties shall be sent to their respective address stated on page one of this Agreement, with a copy sent simultaneously to Lucash, Gesmer & Updegrove, LLP, 40 Broad Street, Boston, MA 02109-4310, Attention: William Contente, Esquire. Notices to SunGard, Newco and/or BancWare (after Closing) shall be sent to SunGard's address stated on page one of this Agreement to the attention of its General Counsel, with copies sent simultaneously to the same address to the attention of its Chief Financial Officer and to Blank Rome Comisky & McCauley, One Logan Square, Philadelphia, PA 19103, Attention: Fred Blume, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 154, provided that any such change of address notice shall not be effective unless and until received.

          15.5. Survival of Representations and Covenants. All representations and warranties and covenants made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date, the Effective Date and the consummation of the Transactions, subject only to any applicable time limitations set forth in Section 14.3(c) (as modified by Section 14.4).

          15.6. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

          15.7. Reliance by SunGard and Newco. Notwithstanding the right of SunGard and Newco to investigate the business, Assets and financial condition of BancWare, and notwithstanding any knowledge determined or determinable by SunGard and Newco as a result of such investigation, SunGard and Newco have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Principal Selling Parties in this Agreement or pursuant hereto.

          15.8. Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, and the Plan and the Escrow Agreement, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. BancWare may agree to any amendment or supplement to this Agreement, or a waiver of any provision of this Agreement, either before or after the approval of the shareholders of BancWare is obtained (as contemplated by this Agreement) and without seeking further shareholder approval, so long as such amendment, supplement or waiver does not result in a decrease in the Merger Exchange Ratios (as defined in the Plan) or have a material adverse effect on the shareholders of BancWare.

          15.9. Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against BancWare, SunGard and Newco and their respective successors and assigns, and the Principal Selling Parties and their respective heirs, estates and personal representatives. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties. Nothing in this Agreement or the Plan is intended to confer, or shall be deemed to confer, any rights or remedies upon any Persons other than the parties hereto and the respective directors and stockholders of BancWare, SunGard and Newco.

          15.10. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

          15.11 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

          15.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

          15.13. Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

          15.14. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

          15.15. Controlling Law. Except and only to the extent that the corporate law aspects of the Merger are governed by the corporate laws of Massachusetts, THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

          15.16. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocable waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 154, and the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

          15.17. Post-Closing Actions by the Surviving Corporation. No action taken by the Surviving Corporation after the Closing, with respect to this Agreement, the Plan or the Transactions, including any waiver, consent or approval, shall be effective unless approved in writing by a majority of the Surviving Corporation's Board of Directors.

          15.18. No Third-Party Beneficiaries. No provision of this Agreement or the Plan is intended to or shall be construed to grant or confer any right to enforce this Agreement or the Plan, or any remedy for breach of this Agreement or the Plan, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of BancWare.

          15.19. Nature of Transactions. The parties intend that the Merger shall constitute a pooling-of-interests under GAAP and a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

          15.20. Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

          15.21. Right of Representative to Act for Principal Selling Parties. Each of the Principal Selling Parties expressly grants to the Principal Selling Party designated pursuant to this Section (the "Representative") the full power and authority to represent such Principal Selling Party and to take any and all actions with respect to this Agreement on behalf of such Principal Selling Party including, but not limited to, (a) administering any Indemnification Matter on behalf of the Principal Selling Parties, agreeing to the settlement of any Indemnification Matter and otherwise handling and negotiating Indemnification Matters; and (b) agreeing to any waiver, consent or amendment under or to this Agreement, provided that no such waiver, consent or amendment shall affect the amount or allocation of payments of Merger Consideration to any Principal Selling Party who does not expressly consent thereto in writing. Each of the Principal Selling Parties acknowledges that this Section 15.21 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. The Representative shall be William E. Popp , provided, however, that upon written notice to SunGard and the other Principal Selling Parties, Douglas Drane may designate himself as the Representative; provided, further, however, that any such notice from Douglas Drane shall not affect any actions taken by William E. Popp as Representative prior to the receipt of such notice by SunGard and the other Principal Selling Parties.


                  [Balance of page intentionally left blank.]

    WITNESS THE DUE EXECUTION AND DELIVERY HEREOF AS OF THE DATE FIRST STATED ABOVE.

BANCWARE, INC.

BY: /S/ WILLIAM E. POPP
   -----------------------------
    PRINT NAME:  WILLIAM E. POPP
    PRINT TITLE: PRESIDENT

    /S/ WILLIAM E. POPP
--------------------------------
        WILLIAM E. POPP


    /S/ DOUGLAS DRANE
--------------------------------
        DOUGLAS DRANE


    /S/ M. I. MANDALINCI
--------------------------------
        M. I. MANDALINCI



SUNGARD DATA SYSTEMS INC.


BY: /S/ RICHARD C. TARBOX
   ------------------------------
   PRINT NAME:  RICHARD C. TARBOX
   PRINT TITLE: VICE PRESIDENT
                CORPORATE DEVELOPMENT


BWI ACQUISITION INC.


BY: /S/ RICHARD C. TARBOX
   ------------------------------
   PRINT NAME: RICHARD C. TARBOX
   TITLE:      VICE PRESIDENT

                           SCHEDULES AND EXHIBITS TO
                     AGREEMENT AND PLAN OF REORGANIZATION

   SCHEDULE       DESCRIPTION
   --------       -----------

     3.1          Organization of BancWare
     3.2          Required Consents
     3.3          Capital Stock and Ownership
     3.3B         Options
     3.4          Financial and Corporate Records
     3.5          Permits
     3.6A         Annual Financial Statements
     3.6B         Interim Financial Statements
     3.7          Assets
     3.8          Obligations
     3.9          Operations Since July 31, 1997
     3.12         Real Property
     3.13         Software and Intangibles
     3.14         Contracts
     3.15A        Employees
     3.15B        Sales Representatives and Independent Contractors
     3.16         Employee Benefit Plans
     3.17         Customers, Prospects and Suppliers
     3.18         Taxes
     3.19         Proceedings and Judgments
     3.20         Insurance
     3.22         Related Party Transactions
     3.23         Brokerage Fees
     3.24         Stock Sales
     4.2          Required Consents
     14.1(c)      Certain Indemnification Matters

       EXHIBIT                DESCRIPTION
       -------                -----------

     Exhibit A        Agreement and Plan of Merger (included as
                      Appendix A to the Proxy Statement-Prospectus)

     Exhibit 10.2(g) Form of Escrow Agreement (included as Appendix C to the Proxy Statement-Prospectus)

     Exhibit 10.2(p)  SunGard's Employee and Independent Contractor Agreements

--------------------------------------------------------------------------------

THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

                               Amendment No. 1 to
                      AGREEMENT AND PLAN OF REORGANIZATION

     Parties:           BancWare, Inc.
                        a Massachusetts corporation ("BancWare")
                        88 Broad Street
                        Boston, Massachusetts 02110

                        William E. Popp ("Popp")
                        28 Sunnyrock Drive
                        Walpole, Massachusetts 02081

                        Douglas Drane ("Drane")
                        13 Robroy
                        Austin, Texas 78746

                        M.I. Mandalinci ("Mandalinci")
                        30 Hideaway Lane
                        Methuen, Massachusetts 01844

                        SunGard Data Systems Inc.
                        a Delaware corporation ("SunGard")
                        1285 Drummers Lane, Wayne, Pennsylvania 19087

                        BWI Acquisition Inc.
                        a Delaware corporation ("Newco")
                        1285 Drummers Lane, Wayne, Pennsylvania 19087


Date:                   November 11, 1997

Background: Newco is a wholly-owned subsidiary of SunGard. BancWare, SunGard, Newco and Popp, Mandalinci and Drane (collectively "Principal Selling Parties") have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), and BancWare, SunGard and Newco have entered into a related Agreement and Plan of Merger (the "Merger Agreement"), each dated September 22, 1997, that contemplate the consolidation and merger of Newco with and into BancWare (the "Merger") in accordance with the provisions of the Reorganization Agreement and the Merger Agreement.

     Section 15.1 of the Reorganization Agreement provides for the termination of the Reorganization Agreement in the event that Closing, or certain conditions to Closing, do not occur on or before November 21, 1997. The parties desire to enter into this Amendment No. 1 (the "Amendment") to amend the Reorganization Agreement to extend such date to December 19, 1997.

       Intending to be legally bound, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

Section 1: Amendment

       Section 15.1 of the Reorganization Agreement is amended and restated to read in its entirety as set forth below:

       "15.1   Termination.  At any time before the Closing, whether or not the
Merger has been approved by BancWare's Stockholders, this Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

         (a) By the mutual written consents of SunGard and BancWare, authorized by their respective boards of directors.

         (b) By written notice from SunGard to BancWare, or from BancWare to SunGard, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on or before December 19, 1997, for a reason other than such party's default, and such party is not willing to waive the satisfaction of such condition.

         (c) By written notice from SunGard to BancWare, or from BancWare to SunGard, if the Closing does not occur on or before December 19, 1997 for any reason other than a breach of this Agreement by the party giving such notice."

Section 2: Miscellaneous

       Except as set forth in Section 1 of this Amendment, the Reorganization Agreement and Merger Agreement shall remain in full force and effect in accordance with their respective terms. Capitalized terms used in this Amendment and not defined herein shall have the meaning set forth in the Reorganization Agreement. This Amendment is made under, and shall be construed in accordance, with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving affect to principles of conflicts of law. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be signed in counterparts all of which when taken together shall constitute an original agreement.

   [balance of page intentionally left blank; signatures begin on next page]

     Witness the due execution and delivery hereof as of the date first stated above.

BancWare, Inc.


By: /s/ William E. Popp
   --------------------------------
   Print Name: William E. Popp
   Print Title: President

        /s/ William E. Popp
   --------------------------------
            William E. Popp

         /s/ Douglas Drane
   --------------------------------
             Douglas Drane

        /s/ M. I. Mandalinci
   --------------------------------
            M. I. Mandalinci



SunGard Data Systems Inc.


By: /s/ Richard C. Tarbox
   --------------------------------
   Print Name: Richard C. Tarbox
   Print Title: Vice President
                Corporate Development

BWI Acquisition Inc.


By: /s/ Richard C. Tarbox
   --------------------------------
   Print Name: Richard C. Tarbox
   Print Title: Vice President

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER


Parties:       BancWare, Inc.
               a Massachusetts corporation ("BancWare")
               88 Broad Street
               Boston, Massachusetts 02110

               SunGard Data Systems Inc.
               a Delaware corporation ("SunGard")
               1285 Drummers Lane
               Wayne, Pennsylvania 19087

               BWI Acquisition Inc.
               a Delaware corporation ("Newco")
               1285 Drummers Lane
               Wayne, Pennsylvania 19087


Date:          September 22, 1997


Background: Newco is a wholly-owned subsidiary of SunGard. BancWare, SunGard, Newco and certain shareholders of BancWare have entered into an Agreement and Plan of Reorganization, dated this date (the "Reorganization Agreement"), that contemplates the consolidation and merger of Newco with and into BancWare (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of this Agreement and Plan of Merger (this "Plan").

     Now Therefore, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. Merger. On the Effective Date (as defined below), Newco shall be consolidated and merged with and into BancWare in accordance with the provisions of this Plan and in compliance with the Massachusetts Business Corporation Law and any other applicable corporate laws (the "Corporation Laws"), and the Merger shall have the effect provided for in the Corporation Laws. BancWare (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the Commonwealth of Massachusetts. The corporate existence and identity of BancWare, with its purposes and powers as set forth below, shall continue unaffected and unimpaired by the Merger, and BancWare shall become a wholly owned subsidiary of SunGard after the Effective Date. On the Effective Date, BancWare shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

     2. Name and Purpose. The name of the Surviving Corporation shall be BancWare, Inc. The purpose of the Surviving Corporation shall be to conduct a general business of designing, developing and marketing packaged computer software products and computer components and systems; to make investments in real estate and other assets, of all types; and to carry on any other business permitted by the laws of the Commonwealth of Massachusetts for a corporation organized under Chapter 156B of the General Laws, as the same may be amended from time to time hereafter, or any successor statute.

     3. Charter and Authorized Shares. Immediately after the Merger, the Articles of Organization of the Surviving Corporation shall be those of BancWare immediately before the Merger except as amended as set forth in Appendix 1 attached hereto. The Surviving Corporation shall be authorized to issue 1,000 shares of common stock, $1.00 par value per share.

     4. Bylaws. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be those of BancWare immediately before the Merger.

     5. Directors. Immediately after the Merger, the directors of the Surviving corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                         Cristobal I. Conde
                         Lawrence A. Gross
                         Michael J. Ruane

     6. Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

          Cristobal I. Conde......  Chairman, Chief Executive Officer
          William E. Popp.........  President
          M.I. Mandalinci.........  Chief Operating Officer
          Thomas J. McDugall......  Chief Financial Officer and Treasurer
          Lawrence A. Gross.......  Assistant Vice President, Clerk
          Michael J. Ruane........  Assistant Vice President, Assistant Clerk
          Andrew P. Bronstein.....  Assistant Vice President, Assistant Clerk

     7. Conversion of Newco Stock. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco, $1.00 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of common stock,$1.00 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, SunGard shall own all of the issued and outstanding capital stock of the Surviving Corporation.

     8.   Conversion of BancWare Capital Stock.   On the Effective Date, each
share of BancWare's Class A Common Stock, $.01 par value per share ("Class A Common Stock"), Class B Common Stock, $.01 par value per share ("Class B Common Stock") and Convertible

Preferred Stock, $1.00 par value per share ("Preferred Stock") (collectively, "BancWare Stock") issued and outstanding immediately before the Effective Date, except for any such shares owned by shareholders of BancWare who have duly asserted dissenters' rights in accordance with applicable Corporation Laws, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become that number of shares of common stock of SunGard, $0.01 par value per share ("SunGard Stock") as shall be equal to the results of the following formulae (such results are hereinafter collectively referred to as the "Merger Exchange Ratios"):

    (a) Each share of Preferred Stock shall be automatically converted into and become that number of shares of SunGard Stock as shall be equal to the result of the following formula with the result rounded off to nine decimal places (such result is hereinafter referred to as the "Preferred Stock Merger Exchange Ratio"):


                                    $1.125
                         -----------------------------
                         Market Value of SunGard Stock


    (b) Each share of Class A Common Stock shall be automatically converted into and become that number of shares of SunGard Stock as shall be equal to the result of the following formula with the result rounded off to nine decimal places (such result is hereinafter referred to as the "Class A Common Stock Merger Exchange Ratio"):


          $0.125                +    Class B Common Stock Merger Exchange Ratio
-----------------------------
Market Value of SunGard Stock


    (c) Each share of Class B Common Stock shall be automatically converted into and become that number of shares of SunGard Stock as shall be equal to the result of the following formula with the result rounded off to nine decimal places (such result is hereinafter referred to as the "Class B Common Stock Merger Exchange Ratio"):

180,000 -  [[P x $1.125] +[A x $0.125]     x              1
           ---------------------------         --------------------------------
          Market Value of SunGard Stock        Number of Fully Diluted Common
                                               Shares


     As used in this Plan:

    (a) The "Market Value of SunGard Stock" shall equal the last reported sale price of one share of SunGard Stock as reported on The New York Stock Exchange on the Closing Date (as defined in and provided for in Section 10.1 of the Reorganization Agreement).

    (b) The "Number of Fully Diluted Common Shares" shall equal the sum of (i) the number of shares of BancWare Class A Common Stock and Class B Common Stock issued and outstanding on the Effective Date and (ii) that number of additional shares of BancWare Class A Common Stock and Class B Common Stock that would be issued and outstanding on the

Effective Date assuming the exercise or conversion of all options, warrants or rights (whether exercisable or convertible then or in the future) to purchase or acquire BancWare Class A Common Stock or Class B Common Stock which options, warrants or rights are outstanding on the Effective Date, excluding, however,
(I) any shares of Class A Common Stock which are issuable upon the conversion of shares of Preferred Stock which have not been converted as of the Effective Date and (II) any shares of BancWare Class A Common Stock or Class B Common Stock that are held by BancWare (as treasury shares).

    (c) "P" shall equal the sum of (i) the number of shares of BancWare Preferred Stock issued and outstanding on the Effective Date and (ii) that number of additional shares of BancWare Preferred Stock that would be issued and outstanding on the Effective Date assuming the exercise or conversion of all options, warrants or rights (whether exercisable or convertible then or in the future) to purchase or acquire BancWare Preferred Stock which options, warrants or rights are outstanding on the Effective Date, excluding, however, any shares of BancWare Preferred Stock that are held by BancWare (as treasury shares).

    (d) "A" shall equal the sum of (i) the number of shares of BancWare Class A Common Stock issued and outstanding on the Effective Date and (ii) that number of additional shares of BancWare Class A Common Stock that would be issued and outstanding on the Effective Date assuming the exercise or conversion of all options, warrants or rights (whether exercisable or convertible then or in the future) to purchase or acquire BancWare Class A Common Stock which options, warrants or rights are outstanding on the Effective Date, excluding, however,
(I) any shares of BancWare Class A Common Stock which are issuable upon the conversion of shares of Preferred Stock which have not been converted as of the Effective Date and (II) any shares of BancWare Class A Common Stock that are held by BancWare (as treasury shares).

     9. Possible Adjustment due to Recapitalization. If, between the date of the this Plan and the Effective Date, there is a change in the number of issued and outstanding shares of SunGard Stock as a result of a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, then the Merger Exchange Ratio, the Market Value of SunGard Stock, the number "180,000" and any other applicable numerical values set forth in Section 8 (which shall not include any dollar amounts set forth in Section 8) shall be appropriately adjusted. The Merger Exchange Ratio and such other amounts shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of SunGard Stock, including without limitation, changes resulting from acquisitions or offerings or changes resulting from exercises of stock options, purchases or awards of stock, or similar transactions under SunGard's stock option, purchase and award plans.

     10. No Fractional Shares. No fractional shares of SunGard Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of SunGard Stock to be issued to each shareholder of BancWare in accordance with this Plan shall be rounded off to the nearest whole number of shares of SunGard Stock.

     11. Stock Options. BancWare's 1988 Incentive Stock Option Plan (the "1988 ISO Plan") and all options to acquire shares of BancWare Stock granted pursuant to the 1988 ISO Plan and those options granted to Messrs. Rizzo and Rees to acquire shares of BancWare Stock which were not granted pursuant to the 1988 ISO Plan that are issued and outstanding immediately before the Effective Date (collectively, the "Options"), shall be assumed by SunGard on the Effective Date and shall continue in effect, as an option plan of SunGard and as options issued by SunGard, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Date, subject to the adjustments set forth in the next sentence. On the Effective Date, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of SunGard Stock (rounded off to the nearest whole number of shares) equal to the number of shares of BancWare Stock issuable upon exercise of such Option immediately before the Effective Date, multiplied by the Class B Common Stock Merger Exchange Ratio, and (b) the exercise price per share of SunGard Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per share of BancWare Stock under such Option immediately before the Effective Date, divided by the Class B Common Stock Merger Exchange Ratio.

     12. BancWare Stock held by BancWare. On the Effective Date, any shares of BancWare Stock that are held by BancWare (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled.

     13. Exchange Procedures. SunGard shall designate its transfer agent to act as the "Exchange Agent" under this Plan. As soon as is practicable after the Effective Date, SunGard or the Exchange Agent shall mail, to each record holder of an outstanding certificate that immediately before the Effective Date represented shares of BancWare Stock, instructions for use in effecting the surrender of such certificate to the Exchange Agent together with a letter of transmittal. Upon the surrender of such certificate to the Exchange Agent in accordance with such instructions and proper completion of the letter of transmittal, the Exchange Agent shall exchange such certificate for (a) a new certificate representing 90% of such number of shares of SunGard Stock into which the shares of BancWare Stock represented by such certificate have been converted in accordance with this Plan ("Closing Stock"), which shall be promptly delivered to the holder thereof (or in accordance with instructions provided by the holder thereof), and (b) a new certificate for the balance of such number of shares of SunGard Stock into which the shares of BancWare Stock represented by such certificate have been converted in accordance with this Plan ("Escrow Stock"), which shall be held in escrow and distributed in accordance with the terms of the Escrow Agreement attached hereto as Appendix 2 ("Escrow Agreement"). If applicable, such certificates shall be accompanied by any distributions due with respect to shares of SunGard Stock that were paid to SunGard's stockholders of record as of a date between the Effective Date and the date of distribution of either the certificate representing the Closing Stock or the certificate representing the Escrow Stock. Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of BancWare Stock shall be deemed to evidence ownership of the number of shares of SunGard Stock into which the shares of BancWare Stock represented by such certificate have been converted in accordance with this Plan, subject to the escrow requirement described above; provided, however, that any such certificate that is not properly submitted for exchange to SunGard or the Exchange Agent within two years after the Effective Date shall no longer evidence ownership of shares of Closing Stock and all rights of the holder of such certificate, as a stockholder of SunGard with respect to the shares previously evidenced by such certificate, shall cease.

     14. Dissenter's Rights. Shareholders of BancWare shall be entitled to exercise the rights of dissenting shareholders with respect to the Merger and this Plan, as provided in the Corporation Laws. SunGard shall be responsible for paying all cash amounts due to dissenting shareholders of BancWare.

     15. Effective Date. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and properly completed and executed Articles of Merger and Certificate of Merger for the Merger have been duly filed with the proper officials of the Commonwealth of Massachusetts and the State of Delaware, respectively.

     16. Entire Understanding. This Plan, together with the Reorganization Agreement (and the Exhibits and Schedules thereto), states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. BancWare may agree to any amendment or supplement to this Plan, or a waiver of any provision of this Plan, either before or after the approval of BancWare's shareholders is obtained (as contemplated by the Reorganization Agreement) and without seeking further shareholder approval, so long as such amendment, supplement or waiver does not result in a decrease in the Merger Exchange Ratio or have a material adverse effect on BancWare's shareholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

     17. Parties in Interest. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective stockholders and directors.

     18. Severability. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     19. Counterparts. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

     20. Section Headings. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

     21. References. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.


    In testimony whereof, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by its duly authorized President or Vice President and Treasurer or Assistant Treasurer and its corporate seal affixed as of the date first stated above.

BancWare, Inc.

By: /s/  WILLIAM E. POPP
    ------------------------------------
Print Name:        WILLIAM E. POPP
Print Title:       PRESIDENT

By: /s/  JOHN N. REES
    ------------------------------------
Print Name:        JOHN N. REES
Print Title:       TREASURER


SunGard Data Systems Inc.


By: /s/  RICHARD C. TARBOX
   --------------------------------------
Print Name:        RICHARD C. TARBOX
Print Title:       Vice President
                   Corporate Development

By: /s/  MICHAEL J. RUANE
   ---------------------------------------
Print Name:        MICHAEL J. RUANE
Print Title:       Vice President,
                   Chief Financial Officer and
                   Treasurer


BWI Acquisition Inc.


By: /s/  RICHARD C. TARBOX
   --------------------------------------
Print Name:        RICHARD C. TARBOX
Print Title:       Vice President

By: /s/  MICHAEL J. RUANE
   ---------------------------------------
Print Name:        MICHAEL J. RUANE
Print Title:       Vice President,
                   Chief Financial Officer and
                   Treasurer

                                   APPENDIX C

                                ESCROW AGREEMENT


PARTIES:       BANCWARE, INC.
               a Massachusetts corporation ("BancWare")
               88 Broad Street
               Boston, Massachusetts 02110

               WILLIAM E. POPP ("Popp")
               28 Sunnyrock Drive
               Walpole, Massachusetts 02081

               DOUGLAS DRANE ("Drane")
               13 Robroy
               Austin, Texas 78746

               M.I. MANDALINCI ("Mandalinci")
               30 Hideaway Lane
               Methuen, Massachusetts 01844

               THE SHAREHOLDERS OF BANCWARE
               LISTED ON THE SIGNATURE PAGE HERETO

               SUNGARD DATA SYSTEMS INC.
               a Delaware corporation ("SunGard")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

               BWI ACQUISITION INC.
               a Delaware corporation ("Newco")
               1285 Drummers Lane, Wayne, Pennsylvania 19087

               NORWEST BANK, MINNESOTA, N.A. ("Escrow Agent")
               161 N. Concord Exchange
               South St. Paul, MN  55075-0738

DATE:                  , 1997

                                   BACKGROUND

     A. BancWare, SunGard, Newco and Popp, Mandalinci and Drane (the "Principal Selling Parties") are parties to an Agreement and Plan of Reorganization dated September 22, 1997 (the "Reorganization Agreement"), and BancWare, SunGard and Newco are parties to a related Agreement and Plan of Merger dated the same date (the "Plan of Merger") providing for the merger of Newco with and into BancWare (the "Merger") with, subject to the rights of dissenting shareholders, the conversion of each outstanding share of BancWare Stock (as defined in the Reorganization Agreement) into immediately deliverable shares of SunGard Stock (as defined in the Plan of Merger) and the right to receive additional shares of SunGard Stock held by the Escrow Agent under this Agreement. SunGard will deliver to the Escrow Agent such number of shares of SunGard Stock ("Escrowed Stock") as is equal to ten percent (10%) of the total SunGard Stock issued as the Merger Consideration (as defined in the Reorganization Agreement).

     B. BancWare and SunGard have delivered to the Escrow Agent a list of the names and addresses of BancWare's shareholders (hereinafter, "Shareholders") showing as to each the number of shares of SunGard Stock (including fractional shares) to be deposited in respect of the shares of BancWare Stock owned by such Shareholder.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Shareholders General Indemnification. From and after the Closing Date (as defined in the Reorganization Agreement), each of the Shareholders, jointly and severally, joins in and agrees to be bound by the obligations of the Principal Selling Parties to indemnify and hold harmless, and hereby agrees to indemnify and hold harmless, the members of the SunGard Group (as defined in the Reorganization Agreement) , and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the matters set forth in Section 5.3 or
Section 14.1 of the Reorganization Agreement, subject to the terms, conditions and limitations set forth in Section 14 of the Reorganization Agreement; provided, however, that the liability of any Shareholder hereunder (other than a Principal Selling Party) shall be limited to their shares of Escrowed Stock held
hereunder.   Nothing in this Agreement shall be deemed to modify, limit or affect the Obligations (as defined in the Reorganization Agreement) of any Principal Selling Party under the Reorganization Agreement.

     2.   Shareholder Accounts.   The Escrow Agent shall maintain records and an
account for each Shareholder showing the number of shares deposited hereunder in respect of the shares of BancWare Stock owned by each such Shareholder. As soon as practicable after the Effective Date (as defined in the Plan of Merger), the Escrow Agent shall mail to each Shareholder a statement showing the number of shares of Escrowed Stock held by the Escrow Agent for such Shareholder. Subsequent statements shall be distributed following any distributions pursuant to Section 3.b hereof.

     3. Distribution of Escrowed Stock. The Escrow Agent shall distribute the Escrowed Stock as follows:

          a. In accordance with the mutual written direction of SunGard and the Representative (as defined in Section 16) .

          b.   When payment of any claim for indemnification becomes due under
Section 14.2(c) of the Reorganization Agreement, SunGard shall forward to the Escrow Agent a notice ("Payment Notice") setting forth the amount to which SunGard is entitled ("Claim Amount") and provide evidence to the Escrow Agent that the Payment Notice was sent to the

Representative. The Claim Amount shall be applied against all Shareholders' accounts maintained by the Escrow Agent on a pro rata basis based upon the amounts of Escrowed Stock initially deposited therein. The Escrow Agent within 15 business days thereafter shall deliver to SunGard certificates representing such number of shares of SunGard Stock, rounded downward to the nearest whole share, valued at the Valuation Price (as defined below), equal to the amount specified in the Payment Notice allocated by the Escrow Agent to accounts containing Escrowed Stock. In the event that the value of the Escrowed Stock in an account is insufficient to pay the allocable portion of the Claim Amount, the Escrow Agent shall not be entitled to make up any deficiency from any other account.

          c. On ___________________, 1998 (the "Termination Date"), which date is the first anniversary of the Effective Date (as defined in the Reorganization Agreement) of the Merger, the Escrow Agent shall distribute to the Shareholders the remaining shares of Escrowed Stock held hereunder (less a number of shares equal to the aggregate of the fractional share interests to which SunGard is entitled by reason of the deposit by SunGard of an excess fractional share hereunder or by reason of distribution to SunGard of less than the Claim Amount specified in a Payment Notice, which shall be distributed to SunGard) less the shares having a total value, based upon the Valuation Price, equal to the aggregate amount set forth in any then outstanding claim notices ("Pending Claim Amount") delivered under Section 14 of the Reorganization Agreement ("Claim Notices"). For this purpose the amount set forth in any outstanding Claim Notices shall be allocated among accounts in the same manner as set forth in
Section 3.b hereof.

          d. After the Termination Date, upon resolution of any remaining outstanding Claim Notices in accordance with the procedure set forth in Section 3.b with respect to Payment Notices, the Escrow Agent shall distribute to the Shareholders the remaining shares of Escrowed Stock held hereunder (less a number of shares equal to the aggregate of the fractional share interests to which SunGard is entitled by reason of the deposit by SunGard of an excess fractional share hereunder or by reason of distribution to SunGard of less than the Claim Amount specified in a Payment Notice, which shall be distributed to SunGard) less the shares having a total value, based upon the Valuation Price, equal to the aggregate amount set forth in any then outstanding Claim Notices. For this purpose the amount set forth in any outstanding Claim Notices shall be allocated among accounts in the same manner as set forth in Section 3.b hereof.

          e. SunGard shall forward to the Escrow Agent a notice ("Dissenters Notice") setting forth the names of those BancWare Shareholders, if any, who have dissented to the Merger and provide evidence to the Escrow Agent that the Dissenters Notice was sent to the Representative and the dissenting Shareholders. The Escrow Agent, within 15 business days thereafter, shall deliver to SunGard certificates representing such number of shares of SunGard Stock held by the Escrow Agent in accounts for such dissenting Shareholders.

          f. No fractional shares of SunGard Stock shall be distributed by the Escrow Agent. In lieu of the distribution of fractional shares, the number of shares of SunGard Stock to be distributed to each Shareholder in accordance with this Agreement shall be rounded off to the nearest whole number of shares of SunGard Stock.

          g. In the event that any holder of certificates formerly representing shares of BancWare Stock has not surrendered them for exchange by the Termination Date or the date of any subsequent distribution, Escrowed Stock held by the Escrow Agent for such holder shall be held or disposed of in accordance with Section 13 of the Plan of Merger.


     4. Voting of Escrowed Shares. Shareholders shall have the right to vote their respective shares of Escrowed Stock held by the Escrow Agent.

     5. Valuation of Escrowed Stock. Except as otherwise expressly provided for, the value of each share of the Escrowed Stock for purposes of this Agreement shall be the last reported sale price of one share of SunGard Stock as reported on the New York Stock Exchange on the Closing Date (the "Valuation Price").

     6. Exchange of Collateral. A Shareholder may, at its or his option, deposit with the Escrow Agent an equivalent value, based upon the Valuation Price, of cash ("Escrowed Cash") in exchange for all of the Escrowed Stock in such Shareholder's account. In any such case, references to the Escrowed Stock and distributions thereof shall be deemed to refer instead to the Escrowed Cash and distributions thereof.

     7. Resignation and Removal of Escrow Agent. The Escrow Agent may resign at any time or be removed by the mutual consent of SunGard and the Representative upon notice given at least 30 days prior to the effective date of such resignation or removal; provided, however, that no resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent shall be effective until the acceptance of appointment by a successor Escrow Agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, and the failure of SunGard and the Representative to agree upon a successor Escrow Agent within 30 days after the receipt of notice of such resignation or removal, SunGard shall have the right to appoint a successor Escrow Agent which shall be a commercial bank or trust company having a combined capital and surplus of at least $100,000,000. Any successor Escrow Agent, whether appointed by the mutual agreement of SunGard and the Representative or otherwise, shall execute and deliver to the predecessor Escrow Agent an instrument accepting such appointment, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

     8. Liability of Escrow Agent; Expenses. The Escrow Agent shall have no liability or obligation hereunder except for its willful misconduct or gross negligence. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of any of the provisions hereof or of the Reorganization Agreement or of its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinion or instruction of such counsel. The fees and expenses of the Escrow Agent charged and incurred in performing its obligations hereunder shall be borne by SunGard. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which such compensation shall be paid by SunGard. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from SunGard.

     9. Indemnification of Escrow Agent. BancWare, SunGard and the Shareholders jointly and severally hereby indemnify and hold harmless Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of Escrow Agent; provided, however, that the liability of any Shareholder (other than a Principal Selling Party) under this Section 9 who is not a party to such action, suit or proceeding shall be limited to their shares of Escrowed Stock held hereunder.

     10. Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

     If to BancWare, SunGard or the Principal Selling Parties, as set forth in
Section 15.4 of the Reorganization Agreement.

     If to any Shareholder (other than the Principal Selling Parties), to the address set forth opposite their name on the signature page hereto with a copy to the Representative.

     If to the Escrow Agent (including any Payment Notice):

          Norwest Bank Minnesota, N.A.
          Norwest Center
          Attention:  Jane Schweiger
          Sixth Street and Marquette Avenue
          Minneapolis, MN  55479-0069
          Fax: (612) 667-9825

          with a copy to SunGard.

     11. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania except that the fiduciary duties and responsibilities of the Escrow Agent shall be governed by the laws of the State of Minnesota.

     12. Assignment; Binding Effect. The rights of the Shareholders hereunder are personal and may not be assigned or otherwise transferred except by operation of law. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     13. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

     14. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except by written amendment executed by the parties hereto.

     15.  Severability.    If any provision of this Agreement is construed to be
invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto. Each Shareholder agrees that the failure of any other Shareholder to execute and deliver this Agreement shall not affect in any way the validity or enforceability of this Agreement or the rights of SunGard or BancWare under this Agreement, the Plan of Merger or the Reorganization Agreement.

     16. Right of Representative to Act for Shareholders. Each of the Shareholders expressly grants to the Principal Selling Party designated pursuant to this Section (the "Representative") the full power and authority to represent such Shareholder and to take any and all actions with respect to this Agreement on behalf of suchShareholder including, but not limited to, (a) administering any Indemnification Matter (as defined in the Reorganization Agreement) on behalf of the Shareholders, agreeing to the settlement of any Indemnification Matter and otherwise handling and negotiating Indemnification Matters; (b) agreeing on behalf of the Shareholders; and (c) agreeing to any waiver, consent or amendment under or to this Agreement, provided that no such waiver, consent or amendment shall affect the method of allocation of payments from the Escrowed Stock as set forth in Section 3.b hereof with respect to any
Shareholder who does not expressly consent thereto.   Each of the Shareholders
acknowledges that this Section16 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. The Representative shall be William E. Popp, provided, however, that upon written notice to SunGard and the other Principal Selling Parties, Douglas Drane may designate himself as the Representative; provided, further, however, that any such notice from Douglas Drane shall not affect any actions taken by William E. Popp as Representative prior to the receipt of such notice by SunGard and the other Principal Selling Parties.

     17.  Limitation of Liability and Release.    Absent fraud or breach of
fiduciary duty, none of BancWare, the Representative or any Principal Selling Party shall incur any liability to any Shareholder as a result of any action taken, or omitted to be taken, in connection with the Reorganization Agreement, the Plan of Merger and/or the transactions contemplated thereby, including without limitation the making of any incorrect representation or warranty under the Reorganization Agreement, and, absent fraud or breach of fiduciary duty, each Shareholder hereby releases BancWare and each Principal Selling Party from any and all such liability;

provided, that this sentence shall not apply with respect to any liability of any Principal Selling Party to any other Principal Selling Party.

     In Witness Whereof, this Escrow Agreement has been executed as of the day and year first written above.

BANCWARE, INC.


By:
   ------------------------------
   Print Name:
   Print Title:


---------------------------------
WILLIAM E. POPP


---------------------------------
DOUGLAS DRANE


---------------------------------
M. I. MANDALINCI


SUNGARD DATA SYSTEMS INC.


By:
   ------------------------------
   Print Name:
   Print Title:


BWI ACQUISITION INC.


By:
   ------------------------------
   Print Name:
   Print Title:


NORWEST BANK, MINNESOTA, N.A.


By:
   ------------------------------
   Print Name:
   Print Title:

                             BANCWARE SHAREHOLDERS
     (Please sign and print your name exactly as it appears on your stock certificate)


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address


-----------------------             -------------------------------------------
Print Name:                         Address

    [signatures and addresses of Shareholders continued on following pages]

                                   APPENDIX D

       MASSACHUSETTS STATUTE CONCERNING RIGHTS OF DISSENTING STOCKHOLDERS
            (FROM CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS)

     (S)85.  PAYMENT FOR STOCK OF DISSENTING STOCKHOLDER.

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

     (S)86.  RIGHT OF APPRAISAL

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporation action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

     (S)87.  NOTICE OF STOCKHOLDERS MEETING TO CONTAIN
             STATEMENT AS TO APPRAISAL RIGHTS

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

               "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

     (S)88.    NOTICE TO OBJECTING STOCKHOLDER THAT CORPORATE
               ACTION HAS BECOME EFFECTIVE

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     (S)89.    DEMAND FOR PAYMENT BY OBJECTING STOCKHOLDER

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     (S)90.    DETERMINATION OF VALUE OF STOCK BY SUPERIOR COURT

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity field in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     (S)91. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF ETC; PARTIES TO BILL ETC; SERVICE OF BILL ON CORPORATION; NOTICE TO STOCKHOLDER PARTIES ETC.

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for this shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     (S)92. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC; ENTRY OF DECREE DETERMINING VALUE OF STOCK; DATE ON WHICH VALUE IS TO BE DETERMINED.

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares; and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificates or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceeding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

     (S)93. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; COURT MAY REFER BILL, ETC., TO SPECIAL MASTER TO HEAR PARTIES, ETC.

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     (S)94. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; STOCKHOLDER PARTIES MAY BE REQUIRED TO SUBMIT THEIR STOCK CERTIFICATES FOR NOTATION THEREON OF PENDENCY OF BILL, ETC.

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order, the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     (S)95. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; TAXATION OF COSTS, ETC.; INTEREST ON AWARD, ETC.

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts, retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders, as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     (S)96. STOCKHOLDER DEMANDING PAYMENT FOR STOCK NOT ENTITLED TO NOTICE OF STOCKHOLDERS' MEETINGS OR TO VOTE STOCK OR TO RECEIVE DIVIDENDS, ETC.; EXCEPTIONS .

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;
     (2) A bill, if filed, shall be dismissed as to such stockholder; or
     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     (S)97. CERTAIN SHARES PAID FOR BY CORPORATION TO HAVE STATUS OF TREASURY STOCK, ETC.

     The shares of the corporation paid for by the coproration pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     (S)98. ENFORCEMENT BY STOCKHOLDER OF RIGHT TO RECEIVE PAYMENT FOR HIS SHARES TO BE EXCLUSIVE REMEDY; EXCEPTION.

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

         SunGard's Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Bylaws of SunGard filed as Exhibit 3.2 hereto.

         As permitted by the Delaware General Corporation Law, SunGard has adopted an amendment to its Amended and Restated Certificate of Incorporation to eliminate the personal liability of its directors to SunGard and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, SunGard has entered into indemnification agreements (in the form approved by SunGard's stockholders at its 1987 Annual Meeting) with each of its directors and officers. These agreements provide indemnification to the fullest extent permitted by law and, in certain respects, provide greater protection than that specifically provided by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct that is adjudged to be fraud, deliberate dishonesty or willful misconduct.

         SunGard has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to SunGard and its stockholders, in the amount of $20 million.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

ITEM 21(a).  EXHIBITS

NUMBER                             DOCUMENT
------   -----------------------------------------------------------------------
 2.1     Agreement and Plan of Reorganization dated September 22, 1997 among
         SunGard, Newco, BancWare and the Principal Selling Parties and
         Amendment No.1 thereto (included in the Proxy Statement-Prospectus as
         Appendix A).
 2.2     Agreement and Plan of Merger dated September 22, 1997 among SunGard,
         Newco and BancWare (included in the Proxy Statement-Prospectus as
         Appendix B).
 2.3     Form of Escrow Agreement among BancWare, SunGard, Newco, and the Escrow
         Agent, (included in the Proxy Statement-Prospectus as Appendix C).

NUMBER                             DOCUMENT
------     ---------------------------------------------------------------------
2.4/(14)/  Agreement and Plan of Merger and Reorganization dated as of October
           17, 1997 among SunGard, Infinity and Information Data Inc.
3.1/(1)/   Amended and Restated Certificate of Incorporation of SunGard.
3.2/(2)/   Amended and Restated Bylaws of SunGard.
4.1/(2)/   Specimen Common Stock Certificate of SunGard.
*5.1       Opinion of Blank Rome Comisky & McCauley as to the validity of the issuance of the shares of SunGard Common Stock to be issued in the
           Merger.
8.1        Opinion of Blank Rome Comisky & McCauley as to the tax consequences described in the Proxy Statement-Prospectus.
10.1/(2)/  Lease, dated June 18, 1981, between SunGard and American National
           Bank and Trust Company of Chicago, relating to SunGard's facility in
           Northbrook, Illinois ("First Northbrook Lease").
10.2/(3)/  Amendment to the First Northbrook Lease, dated September 16, 1986.
10.3/(4)/  Amendment to the First Northbrook Lease, dated October 14, 1987.
10.4/(5)/  Amendment to the First Northbrook Lease, dated October 1, 1988.
10.5/(5)/  Lease, dated October 1, 1988, between SunGard and American National
           Bank and Trust Company of Chicago, relating to SunGard's facility in
           Northbrook, Illinois ("Second Northbrook Lease").
10.6/(6)/  Amendment to the Second Northbrook Lease, dated September 15, 1989.
10.7/(7)/  Lease, dated April 12, 1984, between SunGard and Broad and Noble
           Associates, Inc., relating to SunGard's facility at 401 North Broad
           Street, Philadelphia, Pennsylvania, and Amendments thereto, dated
           October 18, 1989, September 30, 1991 and November 19, 1992 ("401
           Lease").
10.8/(8)/  Amendment to 401 Lease, dated October 9, 1995.
10.9/(13)/ Amendment to 401 Lease, dated December 23, 1996.
10.10/(1)/ Lease, dated May 19, 1989, between SunGard and Northmeadow
           Associates, relating to SunGard's facility in Roswell, Georgia,
           Amendment thereto, dated June 1989, and Assignment and Assumption thereof, dated December 31, 1990.
10.11/(9)/ Credit Agreement, dated August 29, 1996, among SunGard, certain banks and other financial institutions and PNC Bank, National Association, as Agent.
10.12/(1)/ SunGard's 1982 Incentive Stock Option Plan and Amendments thereto, dated January 1, 1987 and November 8, 1991./(14)/
10.13/(10)/SunGard's 1986 Stock Option Plan, Amendments thereto, dated January
           1, 1987, November 1, 1988, February 6, 1990, November 8, 1991,
           February 16, 1993 and February 13, 1995, and United Kingdom Addendum
           thereto, dated February 12, 1991./(14)/
10.14/(1)/ SunGard's 1988 Nonqualified Stock Option Plan and Amendment thereto, dated October 30, 1990./(14)/
10.15/(6)/ SunGard's 1990 Amended and Restated Restricted Stock Incentive
           Plan./(14)/
10.16/(11)/SunGard's Restricted Stock Award Plan for Outside Directors./(14)/
10.17/(12)/SunGard's 1994 Equity Incentive Plan./(14)/
10.18/(8)/ SunGard's 1996 Equity Incentive Plan./(14)/
10.19/(13)/The United Kingdom Addendum to the Company's 1996 Equity Incentive
           Plan./(14)/
10.20/(13)/Summary Description of SunGard's Annual Executive Incentive
           Compensation Program./(14)/

NUMBER                             DOCUMENT
------     ---------------------------------------------------------------------
10.21/(8)/ Summary Description of SunGard's Long-Term Executive Incentive
           Compensation Plan./(14)/
10.22/(1)/ Form of Indemnification Agreement entered into by SunGard with its directors and officers./(14)/
11.1/(13)/ Statement Re Computation of Per Share Earnings.
21.1/(13)/ Subsidiaries of SunGard.
*23.1      Consent of Coopers & Lybrand L.L.P. with respect to SunGard.
*23.2      Consent of Carlin, Charron & Rosen LLP with respect to BancWare
*23.3      Consent of Ernst & Young LLP, independent auditors.
*23.4      Consent of Blank Rome Comisky & McCauley (included in Exhibit 5.1).
*24.1      Power of attorney of certain signatories (included on the Signature
           Page).
99.1/(14)/ Form of Voting Agreement related to the Infinity Merger dated as of
           October 17, 1997, a substantially similiar version of which has been executed by SunGard and each of Terry H. Carlitz, James Dorrian, Till
           M. Guldimann, Roger A, Lang, Jr., Michael A. Laven, Douglas M. Leone,
           John C. Lewis, Sequoia Capital Growth Fund and Sequoia Technology
           Partners III.

99.2       Form of Proxy sent to BancWare Stockholders.
99.3       Form of Memorandum sent by BancWare to BancWare Stockholders.
-----------------
*          Previously filed.

Notes Regarding Exhibits Incorporated by Reference:

(1) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (Commission File No. 0-14232).

(2) Incorporated by reference to the Exhibits filed with SunGard's Registration Statement on Form S-1 and Amendments No. 1, No. 2, and No. 3 thereto (Registration No. 33-3181).

(3) Incorporated by reference to the Exhibits filed with SunGard's Registration Statement on Form S-1 and Amendment No. 1 thereto (Registration No. 33-12536).

(4) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1987 (Commission File No. 0-14232).

(5) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (Commission File No. 0-14232).

(6) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (Commission File No. 0-14232).

(7) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (Commission File No. 0-14232).

(8) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No. 0-14232).

(9) Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (Commission Filed No. 0-14232).

(10) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (Commission File No. 0-14232).

(11) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 (Commission File No. 0-14232).

(12) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (Commission File No. 0-14232).

(13) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (Commission File No. 0-14232).

(14) Incorporated by reference to the Exhibits filed with SunGard's Current Report on Form 8-K dated October 27, 1997 (Commission File No. 1-12989).

(15) Management contract or compensatory plan or arrangement.


ITEM 21(b).  FINANCIAL STATEMENT SCHEDULES.

       None.


ITEM 22.  UNDERTAKINGS.

     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (a)(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (a)(3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S)230.415 of this chapter), will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (a)(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SunGard pursuant to the foregoing provisions, or otherwise, SunGard has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SunGard of expenses incurred or paid by a director, officer or controlling person of SunGard in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SunGard will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the date indicated.

                                            SUNGARD DATA SYSTEMS INC.

Date:  November 11, 1997                     By: /s/ Michael J. Ruane
                                               ----------------------------
                                                     Michael J. Ruane
                                                     Chief Financial Officer
                                                     and Vice-President-Finance

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                     CAPACITY                          DATE
---------                     --------                          ----
             *                Chief Executive Officer,          November 11, 1997
----------------------------  President, and Chairman
     JAMES L. MANN            of the Board of Directors
                              (principal executive officer)


/s/ Michael J. Ruane          Chief Financial Officer and       November 11, 1997
----------------------------  Vice President-Finance
     MICHAEL J. RUANE         (principal financial officer)


/s/ Andrew P. Bronstein       Vice President and Controller     November 11, 1997
----------------------------  (principal accounting officer)
     ANDREW P. BRONSTEIN

             *                Director                          November 11, 1997
----------------------------
     GREGORY S. BENTLEY

             *                Director                          November 11, 1997
----------------------------
     MICHAEL C. BROOKS

             *                Director                          November 11, 1997
----------------------------
     ALBERT A. EISENSTAT

             *                Director                          November 11, 1997
----------------------------
     BERNARD GOLDSTEIN

             *                Director                          November 11, 1997
----------------------------
     MICHAEL ROTH

             *                Director                          November 11, 1997
----------------------------
     MALCOLM I. RUDDOCK

             *                Director                          November 11, 1997
----------------------------
     LAWRENCE J. SCHOENBERG


*By: /s/ Michael J. Ruane                                       November 11, 1997
    ------------------------
        MICHAEL J. RUANE
       (Power of Attorney)

                                  EXHIBIT INDEX

NUMBER                           DOCUMENT
------                           --------
 2.1     Agreement and Plan of Reorganization dated September 22, 1997 among
         SunGard, Newco, BancWare and the Principal Selling Parties and
         Amendment No. 1 thereto (included in the Proxy Statement-Prospectus as
         Appendix A).

 2.2     Agreement and Plan of Merger dated September 22, 1997 among SunGard,
         Newco and BancWare (included in the Proxy Statement-Prospectus as
         Appendix B).

 2.3     Form of Escrow Agreement among BancWare, SunGard, Newco, the Principal
         Selling Parties, the shareholders of BancWare and the Escrow Agent
         (included in the Proxy Statement-Prospectus as Appendix C).

 8.1 Opinion of Blank Rome Comisky & McCauley as to the Tax consequences described in the Proxy-Statement Prospectus.

99.2     Form of Proxy sent to BancWare Stockholders.

99.3     Form of Memorandum sent by BancWare to BancWare Stockholders.